OFFER TO PURCHASE

                           WESTMORELAND COAL COMPANY

                          OFFER TO PURCHASE FOR CASH
            UP TO 1,052,631 DEPOSITARY SHARES (CUSIP 960878 30 4),
           EACH REPRESENTING ONE QUARTER OF A SHARE OF ITS SERIES A
                 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, AT
                          $19.00 PER DEPOSITARY SHARE

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 6, 1999,
                         UNLESS THE OFFER IS EXTENDED.

   Westmoreland Coal Company, a Delaware corporation (the "Company"), is offering to purchase up to 1,052,631 Depositary Shares ("Depositary Shares"), each representing one quarter of a share of its Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"), liquidation preference equal to $25 per Depositary Share, at $19.00 per Depositary Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer").

   The offer is not conditioned upon any minimum number of Depositary Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 8. "Certain Conditions of the Offer."

   The Depositary Shares are currently traded on the over-the-counter market. Bid and ask prices for the Depositary Shares in such market are reported on the OTC Bulletin Board under the symbol "WMCLP". On March 9, 1999, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the OTC Bulletin Board was $16 7/8 per Depositary Share. The Company intends to apply to have its common stock, par value $2.50 per share ("Common Stock") (including the associated preferred stock purchase rights), and Depositary Shares listed for trading on the American Stock Exchange or the NASDAQ national market. Shareholders are urged to obtain a current market quotation for the Depositary Shares.

                                                       (Continued on next page)

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

   THE COMPANY, ITS BOARD OF DIRECTORS, AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

             The date of this Offer to Purchase is March 10, 1999.

   The payment of $19.00 per Depositary Share shall be in full satisfaction of claims to cumulative dividends on the Depositary Shares that have not previously been paid. The Company is presently prohibited from paying dividends on the Series A Preferred Stock by the Master Agreement dated as of January 4, 1999 (the "Master Agreement") among the Company, Westmoreland Energy, Inc., Westmoreland Resources, Inc., Westmoreland Terminal Company, Westmoreland Coal Sales Company, the United Mine Workers of America, the UMWA 1992 Benefit Plan, the UMWA Combined Benefit Fund, the UMWA 1974 Pension Trust, and the Official Committee of Equity Security Holders. As of March 9, 1999, the amount of dividends in arrears on the Depositary Shares aggregated $20,771,875 ($9.03 per Depositary Share). See Section 9. "Price Range of the Depositary Shares; Dividends." Unless the context requires otherwise, all references to the Depositary Shares shall include any claims to cumulative dividends on such shares that have not previously been paid.

                                   IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Depositary Shares should either (1) complete the Letter of Transmittal or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to First Chicago Trust Company of New York (the "Depositary"), and either mail or deliver the depositary receipts for such Depositary Shares to the Depositary along with the Letter of Transmittal or follow the procedure for book-entry transfer set forth in Section 5, or (2) request such shareholder's broker, dealer, commercial bank, trust company, or nominee to effect the transaction for such shareholder. Shareholders having Depositary Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if they desire to tender their Depositary Shares.

   Questions and requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to Morrow & Co., Inc. (the "Information Agent") at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING DEPOSITARY SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

              CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

   Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this document, and sometimes are preceded by, followed by or include the words "intends," "believes," "expects," "anticipates," "should," or similar expressions. Such forward-looking statements are based on management's current views and assumptions and involve known and unknown risks, uncertainties, and other factors which may cause the Company's actual results of operations, liquidity status, levels of activity, performance, or achievements, or industry results, to be materially different from any future results of operations, liquidity status, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating loss carryforwards; the completion of the sale of the Rensselaer independent power project; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the effect of regulatory and legal proceedings; and other factors discussed in Item 1 of the Company's Form 10-K/A for the fiscal year ended December 31, 1998. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievements of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                               TABLE OF CONTENTS

                                       Page
                                       ----
Summary.....................             1
Introduction................             3
Special Factors.............             4
Section 1.Background to the
          Offer; Purpose of
          the Offer; Certain
          Effects of the
          Offer; Plans of
          the Company after
          the Offer.........             4
          Background to the
          Offer.............             4
          Purpose of the
          Offer.............             9
          Certain Effects of
          the Offer; Plans
          of the Company
          after the Offer...             9
Section 2.Certain U.S.
          Federal Income Tax
          Consequences......            11
          Tax Consequences
          to the Company....            11
          Tax Consequences
          to Holders of
          Depositary
          Shares............            15
Section 3.Certain Legal
          Matters;
          Regulatory and
          Foreign Approvals;
          No Appraisal
          Rights............            18
The Offer...................            19
Section 4.Number of Shares;
          Proration;
          Expiration Date;
          Extension of the
          Offer.............            19
Section 5.Procedure for
          Tendering
          Depositary
          Shares............            20
          Proper Tender of
          Depositary
          Shares............            20
          Signature
          Guarantees and
          Method of
          Delivery..........            20
          U.S. Federal
          Backup
          Withholding.......            21
          Book-Entry
          Delivery..........            21
          Determinations of
          Validity;
          Rejection of
          Depositary Shares;
          Waiver of Defects;
          No Obligation to
          Give Notice of
          Defects...........            21
Section 6.Withdrawal
          Rights............            22
Section 7.Acceptance for
          Payment of
          Depositary Shares
          and Payment of
          Purchase Price....            22
Section 8.Certain Conditions
          of the Offer......            23
Section 9.Price Range of the
          Depositary Shares;
          Dividends.........            25
          Price Range of
          Depositary
          Shares............            25
          Dividends.........            26
Section 10.Certain
          Information
          Concerning the
          Company...........            27
          General...........            27
          Selected Financial
          Data and Other
          Data of the
          Company...........            27
          Additional
          Information.......            31
Section 11.Source and Amount
          of Funds..........            31
Section 12.Transactions and
          Arrangements
          Concerning the
          Depositary
          Shares............            31
Section 13.Extension of the
          Tender Period;
          Termination;
          Amendments........            32
Section 14.Fees and
          Expenses..........            33
Section 15.Miscellaneous....            33
Annex: Management's
Discussion and Analysis of
Financial Condition and
Results of Operations;
Financial Statements and
Supplementary Data..........           F-1

                                    SUMMARY

   This general summary is provided solely for the convenience of holders of Depositary Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto.

The Company..................  Westmoreland Coal Company.

The Depositary Shares........  Depositary Shares, each representing one quarter of a share of Series A Convertible
                               Exchangeable Stock, par value $1.00 per share, liquidation preference equal to $25 per Depositary Share, of the Company.

Number of Depositary Shares
Sought.......................
                               1,052,631.

Purchase Price...............  $19.00 per Depositary Share, net to the seller in cash. See Section 9. "Price Range of the
                               Depositary Shares; Dividends."

Expiration Date of Offer.....  April 6, 1999, at 12:00 midnight, New York City time, unless extended.

How to Tender Depositary       See Section 5. "Procedure for Tendering
Shares.......................  Depositary Shares." For further information, call the Information Agent or consult your broker for assistance.

Purpose of the Offer.........  The Company is making the Offer pursuant to the
                               Master Agreement. See Section 1. "Background to the Offer; Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

Market Price of Depositary     On March 9, 1999, the closing sales price per
Shares.......................  Depositary Share as reported on the OTC
                               Bulletin Board was $16 7/8. Shareholders are urged to obtain a current market quotation for the Depositary Shares. See Section 9. "Price
                               Range of the Depositary Shares; Dividends."

Dividends....................  The Company suspended the payment of dividends on the Series A Preferred Stock in the second quarter of 1994 pursuant to agreements with its lenders. Upon the expiration of these agreements, the Company paid two quarterly dividends. The Company again suspended payment of dividends on the Series A Preferred Stock in the third quarter of 1995 and has not declared a dividend on the Series A Preferred Stock since such suspension commenced. At March 9, 1999, accrued but unpaid dividends on the Series A Preferred Stock aggregated $20,771,875, or $9.03 per Depositary Share. By tendering Depositary Shares, shareholders agree to forego any claim for accrued but unpaid dividends. See Section 9. "Price Range of the Depositary Shares; Dividends."

Brokerage Commissions........  Not payable by shareholders.

Stock Transfer Tax...........  The Company will pay any applicable stock transfer taxes, except as provided in
                               Instruction 6 of the Letter of Transmittal.

Date of Payment to             As soon as practicable after the Expiration
Shareholders.................  Date of the Offer.

Further Information..........  Additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained by contacting Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, telephone:
                               (800) 566-9061 (toll free), (212) 754-8000
                               (collect), (800) 662-5200 (banks and brokerage firms).

To the Holders of Depositary Shares of Westmoreland Coal Company:

                                 INTRODUCTION

   Westmoreland Coal Company, a Delaware corporation ("Westmoreland" or the "Company"), is offering to purchase up to 1,052,631 outstanding Depositary Shares (the "Depositary Shares") (including the associated dividend arrearages), each representing one quarter of a share of Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), liquidation preference equal to $25 per Depositary Share, of the Company, at $19.00 per Depositary Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references to the Depositary Shares shall include any claims to cumulative dividends on such shares that have not previously been paid.

   THE COMPANY, ITS BOARD OF DIRECTORS, AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.

   The Offer is not conditioned upon any minimum number of Depositary Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 8. "Certain Conditions of the Offer."

   The Depositary Shares are currently traded on the over-the-counter market. Bid and ask prices for the Depositary Shares in such market are reported on the OTC Bulletin Board under the symbol "WMCLP". On March 9, 1999, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the OTC Bulletin Board was $16 7/8 per Depositary Share. See Section 9. "Price Range of the Depositary Shares; Dividends." The Company intends to apply to have its common stock, par value $2.50 per share ("Common Stock") (including the associated preferred stock purchase rights), and Depositary Shares listed for trading on the American Stock Exchange or the NASDAQ national market. Shareholders are urged to obtain a current market quotation for the Depositary Shares.

   The Offer does not constitute a notice of redemption of the Series A Preferred Stock representing the Depositary Shares pursuant to the Company's Restated Certificate of Incorporation, nor is the Offer intended to affect a redemption of the Depositary Shares or the Series A Preferred Stock. Shareholders are not under any obligation to accept the Offer or to remit the Depositary Shares to the Company pursuant to the Offer.

   Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Depositary Shares by the Company. The Company will pay all charges and expenses of the Depositary and Information Agent incurred in connection with the Offer.

                                SPECIAL FACTORS

   SECTION 1. BACKGROUND TO THE OFFER; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

Background to the Offer

   On December 23, 1996, the Company and four of its subsidiaries filed petitions under Chapter 11 of the Federal bankruptcy code with the U.S. Bankruptcy Court for the District of Colorado ("Bankruptcy Court"). Two years later, on December 23, 1998, the Bankruptcy Court granted Westmoreland's motion to dismiss its case and the related cases involving the Company's subsidiaries. This Offer results from an agreement among the Company, its principal creditors, and the Official Committee of Equity Security Holders ("Equity Committee") that facilitated the dismissal of the bankruptcy proceedings.

 Events leading to the filing of the bankruptcy petitions

   Beginning in the second half of 1993, Westmoreland initiated a major effort to improve results and address growing liquidity issues. Management's restructuring plan focused on eliminating losses from Westmoreland's eastern coal operations, investing in more profitable opportunities, and generating needed cash by reducing costs, terminating or selling under-performing business lines, and selling non-strategic assets. By the end of 1995, a large part of this job had been completed. The eastern coal operations had been shut down; the Company had withdrawn from the coal-brokering and international coal-sales businesses; and selling, general and administrative costs ("SG&A") had been significantly reduced through, among other things, personnel reductions, job consolidations, and the closure, consolidation, and relocation of offices, including the former corporate headquarters in Philadelphia. Westmoreland had also sold numerous non-strategic assets, including eastern coal sales contracts, reserves, and its Kentucky and West Virginia coal operations. Negotiations to sell virtually all of its idled Virginia operations were nearing completion. As a result of these efforts, Westmoreland had generated sufficient cash to pay off its commercial debt, to provide working capital, and to fund profitable, cash-producing investments (such as its independent power projects and an increased position in the western coal operations located in the state of Montana). The Company also had substantial tax assets in the form of net operating loss carryforwards ("NOLs"), which may be used to reduce a corporation's taxable income for U.S. federal income tax purposes.

   However, Westmoreland's balance sheet and cash flow remained heavily burdened by the costs of providing retiree and workers' compensation benefits to former employees and their dependents. These benefits were required by the 1988 National Bituminous Coal Wage Agreement ("1988 NBCWA"), by the Coal Industry Retirement Health Benefit Act of 1992 ("Coal Act"), 26 U.S.C.
(S) 9701 et seq., and by state workers' compensation laws. The 1988 NBCWA required Westmoreland to maintain an Individual Employer Plan ("IEP") for the purpose of providing health care coverage benefits to specified employees, former employees and retirees, and their respective dependents. These contractual obligations were carried forward in all material respects in the 1993 Wage Agreement ("1993 Agreement") between Westmoreland and the United Mine Workers of America ("UMWA"). The Coal Act created a privately funded and administered mechanism to provide health care benefits to certain coal industry retirees and related beneficiaries. The Coal Act imposed upon certain coal companies that had been signatory to collective bargaining agreements with the UMWA (including Westmoreland) liability for the health care costs of a specific universe of beneficiaries receiving benefits under previous collective bargaining agreements and established mechanisms by which that liability would be satisfied over time through the payment of premiums to the multiemployer fund that provides coverage to these individuals. The Coal Act requires a coal company like Westmoreland to continue to maintain an IEP or provide benefit funding for a specified population of retirees and dependents who formerly worked for it. The Coal Act also assigned to coal companies that remained in business (including Westmoreland) the obligation to provide health benefits to certain retirees (and their dependents) of coal companies that had ceased doing business through the payment of premiums to the multiemployer fund that provides coverage to these individuals. Under the Coal Act, Westmoreland was liable both to the UMWA 1992 Benefit Plan ("1992 Plan") and UMWA Combined Benefit Fund ("Combined Fund" and together with the 1992 Plan, the "Funds") with respect to the obligations described herein. The Coal Act's obligations extend to businesses that are affiliated with the signatory coal operator (so-called "related parties") as a matter of joint and several liability. In many situations, Coal Act obligations also apply to successors of signatory coal operators and/or their related parties. The Coal Act also required the Company to secure a portion of its projected future obligations to the 1992 Plan by posting a bond or letter of credit or establishing a cash escrow in favor of the 1992 Plan. Benefit coverage under both the IEP required by the 1993 Agreement and the Coal Act is extraordinarily generous, providing virtually free health care to covered beneficiaries through what is, in effect, a traditional fee-for-service medical plan.

   Faced with the cost of maintaining its IEP and paying premiums to the Combined Fund and the 1992 Plan, the related requirement to provide security to the 1992 Plan, and other liabilities, including significant obligations under state workers' compensation laws, Westmoreland recognized that it could not indefinitely satisfy these cash obligations, which exceeded $20 million per year, on the terms or in the amounts demanded without additional reinvestment and sources of cash flow. In the fall of 1995, Westmoreland initiated discussions with the Funds with a view toward promptly achieving alternative arrangements for the satisfaction of its obligations to the Funds so that its restructuring could be completed.

   By October of 1996, with cash resources depleting due to continued full funding of benefits, amounts escrowed with the Funds during negotiations unavailable to it, limited remaining assets to sell in the near term, and no progress in the negotiations with the Funds, Westmoreland began to fall behind in its payments to Healthsource Provident ("Provident"), the third-party administrator responsible for medical claims under the IEP. The Combined Fund then advised Westmoreland that the Company would be required to pay the Combined Fund $7.9 million in 1997, which included a one-time supplemental charge. The Combined Fund's $7.9 million assessment was in addition to $8 million that the Company projected it would pay to maintain the IEP in 1997. Westmoreland unsuccessfully sought an accelerated consummation of negotiations with the Funds and release of escrowed funds. Westmoreland made a last payment to Provident on October 28, 1996. Shortly thereafter, with unreimbursed expenses of about $1.8 million, Provident stopped paying claims under the IEP.

   On November 27, 1996, the 1992 Plan commenced litigation against Westmoreland and four of its subsidiaries in the U.S. District Court for the Western District of Virginia, requesting, among other things, a preliminary injunction requiring Westmoreland to "reinstate" the IEP. On December 4, 1996, the district court denied the requested relief. The district court noted Westmoreland's serious financial difficulties and, in an effort to protect the ability of the 1992 Plan to collect an ultimate judgment, required Westmoreland to pay the 1992 Plan security in the amount of $200,000 per week. Several weeks later, the Company and its four principal subsidiaries filed their Chapter 11 petitions. The Company filed these cases in order to prevent liquidation of its businesses at distress values and to give it an opportunity to complete implementation of its restructuring plan.

 Developments during the bankruptcy cases

   The Company's financial position improved significantly during the course of the bankruptcy proceedings as its business plan further took hold. Developments at Westmoreland Energy, Inc. ("WEI"), the Company's independent power subsidiary, and Westmoreland Resources, Inc. ("WRI"), the Company's Montana-based mining subsidiary, along with certain corporate initiatives, resulted in the accumulation of significant amounts of new cash and improved cash flows.

   In the summer of 1998, two independent power projects in which WEI owned an interest--the Rensselaer project and the Fort Drum project--successfully restructured their contractual relationships with Niagara Mohawk Power Corporation, a New York utility ("NiMo"). As a result of these restructurings, WEI received approximately $31 million in cash and an interest in an "Index Swap Contract" between the Rensselaer project and NiMo. In addition, continued improvement in the performance of WEI's other projects produced $12.2 million in cash during 1997, an increase of $2.4 million over the preceding year. This increase was due to reduced forced outage days and lower operating and maintenance costs.

   The Company also benefitted from substantial growth in sales and production at its western coal subsidiary, WRI. The Company enhanced these benefits by increasing its ownership interest in WRI to 80% in October of 1996. This allowed the Company to consolidate WRI's financial results with those of the Company and its other consolidating subsidiaries for tax purposes. Its increased ownership, improved performance at WRI, and the ability to consolidate, and thereby apply the Company's NOLs to WRI's taxable income, increased the Company's cash flow from WRI by over 50%. WRI produced and shipped a record 7.1 million tons of coal in 1997, resulting in cash available to shareholders of $6.8 million.

   At the corporate level, management continued to reduce costs and developed strategies to tap new sources of cash. The Company liquidated additional assets, recovered sums owed to Westmoreland by third parties, and reduced ongoing operating and reclamation expenses, as well as SG&A. In early 1998, the Company successfully terminated its overfunded Salaried Retiree Pension Plan, thereby accessing $12.5 million in cash, net of lump sum payments, purchase of annuities, establishment of a replacement plan, and payment of excise taxes. The Company also developed a plan to access $10 million of surplus cash in its Black Lung Trust and apply that amount to other retiree health costs. This redeployment of the surplus from the Black Lung Trust is expected to occur in two installments; the first installment occurred in 1998, and the second is expected to occur by 2001.

 Filing of the Motions to Dismiss and Convert

   Based on these developments, on July 28, 1998, the Company filed a motion to dismiss its bankruptcy case. In its motion, the Company asserted that it was able to pay all claims allowable under the bankruptcy code in full, in cash, with interest at the rate applicable under the bankruptcy code, and that it would be able to meet its obligations on an ongoing basis for the foreseeable future. The Funds and the Equity Committee opposed the Company's motion.

   On August 19, 1998, the Equity Committee filed a motion to convert the Company's case to a case under Chapter 7. In Chapter 7, the Company would have been liquidated. The proceeds of the liquidation would have been paid first to persons holding administrative claims (including Coal Act beneficiaries), then to general creditors, and then to holders of the Depositary Shares. Funds remaining, if any, would have been distributed to holders of the Company's common stock. The Company and the Funds opposed the Equity Committee's motion. (In the course of the bankruptcy proceedings, the Funds had proposed a plan of reorganization, which contemplated that ownership of all of the stock of the Company would be transferred to a trust for the benefit of the Funds. The Company also vigorously opposed that plan. The Funds withdrew their plan prior to hearings scheduled on the Motions to Dismiss and Convert.)

 The Settlement Term Sheet; dismissal of the bankruptcy cases

   Arguments on the Company's motion to dismiss and the Equity Committee's motion to convert were scheduled for October 14, 1998. On that date, and after extensive negotiations, the Company, its four principal subsidiaries, the Equity Committee, the Funds, the UMWA, and a third employee benefit plan, the UMWA 1974 Pension Trust ("1974 Plan") executed a settlement term sheet ("Settlement Term Sheet"). The Settlement Term Sheet was the basis for the Master Agreement.

   Prior to the negotiation of the Settlement Term Sheet, the Company proposed making an offer for all of the Depositary Shares for consideration that included cash, Common Stock and debt securities issued by the Company. The Equity Committee proposed that the Company conduct a partial tender offer for Depositary Shares for consideration consisting entirely of cash. The Equity Committee conditioned its support of the Settlement Term Sheet on the Company's agreement to conduct such a partial tender offer. The Funds negotiated to minimize the amount of cash to be paid by the Company in the tender. The Settlement Term Sheet provided that, contingent on the sale of the Company's remaining interest in the Rensselaer project, the Company would conduct a tender offer for the number of Depositary Shares that could be purchased for $20 million, at a price per Depositary Share designated by the Equity Committee. The Settlement Term Sheet also provided that the price per Depositary Share could not exceed $20. The Equity Committee subsequently designated an offer price of $19 per Depositary Share.

   As part of the process of implementing the Settlement Term Sheet, on December 23, 1998, the Company and the Funds stipulated, and the Equity Committee consented, to the entry of judgments in two contested matters pending before the Bankruptcy Court, and the Bankruptcy Court dismissed the bankruptcy cases involving the Company and its subsidiaries. Pursuant to the Federal bankruptcy rules, the dismissal was stayed for 10 days.

 Effectiveness of the dismissal; the Master Agreement and payments pursuant thereto

   The stay expired, and the dismissal of the bankruptcy cases became effective, on January 4, 1999. Through January, the parties continued to negotiate the terms of an overall settlement, and on January 29, they executed the Master Agreement, which is effective as of January 4, 1999. The principal terms of the Master Agreement are as follows:

  . The Funds, the UMWA, and the Equity Committee withdrew their objections to the Company's Motion to Dismiss the Chapter 11 case and joined in the entry of stipulated judgments and the execution of the Master Agreement, which preserves the Company as an ongoing enterprise with undiluted ownership vested in its existing shareholders.

  . The Company agreed that it would not file, institute nor support any action under state or federal liquidation, insolvency, or reorganization statutes for a period of five years.

  . The Company agreed to pay in full, with interest, all undisputed creditor claims and satisfy all other ongoing obligations. Pursuant to this commitment, the Company paid approximately $5.7 million to holders of undisputed claims in early January, 1999.

  . The Company agreed to pay in full all arrearages, with interest, under the Coal Act. Pursuant to this commitment, the Company paid approximately $18.1 million to the 1992 Plan and approximately $19.4 million to the Combined Fund in early January, 1999.

  . The Company agreed to pay $4 million to the Funds in full satisfaction of all other asserted claims for damages, liquidated damages, penalties, charges, fees, and costs. The Company made this payment on February 1, 1999.

  . The Company agreed to reinstate its Individual Employer Plan for 1992 Plan retirees.

  . The Company agreed to pay its future obligations to the Funds as and when due.

  . The 1974 Plan had asserted a claim for withdrawal liability in the amount of approximately $13.8 million against the Company to which the Company objects. The Company and the 1974 Plan agreed to resolve this dispute through arbitration, as provided by law.

  . As required under the Coal Act, the Company agreed to secure its obligation to provide retiree health benefits under the 1992 Plan by posting a bond, letter of credit, or cash collateral in the amount of three years benefits (or $20.8 million). The Company provided this security on March 2, 1999.

  . In addition, the Company agreed to secure its obligations to the Funds by providing the Funds with a Contingent Promissory Note ("Note"). The original principal amount of the Note is $12 million; the principal amount of the Note decreases to $6 million in 2002. The Note is payable only in the event the Company does not meet its Coal Act obligations, fails to meet certain ongoing financial tests specified in the Note, fails to maintain the required balance in the escrow account established under the Escrow Agreement, or fails to comply with certain covenants set forth in the Security Agreement. (These covenants require the Company to give the Funds access to the books and records of WEI and certain of its subsidiaries, to execute and deliver a financing statement noting the security interest created by the Security Agreement, and to deliver to the Funds financial reports concerning WEI and certain of its subsidiaries.) The Note includes certain notice and cure provisions. If no default occurs, the Note terminates on January 1, 2005. To secure its obligations to the Funds under the Note, the Company entered into a Security Agreement and an Escrow Agreement. In the Security Agreement, the Company pledged the annual cash flow to which it is entitled from the Roanoke Valley I project. Pursuant to the Escrow Agreement, the Company placed $6 million into an escrow account. In 2002, when the amount of the Note is reduced to $6 million, the amount in the escrow account may be adjusted so that the amount in escrow will be $8 million minus the amount of Westmoreland's cash flow from the Roanoke Valley I project in the preceding year. In no event will the amount of the required balance in the escrow account be more than $6 million or less than zero. If the Company is not required to make payment under the Note, the Security Agreement and the Escrow Agreement terminate upon the termination of the Note. The Company executed and delivered the Note, the Security Agreement, and the Escrow Agreement to the Funds on January 29, 1999.

  . The Company agreed not to initiate further litigation to challenge the Coal Act or seek to initiate legislation to amend or repeal the Coal Act.

  . The Company agreed to make payments for retiree health benefits as if it continued to be obligated under the 1993 UMWA Wage Agreement for eligible retirees and beneficiaries for a period of five years. At the expiration of such five-year period, the Company is free to initiate litigation contesting its obligation to continue to provide such benefits, and the Company will continue to provide such benefits after the expiration of the five-year period until it obtains a ruling from a court of competent jurisdiction that it is not obligated to provide such benefits.

  .  The Equity Committee would dissolve on February 3, 1999.

  . Provided that the pending sale of the Company's remaining interest in the Rensselaer project occurs, the Company agreed to make a public tender for 1,052,631 depositary shares, each representing one quarter of a share of the Company's outstanding Series A Convertible Exchangeable Preferred Stock, at $19 per depositary share. Assuming 1,052,631 depositary shares are properly tendered and not withdrawn in the offer, the Company would be required to pay $20 million in consideration for these shares. The tender would occur in the first quarter of 1999, or as soon thereafter as is practicable, following the date of the Rensselaer sale.

  . Unless the tender offer is initiated in time to be completed by early April, the Company agreed to hold a meeting of shareholders, for matters including the election of directors, by March 31, 1999. The Offer is being initiated in time to be completed by early April, and the Company presently anticipates that the shareholders' meeting will take place on or about May 11, 1999.

  . Except for the payment to preferred shareholders in the tender offer, the Company agreed not to make any other cash distribution to preferred or common shareholders for any purpose prior to June 30, 1999.

 Sale of the Company's interest in the Rensselaer project

   The partnership that owns the Rensselaer project has finalized but not signed an agreement for the sale of the partnership's remaining interest in the project. Through WEI, the Company owns a 50% interest in that partnership. The agreement has not been signed because the purchaser does not wish to sign until all consents to the closing of the transaction have been obtained. (This transaction is referred to as the "Rensselaer Phase II Transaction" to distinguish it from the transaction involving the Rensselaer project that occurred in the summer of 1998.) If the Rensselaer Phase II Transaction closes, Westmoreland projects that its share of the net cash proceeds from the transaction will approximate $35 million. There can be no assurance that the Rensselaer Phase II Transaction will close. The closing of the Rensselaer Phase II Transaction is a condition to the consummation of the Offer.

   Except for the unaudited pro forma summary financial data included in
Section 10 of this Offer to Purchase, which give effect to both the purchase of 1,052,631 Depositary Shares for $20 million and the Rensselaer Phase II Transaction, the financial statements included with this Offer to Purchase do not reflect the occurrence of the Rensselaer Phase II Transaction.

Purpose of the Offer

   The Company is making the Offer pursuant to the Master Agreement. The Board of Directors of the Company believes that the Company's agreement to the terms of the Master Agreement, including the requirement that the Company make the tender offer contemplated by this Offer, is in the best interest of the Company, in particular because it facilitated a consensual termination of the Company's bankruptcy case. In approving the Master Agreement, the Board also took into account, among other things, that upon retirement of the Series A Preferred Stock represented by the Depositary Shares purchased hereby, the amount of dividends in arrears will be reduced from $20,771,875 to $11,265,301 and the Company's quarterly dividend requirement will be reduced from $1,221,875 to $662,665 (in each case assuming that 1,052,631 Depositary Shares are properly tendered and not withdrawn). The Company had cash and cash equivalents of $84 million at December 31, 1998. On January 4, 1999, the Company paid approximately $46 million to creditors, including the Funds, pursuant to the Master Agreement. Cash will be reduced by approximately $20 million as a result of the consummation of the Offer if 1,052,631 Depositary Shares are properly tendered and not withdrawn. The Board of Directors of the Company has authorized the Offer.

Certain Effects of the Offer; Plans of the Company after the Offer

   Following the consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Except as disclosed in this Offer to Purchase, the Company has no present plans or proposals that would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company other than in the ordinary course of business, (ii) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any change in the present Board of Directors of the Company or management of the Company, including, but not limited to, a plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors, or to change any material term of the employment contract of any executive officer, except in each case in connection with the Company's 1999 Annual Meeting of Shareholders, or a special meeting in lieu thereof, currently expected to be held on or about May 11, 1999, (iv) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company, (v) any other material change in the Company's corporate structure or business, or
(vi) any changes in the Company's charter, bylaws, or instruments corresponding thereto or, except in connection with the Annual Meeting of Shareholders or special meeting in lieu thereof described above, any other actions which may impede the acquisition of control of the Company by any person. On March 9, 1999, Messrs. Frank E. Williams, Jr., R. Bentley Offutt, and Guy Orlando Dove III, and Wynnefield Partners Small

Cap Value L.P. I, Wynnefield Partners Small Cap Value L.P., and Wynnefield Small Cap Offshore Fund Ltd. ("Group") filed a Schedule 13D which stated, "The Group seeks to remove the present Board of Directors and replace some or all of that Board with nominees to be chosen by the Group, which in all likelihood will include members of the Group." The Company has an executive severance policy, but none of the Company's executive officers is party to an employment contract with the Company. On January 26, 1999, the Company's board of directors authorized the grant of 95,000 shares of restricted Common Stock to the Company's senior executive officers and incentive stock options covering 95,000 shares of Common Stock to the Company's officers and employees. Robert
E. Killen, a director of the Company, has expressed an interest in purchasing additional shares of Common Stock. Mr. Killen has advised the Company that any possible future purchases of Common Stock will depend on many factors, including the market price of the Common Stock, the Company's business and financial position, alternative investment opportunities, and general economic and market conditions. Each of the Company's directors and executive officers has expressed an interest in purchasing shares of Common Stock that are subject to options granted by the Company. Each of the directors and executive officers has advised the Company that any possible future exercise of options will depend on many factors, including the market price of the Common Stock.

   Following the expiration of the Offer and subject to the terms and conditions of the Master Agreement, the Company may, in its sole discretion, determine to purchase any remaining Depositary Shares through privately negotiated transactions, open market purchases or another tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Depositary Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Depositary Shares by the Company will depend on many factors, including the market price of the Depositary Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer, and general economic and market conditions. However, the Company will also remain subject to all limitations of Delaware law plus contractual restrictions under the Master Agreement and the Note. Going forward, the Company's Board of Directors will review the Company's options in light of these restrictions and in consideration of the shareholders' best interests. It is likely that in the near term most available cash will be reinvested rather than distributed in order to enhance the long-term value of the Company for all shareholders. The Company expects to focus first on its core businesses for such reinvestment, as it did in 1996 when it increased its ownership of WRI. In view of the foregoing, the Company does not presently anticipate that, following the consummation of the Offer, any cash would be paid to holders of Depositary Shares in any transaction that could be completed in the near term.

   The purchase of Depositary Shares pursuant to the Offer may reduce the number of holders of Depositary Shares, will reduce the number of Depositary Shares that might otherwise trade publicly, and, depending upon the number of Depositary Shares so purchased, could adversely affect the liquidity and market value of the remaining Depositary Shares held by the public.

   Following the purchase of Depositary Shares pursuant to the Offer, Depositary Shares may continue to trade in the over-the-counter market, and price quotations may be reported on the OTC Bulletin Board or be available through other sources. The extent of the public market for the Depositary Shares and the availability of such quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Depositary Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act of 1934 (the "Exchange Act") as described below, and other factors.

   The Depositary Shares are currently registered under the Exchange Act. Registration of the Depositary Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Depositary Shares are neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of the Depositary Shares under the Exchange Act would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Depositary Shares. As of March 9, 1999, the Depositary Shares were not held of record by 300 or more persons and were not listed on a national securities exchange.

   All Depositary Shares purchased by the Company pursuant to the Offer will be exchanged by the Company for the related Series A Preferred Stock which will in turn be retired, cancelled, and thereafter returned to the status of authorized but unissued shares of the Company's preferred stock. Any share of Series A Preferred Stock (and the corresponding Depositary Shares) remaining outstanding after the Offer will continue to be redeemable or exchangeable, in each case at the option of the Company, on the terms specified in the Certificate of Designation creating the Series A Preferred Stock. Upon liquidation or dissolution of the Company, holders of the Series A Preferred Stock are entitled to receive a liquidation preference of $100 per share of Series A Preferred Stock (equal to $25 per Depositary Share), plus an amount equal to accrued and unpaid dividends thereon to the date of payment, prior to the payment of any amounts to the holders of the Company's Common Stock.

   THE COMPANY, ITS BOARD OF DIRECTORS, AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.

   SECTION 2. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

   The discussion below summarizes only certain of the U.S. federal income tax consequences associated with the Offer. The summary discusses only Depositary Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to certain types of shareholders (such as certain financial institutions, broker dealers, insurance companies, tax-exempt organizations, or persons who hold Depositary Shares as a position in a "straddle" or as part of a "hedging," "constructive sale," or "conversion" transaction for U.S. federal income tax purposes). This discussion also does not address state, local, or foreign tax consequences or the consequences of any U.S. federal tax other than the U.S. federal income tax.

   The following discussion is based upon the provisions of the Internal Revenue Code, the regulations promulgated thereunder, existing judicial decisions, and administrative rulings, all of which are subject to change (possibly with retroactive effect). Certain tax consequences of the Offer are uncertain due to the lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

   SHAREHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE OFFER, INCLUDING FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

Tax Consequences to the Company

   The Company's purchase of Depositary Shares pursuant to the Offer may affect its ability to utilize its NOLs. The Company carried forward approximately $224 million of consolidated NOLs for U.S. federal income tax purposes from the tax year ending December 31, 1997 into the tax year ending December 31, 1998. The Company estimates that it will use approximately $110 million of these

NOLs in 1998, and it anticipates reporting for U.S. federal income tax purposes approximately $114 million of consolidated NOLs carrying forward from the tax year ending December 31, 1998 into the tax year ending December 31, 1999. The Company does not expect to utilize any of these NOLs in connection with the Rensselaer Phase II Transaction because it is anticipated that the transaction will not generate any taxable income for U.S. federal income tax purposes. The Company also expects to generate additional NOLs during 1999 as a result of the payments required by the Master Agreement. As a result, at December 31, 1999, the Company expects to have approximately $114 million of NOLs generated prior to 1999 and $40 million of NOLs generated in 1999.

   In general, a corporation may reduce its taxable income in any year by using NOLs generated in prior periods. Subject to requirements relating to alternative minimum taxation, for Westmoreland, the value of the NOLs is equal to the amount of the reduction of the Company's taxable income multiplied by the Company's marginal tax rate. (The highest current marginal U.S. federal corporate tax rate is 35%.)

   The amount of the Company's NOLs for U.S. federal income tax purposes is subject to review and adjustment upon audit by the Internal Revenue Service ("IRS"). In addition, the foregoing estimates of the Company's NOLs are subject to legal and factual uncertainty. The Company's ability to use its NOLs for U.S. federal income tax purposes may also be affected by Section 382 of the Internal Revenue Code ("Section 382").

   Section 382 limits the use of a corporation's NOLs for U.S. federal income tax purposes if an "ownership change" within the meaning of the Internal Revenue Code ("Ownership Change") occurs with respect to that corporation. In general, an Ownership Change occurs if, among other things, "5-percent shareholders" within the meaning of the Internal Revenue Code ("5-Percent Shareholders") increase their percentage ownership of the corporation's stock by more than 50 percentage points over any three-year period. A 5-Percent Shareholder is any person who owns 5 percent or more of the value of the corporation's stock, and the value of the corporation's stock is the sum of the market values of all of the corporation's outstanding shares. As an example of the foregoing, if, at the start of any period, 5-Percent Shareholders own 10 percent of the value of a corporation's stock, and if they increase their ownership interest in the corporation to 51 percent during the next three years, then an Ownership Change has not occurred. However, if 5-Percent Shareholders own 10 percent of the value of a corporation's stock at the beginning of the relevant period and more than 60 percent of the value of the corporation's stock at any time in the following three years, then that corporation has experienced an Ownership Change. In other words, it is the change in ownership, not the absolute level of ownership, that matters for purposes of determining whether an Ownership Change has occurred.

   For the reasons discussed below, there can be no assurance that the Company will experience an Ownership Change--or will not experience an Ownership Change--either prior to or after the Offer.

   If an Ownership Change does occur, whether in connection with the Offer or otherwise, the Company's ability to use the NOLs generated prior to the Ownership Change will be significantly limited. In general, if an Ownership Change occurs, the Company will be able to use, in each year following the Ownership Change, an amount of pre-Ownership Change NOLs equal to (i) the Company's "value" on the date the Ownership Change occurs, multiplied by (ii) the long-term tax exempt rate. The long-term tax-exempt rate is based on statutory criteria and computed by the IRS on a monthly basis; it currently approximates 4.7 percent. The Company's "value" is the value of all of its outstanding stock immediately prior to the occurrence of the Ownership Change. If the Ownership Change takes place upon the consummation of the Offer, the Company anticipates that the Company's "value" will be reduced by the amount paid in the Offer. The limitation described in this paragraph is referred to below as the "Section 382 Limitation."

   The Section 382 Limitation would not be applicable to NOLs generated following the Ownership Change. Generally, losses generated in the year in which the Ownership Change occurs are allocated ratably to the pre-Ownership Change and post-Ownership Change periods. For example, if an Ownership Change occurred on June 1, 1999, approximately 42 percent of any NOLs generated in 1999 would be allocated to the pre-change period (and subject to the Section 382 Limitation) and approximately 58 percent would be allocated to the post-change period (and not subject to the Section 382 Limitation).

   In addition, if, on the date an Ownership Change occurs, Westmoreland has "net unrealized built-in gain" of at least $10 million or 15 percent of the value of its non-cash assets, then the Section 382 Limitation will be increased in any year by the amount of any "recognized built-in gain" for that year. "Net unrealized built-in gain" is equal to the difference between (i) the fair market value of a corporation's assets immediately before an Ownership Change and (ii) the aggregated adjusted basis of such assets at such time. "Recognized built-in gain" is gain recognized by a corporation on the disposition of an asset, if (i) the corporation owned the asset on the date the Ownership Change occurred and (ii) it sells the asset in the five-year period beginning on the date the Ownership Change occurs. Numerous factual and legal uncertainties arise in connection with the application of the rules governing "net unrealized built-in gain" to the Company. In view of these uncertainties, there can be no assurance that, if Westmoreland experiences an Ownership Change, the Company will have "net unrealized built-in gain" or that it will be able to take advantage of the rules relating to "recognized built-in gain."

   For most of the period during which the Company's bankruptcy proceedings were pending, the Company requested that persons who knew that they were 5-Percent Shareholders voluntarily refrain from trading in the Company's securities. In December 1998, the Company ceased making such a request, and the Company takes no position on whether persons who are 5-Percent Shareholders should tender in response to the Offer.

   The Company determined to cease requesting that 5-Percent Shareholders voluntarily refrain from trading, and to take no position on whether persons who are 5-Percent Shareholders should tender in response to the Offer, after reviewing numerous Ownership Change scenarios with its tax advisors and after consulting with the Equity Committee. The Company made that determination in part because it had no assurance that, even if it requested that 5-Percent Shareholders voluntarily refrain from trading, an Ownership Change would not occur. Among the factors that influenced the Company were the following:

  . First, the Company encountered significant informational obstacles in identifying the persons who are and were 5-Percent Shareholders and determining what percentage ownership they hold and held, individually and collectively. Because the Company has both Common Stock and Series A Preferred Stock outstanding, determination of a person's status as a 5-Percent Shareholder is based on the number of the Depositary Shares and shares of Common Stock that person owns and the market prices for such Depositary Shares and shares of Common Stock. A person may be a 5-Percent Shareholder for purposes of Section 382 even if that person owns less than 5 percent of the number of shares of either the Company's Common Stock or its Series A Preferred Stock. Although the Company would ordinarily be apprised of the identity and shareholdings of persons who own 5 percent or more of the number of shares of a single class of the Company's stock, the Company would not necessarily be apprised of the identity and shareholdings of a person who owns less than 5 percent of the number of shares of a class of the Company's stock. Moreover, the Company had no assurance that its information on shareholdings was or will be current: Section 13 of the Exchange Act and the rules and regulations thereunder only require certain institutional investors who own 5 percent of the number of shares of either the Company's Common Stock or Series A Preferred Stock to file reports of ownership within 45 calendar days after the end of the year. Finally, because the Company's value changes with its market capitalization, which varies with the price of the Common Stock and Depositary Shares, and because the percentage of the Company owned by persons who are 5-Percent Shareholders varies with the market price of the Common Stock and Series A Preferred Stock, and because the prices of those securities move independently of each other, changes in the relative prices of the Common Stock and the Depositary Shares made the calculations under
     Section 382 challenging.

  . Second, the Company's ability to predict whether an Ownership Change will occur in connection with the Offer was complicated by the Company's inability to predict the relative prices of the Common Stock and the Depositary Shares following the completion of the Offer. As noted above, the Company's value and the percentage ownership of the Company's securities held by different shareholders varies with the relative market prices of the Company's Common Stock and Depositary Shares; thus, calculations under Section 382 will be sensitive to, among other things, the relative prices of the Common Stock and the Depositary Shares following the Offer.

  . Third, the Company's ability to predict whether an Ownership Change will occur in connection with the Offer was complicated by the Company's inability to predict which of its shareholders will tender their Depositary Shares and what percentage of their Depositary Shares they will tender. Indeed, an Ownership Change might occur, even if no 5-Percent Shareholder tenders in response to the Offer. Such a result could occur--whether or not any 5-Percent Shareholders tender--by altering the Company's market capitalization and the relative prices of the Common Stock and Depositary Shares. In addition, depending on the identity of the shareholders who do and do not tender and the nature of their respective shareholdings, additional 5-Percent Shareholders may be created by the purchase of Depositary Shares in the Offer.

  . Fourth, in early December, 1998, the Equity Committee declined to join the Company in requesting that 5-Percent Shareholders voluntarily refrain from trading in the Company's securities.

  . Fifth, in light of the Equity Committee's position and in view of other information available to it, the Company had no assurance that all of its 5-Percent Shareholders would continue to refrain from trading in the Company's securities prior to, in connection with, and after the Offer.

  . Sixth, the Company estimates that it will be able to use, for U.S. federal income tax purposes, approximately $110 million of the NOLs that it carried forward from the tax year ending December 31, 1997 into the tax year ending December 31, 1998.

  . Seventh, if an Ownership Change occurs in 1999, the Section 382 Limitation would be applied to NOLs generated prior to 1999 and a pro rata portion of the NOLs generated in 1999. The Section 382 Limitation would not apply to a pro rata portion of the NOLs generated in 1999 or thereafter, unless another Ownership Change were to occur. In other words, the Company believes that substantial NOLs could now be retained even if an Ownership Change occurred in connection with the Offer.

   Taking into account the foregoing and other factors, the Company determined to adopt a policy of neutrality towards trading by 5-Percent Shareholders. Consistent with that policy, the Company neither encourages nor discourages 5-Percent Shareholders, or any other shareholder, from tendering their Depositary Shares in response to the Offer.

   As noted above, there can be no assurance that an Ownership Change will occur or will not occur in connection with the Offer or in 1999. The Company continues to monitor the trading in its securities and to consult with its tax advisors on strategies to maximize the value of its tax attributes, including its NOLs.

Tax Consequences to Holders of Depositary Shares

   Sales of Depositary Shares by shareholders pursuant to the Offer will be taxable transactions, the consequences of which will be determined under the stock redemption rules of Section 302 of the Internal Revenue Code ("Section 302"). These rules are described below.

  U.S. Holders

   For purposes of this discussion, a "U.S. Holder" means a beneficial owner of a Depositary Share that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States;
(iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust. A "Non-U.S. Holder" is a beneficial owner of a Depositary Share that is not a U.S. Holder.

 Treatment as a Sale or Exchange

   Under Section 302, a transfer of Depositary Shares to the Company pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Depositary Shares (rather than as a dividend distribution) if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the U.S. Holder, (b) results in a "complete termination" of the U.S. Holder's interest in the Company, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder. These tests (the "Section 302 tests") are explained more fully below.

   If any of the Section 302 tests is satisfied, a tendering U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer and such U.S. Holder's basis in the Depositary Shares sold pursuant to the Offer. Gain recognized by a U.S. Holder on Depositary Shares held for 12 months or less will be taxable at the short-term capital gains rate, while Depositary Shares held more than 12 months will be taxable at the long-term capital gains rate. Capital losses are subject to certain limitations.

 Constructive Ownership of Stock

   In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account not only Depositary Shares and Common Stock actually owned by him, but also Depositary Shares and Common Stock that are constructively owned pursuant to Section 318 of the Interna l Revenue Code ("Section 318"). Under Section 318, a U.S. Holder may constructively own Depositary Shares and Common Stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest, or, in the case of U.S. Holders that are entities, by certain individuals or entities that have an interest in such U.S. Holder, as well as any Depositary Shares and Common Stock the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security. With respect to option and convertible security attribution, the IRS takes the position that stock constructively owned by a U.S. Holder by reason of a right on the U.S. Holder's part to acquire shares from the Company are not to be considered outstanding for purposes of applying the Section 302 tests to other U.S. Holders; however, there are both contrary and supporting judicial decisions with respect to this issue.

 The Section 302 Tests

   One of the following tests must be satisfied in order for the transfer of Depositary Shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

   Although the issue is not free from doubt, a U.S. Holder may be able to take into account acquisitions or dispositions of Depositary Shares and Common Stock (including market purchases and sales) substantially contemporaneous with the Offer in determining whether any of the Section 302 tests is satisfied.

   In the event that the Offer is oversubscribed, the Company's purchase of Depositary Shares pursuant to the Offer will be prorated. Thus, in such case even if all the Depositary Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, not all of the Depositary Shares will be purchased by the Company, which in turn may affect such U.S. Holder's ability to satisfy the Section 302 tests.

   Substantially Disproportionate Test. Under Section 302(b)(2) of the Internal Revenue Code, a sale of Depositary Shares pursuant to the Offer, in general, will be "substantially disproportionate" as to a U.S. Holder if the ratio of the outstanding voting stock of the Company actually and constructively owned by the U.S. Holder compared to all of the Company's voting stock outstanding immediately after all sales of Depositary Shares pursuant to the Offer is less than 80% of the ratio of voting stock actually and constructively owned by such U.S. Holder compared to all of the Company's voting stock outstanding immediately before such sales.

   The U.S. Holder's ownership of Common Stock after and before all sales of Depositary Shares pursuant to the Offer must also meet the 80 percent requirement of the preceding sentence. In addition, in order to meet the "substantially disproportionate test," a U.S. Holder must immediately after the Offer own less than 50 percent of the total combined voting power of all the Company's classes of stock entitled to vote.

   Complete Termination Test. The receipt of cash by a U.S. Holder pursuant to the Offer will be a complete termination of the U.S. Holder's interest if at the conclusion of the Offer either (i) the U.S. Holder actually and constructively owns no Depositary Shares or Common Stock, or (ii) the U.S. Holder actually owns no Depositary Shares or Common Stock and the U.S. Holder is eligible to waive, and effectively waives, the attribution of Depositary Shares and Common Stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c) (2) of the Internal Revenue Code.

   Not Essentially Equivalent to a Dividend Test. The receipt of cash by a U.S. Holder pursuant to the Offer will not be essentially equivalent to a dividend if the U.S. Holder's exchange of Depositary Shares pursuant to the Offer results in a "meaningful reduction" of the U.S. Holder's proportionate interest in the Company. Whether the receipt of cash by a U.S. Holder will result in a meaningful reduction of the U.S. Holder's proportionate interest will depend on the U.S. Holder's particular facts and circumstances. However, in the case of a small minority U.S. Holder, even a small reduction may satisfy this test where, as with the Offer, payments are not expected to be pro rata with respect to all outstanding Depositary Shares. The IRS has held in a published ruling that, under the particular facts of that ruling, a very small reduction in the percentage stock ownership of a shareholder constituted a "meaningful reduction" when the shareholder owned an insignificant percentage of the corporation's stock before and after a redemption and did not exercise any control over corporate affairs.

 Treatment as a Dividend or Otherwise as a Distribution

   If none of the Section 302 tests is satisfied and if the Company has sufficient current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes, a tendering U.S. Holder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by such U.S. Holder pursuant to the Offer. This amount will not be reduced by the U.S. Holder's basis in the Depositary Shares exchanged pursuant to the Offer, and (except as described below for corporate U.S. Holders eligible for the dividends-received deduction) the U.S. Holder's basis in those Depositary Shares will be added to such U.S. Holder's basis in the remaining Depositary Shares and Common Stock retained by such U.S. Holder. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular U.S. Holder, and thus no assurance can be given that any particular U.S. Holder will not be treated as having received a dividend taxable as ordinary income.

   Notwithstanding the discussion immediately above, if none of the Section 302 tests is satisfied, any cash received for Depositary Shares pursuant to the Offer in excess of the Company's current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes, will be treated, first, as a non-taxable return of capital to the extent of, and in reduction of, the U.S. Holder's basis for such U.S. Holder's Depositary Shares and, thereafter, as a capital gain to the extent it exceeds such basis. Gain recognized by a U.S. Holder on Depositary Shares held for 12 months or less will be taxable at the short-term capital gains rate, while Depositary Shares held more than 12 months will be taxable at the long-term capital gains rate.

   Although it is not entirely free from doubt, the Company does not anticipate having positive current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes, during its 1999 taxable year. Consequently, if none of the Section 302 tests is satisfied, a U.S. Holder is likely to be subject to the U.S. federal income tax treatment described in the immediately preceding paragraph as to any cash received for Depositary Shares pursuant to the Offer.

 Special Rules for Corporate U.S. Holders

   If the exchange of Depositary Shares by a corporate U.S. Holder qualifies as a dividend, which the Company believes is not likely, see "--Treatment as a Dividend or Otherwise as a Distribution", such corporate U.S. Holder generally will be entitled to a dividends-received deduction, subject to applicable limitations. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all shareholders, any amount treated as a dividend to a corporate U.S. Holder will constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Internal Revenue Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Corporate U.S. Holders should consult their own advisors as to the implications of the "extraordinary dividend" provisions to their own situations.

  Non-U.S. Holders

   Although the Company believes that no holder will receive a dividend, for U.S. federal income tax purposes, because of the anticipated lack of positive current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes, applicable Treasury regulations require the Company to assume that any exchange pursuant to the Offer will be a dividend as to all Non-U.S. Holders. Consequently, the Depositary will withhold U.S. federal income tax at a rate equal to 30% of the gross proceeds paid to a Non-U.S. Holder or his agent pursuant to the Offer, unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States.

   Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a Non-U.S. Holder's address or to a properly completed IRS Form 1001 furnished by the Non-U.S. Holder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a Non-U.S. Holder are effectively connected with a United States trade or business is made on the basis of a properly completed IRS Form 4224 furnished by the Non-U.S. Holder. The Depositary will determine a Non-U.S. Holder's eligibility for a reduced rate of, or exemption from, withholding by reference to the Non-U.S. Holder's address and any IRS Forms 1001 or 4224 submitted to the Depositary by a Non-U.S. Holder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Information Agent. See the instructions to the Letter of Transmittal.

   A Non-U.S. Holder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the Non-U.S. Holder satisfies one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, the availability of a refund and the refund procedure.

   Although it is not completely clear, the Company believes that it is not, and has not been, during a 5-year look-back period, a United States real property holding corporation ("USRPHC"), within the meaning of Section 897(c) of the Internal Revenue Code. A Non-U.S. Holder should consult its own tax advisor as to the consequences to it, if any, of the Company's being a USRPHC.

   ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, IRS FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

   BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX AND A SHAREHOLDER MAY BE ELIGIBLE FOR A REFUND OR CREDIT IN RESPECT OF SUCH TAX.

   SECTION 3. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS

   The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Depositary Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority, or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Depositary Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Depositary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Depositary Shares is subject to certain conditions. See Section 8. "Certain Conditions of the Offer."

   There is no shareholder vote required in connection with the Offer.

   No appraisal rights are available to holders of Depositary Shares in connection with the Offer.

                                   THE OFFER

   SECTION 4. NUMBER OF SHARES; PRORATION; EXPIRATION DATE; EXTENSION OF THE
OFFER

   Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 1,052,631 Depositary Shares, or such lesser number of Depositary Shares as are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 6), at the Purchase Price. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, April 6, 1999, unless and until the Company shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 13. "Extension of the Tender Period; Termination; Amendments" for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 8. "Certain Conditions of the Offer."

   The Company expressly reserves the right, in its sole discretion but subject to the terms and conditions of the Master Agreement, (a) to purchase more than 1,052,631 Depositary Shares pursuant to the Offer and (b) at any time or from time to time, to extend the period of time during which the Offer is open by giving oral followed by written notice of such extension to the Depositary and making a public announcement thereof. See Section 13. "Extension of the Tender Period; Termination; Amendments." There can be no assurance, however, that the Company will purchase more than 1,052,631 or exercise its right to extend the Offer.

   If (a) the Company (i) increases or decreases the price to be paid for Depositary Shares or (ii) increases or decreases the number of Depositary Shares being sought and (b) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent, or given in the manner specified in Section 13, the Offer will be extended until the expiration of such ten business day period; provided, however, that in accordance with regulations of the Securities and Exchange Commission ("Commission"), no such extension is required if the Company purchases pursuant to the Offer an additional number of Depositary Shares not to exceed 2% of the number of Depositary Shares outstanding as of the date hereof. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday, or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time. Under the Master Agreement, any increase in the amount to be paid to the holders of Depositary Shares prior to June 30, 1999, and any change to the terms of the Offer from those specified in the Master Agreement, would require an amendment to the Master Agreement. See
Section 13. "Extension of the Tender Period; Termination; Amendments."

   All Depositary Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. All Depositary Shares not purchased pursuant to the Offer, including Depositary Shares tendered and withdrawn, will be returned to the tendering shareholders at the Company's expense as promptly as practicable.

   If more than 1,052,631 Depositary Shares are properly tendered and not withdrawn prior to the Expiration Date, and if the Company does not increase the number of Depositary Shares purchased, proration will be required. In the event that proration of tendered Depositary Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Depositary Shares shall be based on the ratio of the number of Depositary Shares properly tendered and not withdrawn by such shareholder to the total number of Depositary Shares properly tendered and not withdrawn by all shareholders, subject to adjustment to avoid the purchase of fractional shares. Because of the difficulty in determining the number of Depositary Shares properly tendered and not withdrawn, the Company does not expect that it will be able to announce the final proration factor or commence payment to shareholders for any Depositary Shares purchased pursuant to the Offer until approximately five NYSE trading days after the Expiration Date. (A NYSE trading day is any day on which the New York Stock Exchange, Inc. is open for trading.) The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

   As described in Section 2. "Certain Federal Income Tax Consequences," the number of Shares that the Company will purchase from a shareholder may affect the United States Federal income tax consequences to the shareholder of such purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Depositary Shares and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Depositary Shares.

   SECTION 5. PROCEDURE FOR TENDERING DEPOSITARY SHARES

Proper Tender of Depositary Shares

   For Depositary Shares to be properly tendered pursuant to the Offer, the depositary receipts for such Depositary Shares (or confirmation of receipt of such Depositary Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or in the case of book-entry transfer, an Agent's Message (as defined below)), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

   The term "Agent's Message" means a message, transmitted by The Depository Trust Company ("DTC") to, and received by, the Depositary and forming a part of the confirmation of book-entry transfer, which states that DTC has received an express acknowledgement from the participant in DTC tendering the Depositary Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

   A tender of Depositary Shares made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

Signature Guarantees and Method of Delivery

   Except as otherwise provided below, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations, and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on the Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Depositary Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) the Depositary Shares tendered therewith are tendered for the account of an Eligible Institution. If Depositary Shares are registered in the name of a person other than the signatory on the Letter of Transmittal, or if unpurchased Depositary Shares are to be issued to a person other than the registered holder(s), the depositary receipts representing tendered Depositary Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the depositary receipts with the signature(s) on the depositary receipts or stock powers guaranteed as aforesaid. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING DEPOSITARY RECEIPTS, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Backup Withholding

   Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of U.S. federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a shareholder or other payee pursuant to the Offer unless the shareholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering shareholder, other than a noncorporate foreign shareholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Noncorporate foreign shareholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the proper information is submitted to the IRS.

Book-Entry Delivery

   The Depositary will establish an account with respect to the Depositary Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of the Depositary Shares by causing DTC to transfer such Depositary Shares into the Depositary's account in accordance with DTC's procedure for such transfer. Prior to the applicable Expiration Date, an Agent's Message in connection with any book-entry transfer must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Determinations of Validity; Rejection of Depositary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

   All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Depositary Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Depositary Shares. No tender of Depositary Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

   SECTION 6. WITHDRAWAL RIGHTS

   Except as otherwise provided in this Section 6, a tender of Depositary Shares pursuant to the Offer is irrevocable. Depositary Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 midnight, New York City time, on May 4, 1999.

   For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person having tendered the Depositary Shares to be withdrawn, the number of Depositary Shares to be withdrawn, and the name of the registered owner, if different from that of the person who tendered such Depositary Shares. If the depositary receipts have been delivered or otherwise identified to the Depositary, then, prior to the release of such depositary receipts, the tendering shareholder must also submit the serial numbers shown on the particular depositary receipts evidencing the Depositary Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Depositary Shares tendered by an Eligible Institution). If Depositary Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 5. "Procedure for Tendering Depositary Shares," the notice of withdrawal must specify the name and the number of the account at DTC to be credited with the withdrawn Depositary Shares and otherwise comply with the procedures of DTC.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent, or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Depositary Shares may not be rescinded, and Depositary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Depositary Shares may, however, be retendered before the Expiration Date by again following any of the procedures described in
Section 5. "Procedure for Tendering Depositary Shares."

   SECTION 7. ACCEPTANCE FOR PAYMENT OF DEPOSITARY SHARES AND PAYMENT OF PURCHASE PRICE

   Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will accept for payment and will pay the Purchase Price for 1,052,631 Depositary Shares (subject to certain matters discussed in Section 4. "Number of Shares; Proration Expiration Date; Extension of the Offer" and Section 13. "Extension of the Tender Period; Termination; Amendments") or such lesser number of Depositary Shares as are properly tendered and not withdrawn as permitted in Section 6. "Withdrawal Rights." For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Depositary Shares which are tendered and not withdrawn when, as, and if it gives oral followed by written notice to the Depositary of its acceptance of such Depositary Shares for payment pursuant to the Offer.

   In the event of proration, the Company will determine the proration factor and pay for those tendered Depositary Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment to shareholders for Depositary Shares purchased until approximately five NYSE trading days after the Expiration Date. Certificates for all Depositary Shares tendered and not purchased, including all Depositary Shares not purchased due to proration, will be returned (or, in the case of Depositary Shares tendered by book-entry transfer, such Depositary Shares will be credited to the account maintained with the applicable Book-Entry Transfer Facility by the participant therein who so delivered such Depositary Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders.

   Payment for Depositary Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. Notwithstanding any other provision hereof, payment for Depositary Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of depositary receipts for such Depositary Shares (or a timely confirmation by DTC of book-entry transfer of such Depositary Shares to the Depositary), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message), and any other required documents. Under no circumstances will interest be paid on the Purchase Price of the Depositary Shares to be paid by the Company, regardless of any delay in making such payment.

   The Company will pay any stock transfer taxes with respect to the transfer and sale of Depositary Shares to it pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if depositary receipts for Depositary Shares not tendered or accepted for purchase are to be registered in the name of, any person other than the registered holder, or if tendered depositary receipts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

   ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5. "PROCEDURE FOR TENDERING DEPOSITARY SHARES."

   SECTION 8. CERTAIN CONDITIONS OF THE OFFER

   Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or amend the Offer at any time in its sole discretion, but subject to the terms and conditions of the Master Agreement, the Company shall not be required to accept for payment or make payment for any Depositary Shares tendered, and may terminate or amend the Offer, if the Rensselaer Phase II Transaction shall not have closed or if before acceptance for payment or payment for any such Depositary Shares any of the following shall have occurred (or shall have been determined by the Company to have occurred):

  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory, or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority, agency or tribunal, domestic or foreign, which (i) challenges the making of the Offer, the acquisition of Depositary Shares pursuant to the Offer, or otherwise relates in any manner to the Offer; or (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative authority, agency, or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, Depositary Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Depositary Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

  (c) there shall have occurred after March 10, 1999, (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities, or other international or national crisis directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event which, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions in the United States, (v) any significant decline in the market price of the Depositary Shares, (vi) any change in the general political, market, economic, or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations, prospects, or the trading in the Depositary Shares, or
      (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  (d) after March 10, 1999, any tender or exchange offer with respect to the Depositary Shares or any other class of the Company's equity securities, or any merger, acquisition, business combination, or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced, or made by another person;

  (e) after March 10, 1999, any change shall occur or be threatened in the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries taken as a whole (including, without limitation, any downgrade in the credit ratings of any securities of the Company or any of its subsidiaries by Moody's or S&P or any announcement by Moody's or S&P that it has placed any such rating under surveillance or review with possible negative implications), which, in the sole judgment of the Company, is or may be materially adverse to the Company; or

  (f) (i) any person, entity, or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 20% of the Company's outstanding Common Stock, (ii) any group shall have been formed which beneficially owns more than 20% of the Company's outstanding Common Stock, or (iii) any person, entity, or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed an admission that the facts or events entitling the Company to assert such right do not exist or have not occurred and shall not be deemed a waiver to the Company's assertion in any forum or against any person that the facts or events entitling the Company to assert such right do exist or have occurred. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the undesirability or inadvisability of proceeding with the acceptance for payment or payment for any tendered Depositary Shares will be final and binding on all parties.

  SECTION 9. PRICE RANGE OF THE DEPOSITARY SHARES; DIVIDENDS

Price Range of Depositary Shares

   The Depositary Shares are traded on the over-the-counter market. Bid and ask prices for the Depositary Shares in such market are reported on the OTC Bulletin Board under the symbol "WMCLP". The following table sets forth, for each period shown, the high and low quarterly bid prices as reported by the National Association of Securities Dealers Composite Feed or other qualified interdealer medium. The Depositary Shares were first traded on or about July 9, 1992.

                                                          DEPOSITARY SHARE
                                                            PRICE RANGE
                                                          ------------------
                                                           HIGH       LOW
                                                          -------   --------
      1997
        1st Quarter......................................   $5 3/4    $ 2
        2nd Quarter......................................    5 1/2      5
        3rd Quarter......................................    6 3/4      5 1/8
        4th Quarter......................................    7 3/8      4 7/8
      1998
        1st Quarter......................................   14 1/4      5 1/8
        2nd Quarter......................................   14 1/2      4 11/16
        3rd Quarter......................................   14 5/8      4 5/8
        4th Quarter......................................   17 1/2     10 3/8
      1999
        1st Quarter (through March 8, 1999)..............  18         16 1/4

   On March 9, 1999, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the OTC Bulletin Board was $16 7/8 per Depositary Share. The Company intends to apply to have the Common Stock (including the associated preferred stock purchase rights) and Depositary Shares listed for trading on the American Stock Exchange or the NASDAQ national market. Shareholders are urged to obtain a current market quotation for the Depositary Shares.

Dividends

   Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cumulative cash dividends on the shares of the Series A Preferred Stock at the rate of $8.50 per annum per share of Series A Preferred Stock (equal to $2.125 per Depositary Share). Dividends are payable in equal quarterly installments on April 1, July 1, October 1, and January 1 in each year and are cumulative from the date of original issue of each share of the Series A Preferred Stock. Each such dividend is payable to holders of record of the shares of the Series A Preferred Stock as they appear on the stock records of the Company on such record date, which shall be not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Company's Board of Directors or a duly authorized committee thereof.

   Preferred stock dividends were paid quarterly from the third quarter of 1992 through the first quarter of 1994. The declaration and payment of preferred stock dividends were suspended in the second quarter of 1994 in connection with extension agreements of the Company's principal lenders. Upon the expiration of these extension agreements, the Company paid a quarterly dividend on April 1, 1995 and July 1, 1995. Pursuant to the requirements of Delaware law, described below, the preferred stock dividend was suspended in the third quarter of 1995 as a result of recognition of losses and the subsequent shareholders' deficit. The seventeen quarterly dividends which are in arrears (dividend payment dates July 1, 1994, October 1, 1994, January 1, 1995, October 1, 1995, January 1, 1996, April 1, 1996, July 1, 1996, October
1, 1996, January 1, 1997, April 1, 1997, July 1, 1997, October 1, 1997,
January 1, 1998, April 1, 1998, July 1, 1998, October 1, 1998 and January 1,
1999) amount to $20,771,875 in the aggregate ($36.13 per share of Series A Preferred Stock or $9.03 per Depositary Share).

   There are statutory restrictions limiting the payment of preferred stock dividends under Delaware law, the state in which the Company is incorporated. Under Delaware law, the Company is permitted to pay preferred stock dividends only: (1) out of surplus, surplus being the amount of shareholders' equity in excess of the par value of the Company's two classes of stock; or (2) in the event there is no surplus, out of net profits for the fiscal year in which a preferred stock dividend is declared (and/or out of net profits from the preceding fiscal year), but only to the extent that shareholders' equity exceeds the par value of the preferred stock ($575,000). The Company had shareholders' equity at December 31, 1998, of $21,845,000 and the par value of all outstanding Depositary Shares and shares of Common Stock aggregated $17,988,000.

   In addition, the Company is subject to contractual restrictions on the payment of preferred stock dividends. Under the terms of the Master Agreement, the Company may not pay any dividend or make any other distribution to shareholders until June 30, 1999.

   The payment of the Purchase Price for Depositary Shares will extinguish all claims with respect to such shares, including claims to accrued but unpaid dividends. Accordingly, no person will be entitled to receive the accrued but unpaid dividends with respect to Depositary Shares (or the Series A Preferred Stock represented thereby) purchased in the Offer.

   Going forward, the Company's Board of Directors will review the payment of quarterly preferred stock dividends, the preferred stock dividends which are in arrears, and common stock dividends, in light of the above restrictions and in consideration of the shareholders' best interests. The Company may not pay dividends on its Common Stock until it has paid all preferred stock dividends that are in arrears.

   SECTION 10. CERTAIN INFORMATION CONCERNING THE COMPANY

General

   The Company is the oldest independent coal company in the United States. The Company presently has three principal lines of business: (i) the production and sale of coal from the Powder River Basin in eastern Montana;
(ii) the ownership of interests in cogeneration and other non-regulated independent power plants; and (iii) the leasing of capacity at Dominion Terminal Associates, a coal storage and vessel loading facility.

   WRI is 80% owned by the Company and 20% by Morrison Knudsen Corporation, which also mines the coal on a contract basis. WRI operates one large surface mine on approximately 15,000 acres of subbituminous coal reserves in the Powder River Basin. WRI shipped 6,458,000 tons, 7,051,000 tons, 4,668,000 tons, and 4,426,000 tons, of coal in 1998, 1997, 1996 and 1995, respectively.

   WEI owns and manages interests in independent power projects. After giving effect to the Rensselaer Phase II Transaction, WEI, through various subsidiaries, has interests in seven such power projects, all of which are currently operational. Independent power projects sell electricity through long term power contracts to utilities, or in some cases, to large industrial users. There are three types of independent power projects: cogeneration projects which provide two types of useful energy (e.g., electricity and steam) sequentially from a single primary fuel (e.g., coal); small power producers which utilize waste, biomass or other renewable resources as fuel; and exempt wholesale generators which provide electrical energy without the requirement to sell thermal energy or use waste or renewables as fuel sources. Through WEI, the Company has invested in projects that provide two types of useful energy sequentially from a single primary fuel and in projects that are exempt wholesale generators.

   Westmoreland Terminal Company, a wholly-owned subsidiary of the Company, owns a 20% interest in Dominion Terminal Associates ("DTA"), the owner of a coal storage and vessel-loading facility in Newport News, Virginia. DTA's annual throughput capacity is 22,000,000 tons, with a ground storage capacity of 1,700,000 tons. DTA loaded 11,511,000, 14,075,000, and 16,444,000 tons in
1998, 1997, and 1996, respectively. The Company's portion of these tons was 2,069,000, 2,682,000, and 3,278,000 in 1998, 1997, and 1996, respectively.
Prior to 1995, the Company utilized the terminal for most of its coal exporting and intracoastal business. Presently, the Company leases ground storage space and vessel-loading capacity and facilities to others and provides related support services.

Selected Financial Data and Other Data of the Company

   Set forth below is certain selected consolidated financial data and other data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998 (the "1998 10-K Report"). More comprehensive financial information is included in the 1998 10-K Report and other documents filed by the Company with the Commission. The financial and other information set forth herein is qualified in its entirety by reference to the 1998 10-K Report and such other documents, including the financial statements and related notes therein. The 1998 10-K Report and such other documents are available for inspection and copies thereof can be obtained in the manner set forth below. Items 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") and 8 ("Financial Statements and Supplementary Data") from the 1998 10-K Report are attached as an Annex to this Offer to Purchase.

                   WESTMORELAND COAL COMPANY AND SUBSIDIARIES

                                FIVE YEAR REVIEW

                            1998     1997(/1/)    1996(/1/)   1995       1994
                          ---------  ---------  --------    ---------  ---------
                                (in thousands except per share data)
Consolidated Statement
 of Operations
 Information
Revenue--Coal...........  $  44,010  $ 47,182   $ 44,152    $ 109,114  $ 368,715
   --Independent Power
    and other...........     64,559    18,650     16,162       15,886      5,443
                          ---------  --------   --------    ---------  ---------
Total revenues..........    108,569    65,832     60,314      125,000    374,158
Cost and expenses.......     78,250    66,383     80,104      156,732    391,476
Pension expense
 (benefit)..............        111    (5,547)    (3,601)      (2,440)       --
Unusual charges
 (credits)..............      2,000   (27,214)   (11,896)      66,623     (2,100)
Doubtful accounts
 recoveries.............     (1,028)   (1,410)    (3,449)        (967)       --
DTA impairment charge...     12,164       --         --           --         --
                          ---------  --------   --------    ---------  ---------
Operating income
 (loss).................     17,072    33,620       (844)     (94,948)   (15,218)
Gains on the sales of
 assets.................        475       969     24,238        9,088     41,130
Interest expense........       (190)     (320)      (400)      (1,164)    (5,425)
Minority interest.......       (775)   (1,092)      (890)      (1,368)      (583)
Interest and other
 income.................      1,999       713      3,491        3,761      2,540
                          ---------  --------   --------    ---------  ---------
Income (loss) before
 reorganization items
 and income taxes.......     18,581    33,890     25,595     (84,631)     22,444
Reorganization legal and
 consulting fees........     (9,872)   (2,484)       --           --         --
Reorganization interest
 income (expense).......     (1,594)    1,552        --           --         --
Income tax expense......     (3,787)      --        (575)      (1,488)    (2,291)
                          ---------  --------   --------    ---------  ---------
Income (loss) from
 continuing operations..      3,328    32,958     25,020      (86,119)    20,153
Discontinued operations:
  Operating loss........        --     (1,284)    (1,049)        (267)       --
  Impairment and loss on
   disposal.............        --     (3,518)       --           --         --
                          ---------  --------   --------    ---------  ---------
Loss from discontinued
 operations.............        --     (4,802)    (1,049)        (267)       --
                          ---------  --------   --------    ---------  ---------
Cumulative effect of
 change in accounting
 principle..............     (9,876)      --      14,372          --         --
                          ---------  --------   --------    ---------  ---------
Net income (loss).......     (6,548)   28,156     38,343      (86,386)    20,153
Less preferred stock
 dividends:
  Declared..............        --        --         --         2,444      1,222
  In arrears............      4,888     4,888      4,888        2,444      3,666
                          ---------  --------   --------    ---------  ---------
Net income (loss)
 applicable to
 common shareholders....  $ (11,436) $ 23,268   $ 33,455    $ (91,274) $  15,265
                          =========  ========   ========    =========  =========
Net income (loss) per
 share applicable to
 common shareholders....  $   (1.64) $   3.34   $   4.80    $  (13.11) $    2.19
Weighted average number
 of common
 and common equivalent
 shares.................      6,965     6,965      6,965        6,965      6,965
                          =========  ========   ========    =========  =========
Balance Sheet
 Information
Working capital
 (deficit)..............  $  15,054  $ 38,512   $ 10,185    $ (16,458) $  (1,481)
Net property, plant and
 equipment..............     36,950    35,687     42,700       59,868     89,728
Total assets............    215,606   181,997    153,971      167,107    229,739
Total debt..............      1,762       458      1,324        4,593     15,931
Liabilities subject to
 compromise.............        --    132,667    136,191          --         --
Shareholders' equity
 (deficit)..............     21,845    28,393        237      (38,106)    50,724

                                                         (footnote on Next Page)

--------
(/1/)On December 23, 1996, Westmoreland Coal Company and four subsidiaries,
     Westmoreland Resources, Inc., Westmoreland Coal Sales Company, Westmoreland Energy, Inc., and Westmoreland Terminal Company (the "Debtor Corporations"), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado. The Debtor Corporations were in possession of their respective properties and assets and operated as debtors in possession pursuant to provisions of the Bankruptcy Code. The cases were dismissed on December 23, 1998. Refer to Note 1 to the Consolidated Financial Statements for further information.

 Summary Unaudited Pro Forma Financial Data

   The table below sets forth historical and pro forma summary consolidated financial information of the Company and its subsidiaries. The historical Statement of Operations Data for the years ended December 31, 1998 and 1997 (except pro forma amounts) have been derived from the Company's audited financial statements, which are included as an Annex to this Offer to Purchase.

   The unaudited pro forma financial data gives effect to the purchase of 1,052,631 Depository Shares for $20 million and the sale of the remaining assets of the Rensselaer project, since the purchase of the shares is contingent upon the completion of the sale of the Rensselaer project.

   The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and the related notes thereto from which it has been derived which are included in the Company's Form 10-K/A filed with the SEC on February 23, 1999. The pro forma financial information should be read in conjunction with the historical consolidated financial information. It does not purport to be indicative of the results that would actually have been obtained had the sale of the Rensselaer project and the purchase of such shares pursuant to the Offer been completed at the dates indicated or that may be obtained in the future.

                  SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                 (Amounts in thousands, except per share data)

                                                 Year Ended December 31,
                                             ----------------------------------
                                                                     1998
                                              1997      1998    Pro Forma (/1/)
                                             -------  --------  ---------------
Statement of Operations Data:
  Revenues.................................. $65,832  $108,569     $125,569
  Cost and expenses.........................  32,212    91,497       91,497
                                             -------  --------     --------
  Operating income..........................  33,620    17,072       34,072
  Other income (expense)
   Interest expense.........................    (320)     (190)        (190)
   Reorganization items, net................    (932)  (11,466)     (11,466)
   Other, net...............................     590     1,699        1,699
                                             -------  --------     --------
  Income before income taxes................  32,958     7,115       24,115
  Provision for income taxes................     --     (3,787)      (3,787)
  Discontinued operations...................  (4,802)      --           --
  Cumulative effect of change in accounting
   principle................................     --     (9,876)      (9,876)
                                             -------  --------     --------
  Net income (loss).........................  28,156    (6,548)      10,452
  Less preferred stock dividends in
   arrears..................................   4,888     4,888        2,651
                                             -------  --------     --------
  Net income (loss) applicable to common
   shareholders............................. $23,268  $(11,436)    $  7,801
                                             =======  ========     ========
  Net income (loss) per share--basic and
   diluted.................................. $  3.34  $  (1.64)    $   1.12
                                             =======  ========     ========
  Weighted average shares outstanding--basic
   and diluted..............................   6,965     6,965        6,965
                                             =======  ========     ========
Other Data:
  Ratio of earnings to combined fixed
   charges and preferred stock
   dividends(/2/) (/3/).....................               1.4          8.6

                                                         As of December 31, 1998
                                                         -----------------------
                                                          Actual  Pro Forma(/4/)
                                                         -------- --------------
Balance Sheet Data:
  Working capital....................................... $ 15,054    $ 31,041
  Total assets..........................................  215,606     212,606
  Long term debt, net of current maturities.............    1,562       1,562
  Stockholders' equity..................................   21,845      18,845
  Book value per common share (/5/).....................      --          --

--------
(/1/)Revenues, operating income, and preferred dividends have been adjusted as if the Rensselaer Phase II Transaction and the purchase of 1,052,631 Depository Shares for $20 million occurred on January 1, 1998.

(/2/)For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes plus fixed charges and fixed charges consist of interest on debt and the amount of pre-tax earnings required to cover preferred stock dividend requirements.

(/3/)For the year ended December 31, 1998, the pro forma ratio of earnings to combined fixed charges and preferred stock dividends without giving effect to the Rensselaer Phase II Transaction would have been 2.6.

(/4/)The pro forma balance sheet amounts were adjusted for the Rensselaer
     Phase II Transaction and the purchase of 1,052,631 Depository Shares for $20 million.

(/5/)Book value per common share was calculated by dividing total
     Stockholders' equity reduced by the liquidation value of the preferred stock by the number of shares outstanding. After considering the liquidation value of the preferred stock, the book value per common share is less than zero and therefore is not shown.

Additional Information

   The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission that includes certain additional information relating to the Offer.

   Such reports, statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Web site is http://www.sec.gov.

   SECTION 11. SOURCE AND AMOUNT OF FUNDS

   Assuming that the Company purchases 1,052,631 Depositary Shares pursuant to the Offer, the total amount required by the Company to purchase such Depositary Shares and pay related fees and expenses will be approximately $20 million. See Section 14. "Fees and Expenses." The Company will fund the purchase of Depositary Shares pursuant to the Offer and the payment of related fees and expenses from available cash of the Company, including the proceeds of the Rensselaer Phase II Transaction. The closing of the Rensselaer Phase II Transaction is a condition to the consummation of the Offer.

   SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE DEPOSITARY SHARES

   The Depositary Shares were issued by the Company in an underwritten public offering for cash that was registered under the Securities Act of 1933, as amended. The offering, which commenced on July 1, 1992, was for 2,300,000 Depositary Shares (including 300,000 Depositary Shares purchased upon exercise of the over-allotment option) at a price to the public of $25 per Depositary Share, and the Company received aggregate proceeds of $55,487,500 after deducting the aggregate underwriting discount of $2,012,500, but before expenses.

   Based upon the Company's records and upon information provided to the Company by its directors, executive officers, and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Depositary Shares during the past 40 business days.

   Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors, or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding or proxies, consents, or authorizations). As of December 31, 1998: (i) Christopher K. Seglem, the Chairman, Chief Executive Officer, and President of the Company, owned 358 units of the

Westmoreland Preferred Stock Fund, which units were held at December 31, 1998 by Mellon Bank as Trustee of the Westmoreland Coal Company and Affiliated Companies Savings/Retirement Plan, (ii) Pemberton Hutchinson, a director of the Company, owned 3,200 Depositary Shares, and (iii) Robert E. Killen, a director of the Company, owned 2,000 Depositary Shares as a personal investment, and The Killen Group, Inc., of which Mr. Killen is an affiliate, had sole voting power over 21,021 Depositary Shares held by its Berwyn Income Fund and dispositive power over 22,351 Depositary Shares held in various client accounts. Each of Messrs. Seglem, Hutchinson, and Killen has advised the Company that he intends to tender all Depositary Shares he owns pursuant to the Offer, and Mr. Killen has advised the Company that The Killen Group, Inc. intends to tender all Depositary Shares over which it exercises dispositive power.

   SECTION 13. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS

   The Company is making the Offer pursuant to the Master Agreement. The provision of the Master Agreement that requires the Company to make the Offer may be amended by consent of the Company and at least four former members of the Equity Committee or, if any former member of the Equity Committee has sold all of its shares of the Company's stock, the majority in number of the former members of the Equity Committee that are still shareholders of the Company. If all the former members of the Equity Committee have sold all of their stock in the Company, the relevant provision may be amended with the consent of a majority of the Company's shareholders. The members of the Equity Committee were Lonestar Partners, L.P., Frank E. Williams, Jr., Alvin Hoffman c/o Burt Hoffman, Offutt Securities, Inc., Wynnefield Capital, Inc., and Ryback Management Corporation. The co-chairmen of the Equity Committee were Frank E. Williams, Jr. and Jerome L. Simon, investment adviser to and general partner of Lonestar Partners, L.P. The Company's ability to extend the tender period, terminate the Offer, or modify the terms of the Offer is limited by the Master Agreement.

   Subject to the requirements of the Master Agreement (as it may be amended from time to time), the Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 8. "Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Depositary Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Depositary Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Depositary Shares may be withdrawn as set forth in Section 6. "Withdrawal Rights." The Company also expressly reserves the right, in its sole discretion, to terminate the Offer, not accept for payment and not make payment for any Depositary Shares not theretofore accepted for payment or paid for upon the occurrence of any of the conditions specified in Section 8 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Subject to compliance with applicable law and the Master Agreement, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Depositary Shares or by decreasing the number of Depositary Shares being sought in the Offer). Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

   If (a) the Company (i) increases or decreases the price to be paid for Depositary Shares or (ii) increases or decreases the number of Depositary Shares being sought and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days; provided, however, that in accordance with regulations of the Commission, no such extension is required if the Company purchases pursuant to the Offer an additional number of Depositary Shares not to exceed 2% of the number of Depositary Shares outstanding as of the date hereof. (As noted above, under the Master Agreement, any increase in the amount to be paid to the holders of Depositary Shares prior to June 30, 1999, and any change to the terms of the Offer from those specified in the Master Agreement, would require an amendment to the Master Agreement.) In addition, if a material change occurs in the information set forth herein, the Company shall disseminate promptly disclosure of such change in a manner reasonably calculated to inform holders of Depositary Shares of such changes and extend the Offer if and as appropriate.

   SECTION 14. FEES AND EXPENSES

   The Company has retained First Chicago Trust Company of New York as Depositary and Morrow & Co., Inc. as Information Agent in connection with the Offer. The Information Agent will assist shareholders who request assistance in connection with the Offer and may request brokers, dealers, and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and will also be reimbursed for reasonable out-of-pocket expenses, including attorneys' fees. The Company has agreed to indemnify the Depositary and Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations, in either case with respect to the Offer, in their respective roles as Depositary and Information Agent.

   The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company, or other person for soliciting any Depositary Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No broker, dealer, bank, trust company, or fiduciary shall be deemed to be the agent of the Company, the Depositary, or the Information Agent for purposes of the Offer.

   The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Depositary Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   SECTION 15. MISCELLANEOUS

   The Offer is not being made to, nor will the Company accept tenders from, owners of Depositary Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Depositary Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Depositary Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Depositary Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

WESTMORELAND COAL COMPANY

March 10, 1999

                                     ANNEX

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS; FINANCIAL STATEMENTS
                             AND SUPPLEMENTARY DATA

Index

Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... F-2
Consolidated Balance Sheets.............................................. F-11
Consolidated Statements of Operations.................................... F-12
Consolidated Statements of Shareholders' Equity (Deficit)................ F-13
Consolidated Statements of Cash Flows.................................... F-14
Summary of Significant Accounting Policies............................... F-16
Notes to Consolidated Financial Statements............................... F-18
Independent Auditor's Report............................................. F-49

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Management's Discussion and Analysis of Financial Condition Years Ended December 31, 1998, 1997 and 1996

 Forward-Looking Disclaimer

   Certain statements in this report which are not historical facts or information are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, the information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating losses; the completion of the sale of a significant asset; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the effect of regulatory and legal proceedings and other factors discussed in Item 1 of the Company's Form 10-K. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

 Bankruptcy Proceeding

   Westmoreland Coal Company and four subsidiaries, Westmoreland Resources, Inc., Westmoreland Coal Sales Company, Westmoreland Energy, Inc., and Westmoreland Terminal Company ("the Debtor Corporations"), filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code on December 23, 1996. On December 23, 1998, the Bankruptcy Court granted the Debtors' Motion to Dismiss the cases. The automatic stay period pursuant to the Federal Rules of Bankruptcy Procedure expired on January 4, 1999.

   Continued financial improvement of the Debtors during the bankruptcy provided the basis for dismissal and settlement with the UMWA Health and Benefit Funds, the Company's principal creditors. On October 15, 1998, the Company, the Funds, the United Mine Workers of America ("UMWA") and the Official Committee of Equity Security Holders ("Equity Committee") reached agreement on a settlement term sheet, which contained the principal terms of an agreement among them and provided for, among other things, the resolution of the Chapter 11 cases. The agreement, which facilitated a consensual dismissal of the bankruptcy cases, was announced during scheduled hearings on Westmoreland's Motion to Dismiss and the Equity Committee's Motion to Convert to Chapter 7, and the hearings were subsequently recessed. The agreement was subsequently documented in certain stipulated judgments and in a Master Agreement among the Company, the Funds, the UMWA, and the Equity Committee. On October 30, 1998, the Debtor Corporations, the Funds, the UMWA, and the Equity Committee filed a joint motion with the Bankruptcy Court, setting forth the outline of a procedure for dismissal of the Chapter 11 Cases combined with the entry of "consent judgments" in connection with certain of the pending litigation. The Debtor Corporations filed motions requesting approval of the consent judgments on or around November 18, 1998. Notices of the filing of these motions were mailed to creditors as directed by the Bankruptcy Court. There were no allowable objections and dismissal of the Chapter 11 Cases occurred on December 23, 1998. The Master Agreement was executed on January 29, 1999.

   The key terms of the Master Agreement are summarized as follows:

  . The Funds, the UMWA, and the Equity Committee withdrew their objections to the Company's Motion to Dismiss the Chapter 11 cases and joined in the entry of stipulated judgments and the execution of a Master Agreement which preserve the Company as an ongoing enterprise with undiluted ownership vested in its existing shareholders.

  . The Company agreed that it would not file, institute nor support any action under state or federal bankruptcy liquidation, insolvency or reorganization statutes for a period of five years.

  . The Company agreed to pay in full, with interest, all undisputed creditor claims and satisfy all other ongoing obligations. Pursuant to this commitment, the Company paid approximately $5.7 million to holders of undisputed claims in early January, 1999.

  . The Company agreed to pay in full all arrearages, with interest, under the Coal Industry Retirement Health Benefit Act of 1992 ("Coal Act"). Pursuant to this commitment, the Company paid approximately $18.1 million to the UMWA 1992 Benefit Plan ("1992 Plan") and approximately $19.4 million to the UMWA Combined Fund ("Combined Fund," and together with the 1992 Plan, the "Funds") in early January, 1999.

  . The Company agreed to pay $4 million to the Funds in full satisfaction of all other asserted claims for damages, liquidated damages, penalties, charges, fees and costs. The Company made this payment on February 1, 1999.

  . The Company agreed to reinstate its Individual Employer Plan for 1992 Plan retirees.

  . The Company agreed to pay its future obligations to the Funds as and when due.

  . The UMWA 1974 Pension Trust ("1974 Plan") had asserted a claim for withdrawal liability in the amount of approximately $13.8 million against the Company to which the Company objects. The Company and the 1974 Plan agreed to resolve this dispute through arbitration, as provided by law.

  . As required under the Coal Act, the Company agreed to secure its obligation to provide retiree health benefits under the 1992 Plan by posting a bond, letter of credit, or cash collateral in the amount of three years benefits (or $20.8 million). The Company has 60 days from January 4, 1999 to provide this security.

  . In addition, the Company agreed to secure its obligations to the Funds by providing the Funds with a Contingent Promissory Note ("Note"). The original principal amount of the Note is $12 million; the principal amount of the Note decreases to $6 million in 2002. The Note is payable only in the event the Company does not meet its Coal Act obligations, fails to meet certain ongoing financial tests specified in the Note, fails to maintain the required balance in the escrow account established under an escrow agreement ("Escrow Agreement"), or fails to comply with certain covenants set forth in a security agreement ("Security Agreement"). Certain notice and cure provisions are included in the Note. If no default occurs, the Note terminates on January 1, 2005. To secure its obligations to the Funds under the Note, the Company entered into a Security Agreement and an Escrow Agreement. In the Security Agreement, the Company pledged the annual cash flow to which it is entitled from the Roanoke Valley I project. Pursuant to the Escrow Agreement, the Company placed $6 million into an escrow account on February 1, 1999. In the year 2002, when the amount of the Note is reduced to $6 million, the amount in the escrow account may be adjusted so that the amount in escrow will be $8 million minus the amount of Westmorelands cash flow from the Roanoke

     Valley I project in the preceding year. In no event will the amount of the required balance in the escrow account be more than $6 million or less than zero. If the Company is not required to make payment under the Note, the Security Agreement and the Escrow Agreement terminate upon the termination of the Note. The Company executed and delivered the Note, the Security Agreement, and the Escrow Agreement to the Funds on January 29, 1999.

  . The Company agreed not to initiate further litigation to challenge the Coal Act or seek to initiate legislation to amend or reject the Coal Act.

  . The Company agreed to make payments for retiree health benefits as if it continued to be obligated under the 1993 UMWA Wage Agreement for eligible retirees and beneficiaries for a period of five years. At the expiration of such five year period, the Company is free to initiate litigation contesting its obligation to continue to provide such benefits, and the Company will continue to provide such benefits after the expiration of the five year period until it obtains a ruling from a Court of competent jurisdiction that it is not obligated to provide such benefits.

  . Provided that the pending sale of the Company's remaining interest in the Rensselaer project occurs and subject to the terms of the Master Agreement, a public tender for 1,052,631 depositary shares will be implemented, each representing one quarter of a share of the Company's outstanding Series A Convertible Exchangeable Preferred Stock, at $19 per depositary share. Assuming 1,052,631 depositary shares are tendered in the offer, the Company would be required to pay $20 million in consideration for these shares. The tender shall occur in the first quarter of 1999, or as soon thereafter as is practicable, following the date of the asset sale.

  . Unless the tender offer is initiated in time to be completed by early April, the Company will hold a meeting of shareholders by March 31, 1999, at which shareholders may nominate and elect directors and bring other matters before the shareholders. The Company presently anticipates that the shareholders' meeting will take place by May 11, 1999.

  .  The Equity Committee would dissolve on February 3, 1999.

  . Except for the payment to preferred shareholders in the tender offer, the Company may not make any other cash distribution to preferred or common shareholders for any purpose prior to June 30, 1999.

   Refer to Note 1 of the Consolidated Financial Statements for additional information concerning the bankruptcy.

 Liquidity and Capital Resources

   Cash provided by operating activities was $55,894,000 and $19,931,000 in 1998 and 1997, respectively. Cash used by operating activities totaled $14,949,000 in 1996. The increase of $35,963,000 in cash provided by operations in 1998 compared to 1997 is mainly a result of the following: proceeds from the restructuring of the Rensselaer project, termination of the over-funded salaried pension plan, increased operating revenues at WRI, and increased cash distributions from independent power projects. The increase in cash provided by operations in 1997 as compared to 1996 is principally due to decreased payments relating to heritage costs as a result of the automatic stay associated with the bankruptcy.

   Cash used in investing activities was $2,434,000 in 1998. This is the result of additions to property, plant and equipment of $2,945,000, offset by proceeds from sales of Virginia Division assets of $511,000. Cash provided by investing activities in 1997 and 1996 was $2,093,000 and $14,684,000, respectively. The reduction in cash provided from investing activities in 1997 as compared to 1996 is primarily a result of a decrease in proceeds from sales of Virginia Division assets in 1997. In 1997, the Company continued to sell various assets of the Virginia Division for aggregate net proceeds of $2,757,000. The Company received $19,689,000 from the sale of various Virginia Division assets in 1996. Offsetting these cash inflows was a cash outlay of $4,200,000 for the purchase of an additional interest in WRI in 1996.

   Cash used in financing activities in 1998, 1997 and 1996 totaled $51,000, $151,000, and $2,655,000, respectively. Cash used in 1998, 1997 and 1996 primarily related to the repayment of debt of WRI and dividends paid to minority shareholders of WRI in 1996.

   Consolidated cash and cash equivalents at December 31, 1998 totaled $84,073,000 (including $14,712,000 at WRI.) At December 31, 1997, cash and cash equivalents totaled $30,664,000 (including $11,378,000 at WRI). The cash at WRI, an 80%-owned subsidiary, is available to the Company only through dividends. In addition, the Company had restricted cash, which was not classified as cash or cash equivalents, of $4,140,000 at December 31, 1998 and $6,665,000 at December 31, 1997. The restricted cash represents an interest-bearing cash deposit account, which collateralizes the Company's outstanding surety bonds for its workers compensation self-insurance programs. The Company also has $8,000,000 in debt reserve accounts for certain of the Company's independent power projects. This cash is restricted as to its use and is classified as part of the investment in independent power projects. In addition, there is a surplus in the Company's black lung trust, approximately $10,900,000, that may be available to pay postretirement health benefits dependent upon future actuarial calculations. Refer to Note 9 to the Consolidated Financial Statements for additional information on this item.

   Preferred stock dividends at a rate of 8.5% per annum were paid quarterly from the third quarter of 1992 through the first quarter of 1994. The declaration and payment of preferred stock dividends was suspended in the second quarter of 1994 in connection with extension agreements entered into with the Company's principal lenders. Upon the expiration of these extension agreements, the Company paid a quarterly dividend on April 1, 1995 and July 1, 1995. Pursuant to the requirements of Delaware law, described below, the preferred stock dividend was suspended in the third quarter of 1995 as a result of the recognition of losses related to the idling of the Virginia division and the resulting shareholders' deficit. The seventeen quarterly dividends which are in arrears (those dividends whose payment dates would have been July 1, 1994, October 1, 1994, January 1, 1995, October 1, 1995, January 1, 1996, April 1, 1996, July 1, 1996, October 1, 1996, January 1, 1997, April
1, 1997, July 1, 1997, October 1, 1997, January 1, 1998, April 1, 1998, July
1, 1998, October 1, 1998 and January 1, 1999) amount to $20,772,000 in the aggregate ($36.13 per preferred share or $9.03 per depositary share).

   The use of cash is restricted under the Master Agreement. Except for the $20,000,000 tender offer referred to above, the Company may not redeem any equity security for cash or make any cash distributions to preferred or common shareholders for any purpose prior to June 30, 1999. Thereafter, covenant limitations included in the Master Agreement regarding liquidity, operating cash flow and debt coverage could restrict the amount of cash available for dividends for a period of six years.

   There are also statutory restrictions limiting the payment of preferred stock dividends under Delaware law, the state in which the Company is incorporated. Under Delaware law, the Company is permitted to pay preferred stock dividends only: (1) out of surplus, surplus being the amount of shareholders' equity in excess of the par value of the Company's two classes of stock; or (2) in the event there is no surplus, out of net profits for the fiscal year in which a preferred stock dividend is declared (and/or out of net profits for the preceding fiscal year), but only to the extent that shareholders' equity exceeds the par value of the preferred stock ($575,000). The Company had shareholders' equity at December 31, 1998 of $21,845,000.

   Going forward the Company's Board of Directors will review the payment of quarterly preferred stock dividends, the preferred stock dividends which are in arrears, and common stock dividends, in light of the above restrictions and consideration of the shareholders' best interests.

 Liquidity Outlook

   The major factors impacting the Company's liquidity outlook are its significant "heritage costs" and its ongoing and future business needs. These heritage costs consist primarily of cash payments for postretirement medical benefits, workers' compensation costs and UMWA pension benefits. The Company also is obligated for pension and pneumoconiosis benefits; however, both of these future obligations have a funding surplus at present. The Company has ongoing cash expenditures in excess of $16,000,000 per year for postretirement medical benefits which will remain fairly constant over the next five years and then decline to zero over the next approximately thirty-seven years. In addition, the Company has cash expenditures of approximately $3,000,000 per year for workers' compensation benefits which will steadily decline to zero over the next approximately twenty years. Since the UMWA pension plan is a multiemployer plan under ERISA a contributing company is liable for its share of unfunded vested liabilities upon termination or withdrawal from the plan. The Company believes the plan was fully funded at the time of the Company's withdrawal in 1998. However, the plan has asserted a claim of $13,800,000, which the Company vigorously contests. The Company is contesting this amount through arbitration, as provided under ERISA. Should it ultimately be determined that the Company is liable for this or some lesser amount, the Company would be required to fund the obligation over no more than nine and one half years.

   Under the Coal Act, the Company is required to provide postretirement medical benefits for UMWA miners by making premium payments into three benefit plans: (i) the UMWA Combined Benefit Fund (the "Combined Fund"), a multiemployer plan which benefits miners who retired before January 1, 1976 or who retired thereafter but whose last employer did not provide benefits pursuant to an operator-specific Individual Employer Plan ("IEP"), (ii) an IEP for miners who retired after January 1, 1976 and (iii) the 1992 UMWA Benefit Plan, a multiemployer plan which benefits (A) miners who were eligible to retire on February 1, 1993, who did retire on or before September 30, 1994 and whose former employers are no longer in business, (B) miners receiving benefits under an IEP whose former employer goes out of business and ceases to maintain the IEP, and (C) new spouses or new dependents of retirees in the Combined Fund who would be eligible for coverage thereunder but for the fact that the Combined Fund closed to new beneficiaries as of July 20, 1992. The premiums paid by the Company cover its own retirees and its allocated portion of the pool of retired miners whose previous employers have gone out of business.

   The Company, as a result of its improved financial position and subsequent dismissal from bankruptcy, satisfied all of its premium obligations to the Combined Fund through the end of 1998, and made a prepayment to the Combined Fund for its premiums for the first quarter of 1999. The payment was made on January 4, 1999. The Company's current annual premiums to the Combined Fund of approximately $6,000,000 are included in the annual cash expenditures of $16,000,000 for postretirement medical benefits described above.

   In addition, the Coal Act authorized the Trustees of the 1992 UMWA Benefit Plan to implement security provisions pursuant to the Act. In 1995, the Trustees issued security provisions which give contributors to the Plan several options for satisfying the Coal Act's security requirements, and set the level of security to be provided by the Company at approximately $21,000,000. The Company must secure its obligation to provide retiree health benefits under the 1992 Plan by posting a bond, letter of credit, or cash collateral in the amount of three years benefits (or $20.8 million). The Company has 60 days from January 4, 1999 to provide this security under terms of the Master Agreement signed on January 29, 1999.

   The Company's current principal sources of cash flow include cash distributions from its independent power projects, dividends from WRI, cash from operations of DTA and interest earned on its cash reserves. In addition, the Company will receive its share of the judgment in the ROVA litigation if VEPCO's appeal to the Virginia Supreme Court is unsuccessful and its share of the proceeds of the sale of the remaining assets of the Rensselaer facility if it is completed. Management believes that cash generated from these sources and cash reserves should be sufficient to pay the Company's heritage costs and fund its ongoing operations and other capital requirements for the foreseeable future.

   Capital commitments include a requirement to spend up to a total of $4,800,000 to repair the dragline at WRI. Approximately $2,000,000 was expended in 1998 with the remainder to be expended in 1999. The Company has undertaken to spend these amounts in order to assure continued, uninterrupted production at WRI, but the Company believes the obligation to repair the dragline is solely Morrison-Knudsen's and, therefore, is in discussion with them on this and a variety of matters, including enforcement of the Company's right to require Morrison-Knudsen to pay for the repair.

   The Company hopes to further improve its long-term liquidity in a number of ways, including the development of additional cash flow from existing and new business operations, selling the remaining Virginia Division assets and monetizing assets where proceeds on sale would exceed the expected return from continued operation. The Company also plans to seek further cost reductions wherever feasible and prudent, and attempt to reduce certain postretirement medical, workers' compensation and related payments. Although management expects to improve the Company's profitability, the time required to realize such increases cannot be estimated at this time nor can assurances be given that the Company can achieve any such improvements.

 Year 2000

   The Year 2000 ("Y2K") problem concerns the inability of information and technology-based operating systems to properly recognize and process date-sensitive information beyond December 31, 1999. This could result in systems failures and miscalculations which could cause business disruptions. Equipment that uses a date, such as computers and operating control systems, may be affected. This includes equipment used by our customers and suppliers, as well as the Company's independent power projects.

   Some of the Company's systems and related software are already Y2K compliant. The Company is actively reviewing all hardware and software associated with its computers, personal computers and client/servers, telecommunications and embedded systems found in equipment throughout its operations. This program consists of identifying and inventorying all software applications and systems, making required replacements, modifications, and testing.

   The Company recently successfully completed testing at one of the independent power projects. The project operated normally with only minor errors in the reporting process. Similar test methods will be used at the remaining projects with a scheduled completion date of September 30, 1999, for testing at all facilities.

   Computer systems at WRI's coal operations have been or will be replaced or appropriately modified by mid-1999. WRI's mining contractor and rail supplier have embarked on aggressive campaigns to bring these systems into compliance and the Company is carefully monitoring those activities.

   Compliance at the Company's terminal operations has been nearly completed through replacement of non-compliant systems. Efforts to upgrade the few remaining systems will be completed by mid-1999. The terminal is dependent on efficient and timely rail service and the Company is closely monitoring the compliance efforts of the terminal's rail service providers.

   The nature of the Company's operations make substantive contingency plans extremely difficult. No reasonable alternatives exist for the inability of the railroads to provide timely service to WRI and the DTA terminal. As previously mentioned, the Company is closely following the compliance efforts of the railroads and other major suppliers and, if necessary, will participate in those efforts.

   Based on information currently available, it is estimated that the costs to replace and modify Company systems to achieve Y2K compliance will not exceed $125,000, of which approximately $5,000 has been incurred through December 31, 1998.

   The goal is to have all critical Company systems Y2K compliant during the first half of 1999. This should allow time before December 31, 1999, to validate the system modifications and complete contingency plans for customers, suppliers and others who may not be Y2K compliant. While there can be no assurance that all such modifications and plans will be successful, the Company does not expect that any disruptions will have a material adverse effect on its overall financial position, results of operations, or liquidity.

   The foregoing constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. It is based on management's current expectations, estimates and projections, which could ultimately prove to be inaccurate. Factors which could affect the Company's ability to be Y2K compliant by the end of 1999 include the failure of customers, suppliers, governmental entities and others to achieve compliance and the inaccuracy of certifications received from them.

 New Accounting Standards

   Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), was issued in June 1998 by the Financial Accounting Standards Board. SFAS 133 establishes new accounting and reporting standards for derivative instruments and for hedging activities. This statement requires an entity to establish at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect adoption of SFAS 133 to have a material effect on its consolidated financial statements.

Results of Operations 1998 Compared to 1997

   Coal Operations. Coal revenues in 1998 were $44,010,000 compared to $47,182,000 in 1997. The change is due to a slight decrease in tons sold in 1998 compared to 1997's record setting level. Prices received were comparable in the two periods.

   Independent Power Operations. Equity in earnings of independent power operations in 1998 was $64,465,000 compared to $17,770,000 in 1997. The increase is mainly due to increased earnings at WEI's Rensselaer project as a result of the restructuring of its power purchase contract with Niagara Mohawk.

   Dominion Terminal Associates. Equity in earnings from Dominion Terminal Associates was $94,000 in 1998 compared to $880,000 in 1997. The decrease is due to a decrease in throughput as a result of a decline in export coal sales from the U.S. In 1998, as a result of the continuing decline in the export market, the Company recognized a $12,164,000 impairment charge relating to its investment in DTA. DTA is dependent upon its customer's coal export business to maintain an acceptable level of throughput. The coal export business has recently experienced a significant decline due to intense competitive pressure from coal suppliers in other nations. At this time the Company does not believe that those competitive pressures will abate in the near term. The fair value assigned to DTA was based on a recently completed sale of a similar nearby terminal.

   Selling and administrative expenses were $7,040,000 in 1998 compared to $5,932,000 in 1997. The increase is due to additional franchise taxes paid to the State of New York as a result of the Rensselaer project restructuring.

   Heritage costs were $31,449,000 in 1998 compared to $16,673,000 in 1997. The increase is due to $17,230,000 of Combined Fund benefit accruals made as a result of the bankruptcy dismissal discussed in Notes 1 and 12.

   In 1998, the Company recorded an unusual charge of $2,000,000 relating to a term of the Master Agreement described in Note 1 to the Consolidated Financial Statements. Under that Agreement, the Company agreed to make payments for retiree health benefits as if it continued to be obligated under the 1993 UMWA Wage Agreement for eligible retirees and beneficiaries for a period of five years. At the expiration of such five year period, the Company is free to initiate litigation contesting its obligation to continue to provide such benefits and the Company will continue to provide such benefits after the expiration of the five year period until it obtains a ruling from a Court of competent jurisdiction that it is not obligated to provide such benefits.

   In 1997, the Company recorded an unusual credit of $27,214,000 which included a curtailment gain of $14,199,000 associated with the anticipated expiration of the 1993 Wage Agreement and a benefit of $13,015,000 due to a charge in the estimated liability for pneumoconiosis benefits.

   Gains on the sale of assets were $475,000 for 1998 most of which related to the sales of various equipment from the idled Virginia Division. Gains on the sales of assets were $969,000 during 1997, which was net of a loss of $1,609,000 related to the removal and final sale of a longwall mining machine at the idled Virginia Division. Cash proceeds of $3,200,000 were received from the sale of the longwall mining machine but were offset by $2,000,000 of costs to remove the machine, $1,500,000 of remaining book value, and $1,300,000 relating to the buy-out of the lease on the machine. Proceeds of $1,400,000 were received from the sale of various equipment from the idled Virginia Division in 1997, all of which was recorded as a gain.

Results of Operations 1997 Compared to 1996

   Coal Operations. Coal revenues for 1997 were $47,182,000 as compared to $44,152,000 in 1996. This increase is a direct result of an increase of 2,391,000 in tons produced and sold at Westmoreland Resources, Inc. Expenses associated with coal revenues decreased as a result of the winding down of operations at the Virginia Division in 1996 and the subsequent reduction of costs associated with idle properties.

   Independent Power Operations. Equity in earnings of independent power projects in 1997 were $17,770,000 compared to $15,335,000 in 1996. This 16%
increase is attributable to an increase in project earnings primarily as a result of increased capacity payments, and reductions in operating and maintenance expenses.

   Terminal Operations. The equity in earnings of DTA of $880,000 in 1997 was comparable to the equity in earnings of $827,000 in 1996.

   Selling and administrative costs decreased $4,287,000 or 42% as a result of the continued wind-down of Virginia Division operations, a further Company wide reduction in personnel and related expenses, and lower travel, legal and consulting expenses. All expenses relating to the Company's reorganization under the Bankruptcy Code are classified separately.

   Heritage costs expensed for 1997 of $16,673,000 were comparable to the $16,686,000 of heritage costs in 1996. The majority of these liabilities were subject to compromise and were to be determined in the bankruptcy process.

   In 1997, the Company recorded an unusual credit of $27,214,000 which included a curtailment gain of $14,199,000 associated with the anticipated expiration of the 1993 Wage Agreement and a benefit of $13,015,000 due to a change in the estimated liability for pneumoconiosis benefits. In 1996, the Company recorded an unusual credit of $11,896,000, representing an adjustment of $5,896,000 to the liability for post-retirement medical benefits recorded when the Hampton Division was sold in 1995, and an adjustment of $6,000,000 related to an updated actuarial valuation of the UMWA pension withdrawal liability.

   In September, 1997, the Company completed the sale of the Corona Group which provided technical repair and maintenance services to the power generating industry. The impairment and loss on disposal of $3,518,000 in 1997, and the operating losses of $1,284,000 in 1997 and $1,049,000 in 1996, have been reflected as discontinued operations.

                   WESTMORELAND COAL COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                        ------------------
                                                          1998      1997
                                                        --------  --------
                                                           (in thousands)
                        Assets
Current assets:
 Cash and cash equivalents............................. $ 84,073  $ 30,664
 Receivables:
  Trade................................................    2,566     4,483
  Terminated pension plan, net.........................      500    13,040
  Other................................................    2,730     1,026
                                                        --------  --------
                                                           5,796    18,549
 Other current assets..................................      691       402
                                                        --------  --------
   Total current assets................................   90,560    49,615
                                                        --------  --------
Property, plant and equipment:
 Land and mineral rights...............................   10,990    11,684
 Plant and equipment...................................   94,989    94,265
                                                        --------  --------
                                                         105,979   105,949
 Less accumulated depreciation and depletion...........   69,029    70,262
                                                        --------  --------
                                                          36,950    35,687
Investment in independent power projects...............   62,386    54,152
Investment in Dominion Terminal Associates (DTA).......    5,475    18,680
Workers' compensation bond.............................    4,140     6,665
Prepaid pension cost...................................    3,748     3,528
Excess of trust assets over pneumoconiosis benefit
 obligation............................................   10,891    11,700
Other assets...........................................    1,456     1,970
                                                        --------  --------
   Total Assets........................................ $215,606  $181,997
                                                        ========  ========
         Liabilities and Shareholders' Equity
Current liabilities:
 Current installments of long-term debt................ $    200  $     51
 Accounts payable and accrued expenses:
  Trade................................................    4,213     2,894
  Taxes, other than income taxes.......................    3,893     5,208
  Workers compensation.................................    3,800       --
  Postretirement medical costs.........................   11,066       --
  Reorganization expenses..............................    7,900     1,645
  Consent judgment payment obligation..................   39,006       --
  Other accrued expenses...............................    3,143     1,205
  Reclamation costs....................................      100       100
 Income taxes..........................................    2,185       --
                                                        --------  --------
   Total current liabilities...........................   75,506    11,103
                                                        --------  --------
Liabilities subject to compromise......................      --    132,667
Long-term debt, less current installments..............    1,562       407
Accrual for workers compensation.......................   17,338       --
Accrual for postretirement medical costs...............   73,143       --
1974 UMWA Pension Plan obligations.....................   13,776       --
Accrual for reclamation costs, less current portion....    3,046     3,182
Other liabilities......................................    2,370       --
Minority interest......................................    7,020     6,245
Commitments and contingent liabilities:
Shareholders' equity
 Preferred stock of $1.00 par value Authorized
  5,000,000 shares;
  Issued and outstanding 575,000 shares................      575       575
 Common stock of $2.50 par value Authorized 20,000,000
  shares;
  Issued and outstanding 6,965,328 shares..............   17,413    17,413
 Other paid-in capital.................................   94,630    94,630
 Accumulated deficit...................................  (90,773)  (84,225)
                                                        --------  --------
   Total shareholders' equity..........................   21,845    28,393
                                                        --------  --------
   Total Liabilities and Shareholders' Equity.......... $215,606  $181,997
                                                        ========  ========

    See accompanying Summary of Significant Accounting Policies and Notes to
                       Consolidated Financial Statements.

                   WESTMORELAND COAL COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Years Ended December 31,
                                              --------------------------------
                                                1998         1997       1996
                                              --------  -------------- -------
                                                        (in thousands)
Revenues:
 Coal.......................................  $ 44,010     $47,182     $44,152
 Independent power projects--equity in
  earnings..................................    64,465      17,770      15,335
 Dominion Terminal Associates ("DTA")--
  equity in earnings .......................        94         880         827
                                              --------     -------     -------
                                               108,569      65,832      60,314
                                              --------     -------     -------
Cost and expenses:
 Cost of sales--coal........................    37,472      42,063      50,863
 Depreciation, depletion and amortization...     2,289       1,715       2,336
 Selling and administrative.................     7,040       5,932      10,219
 Heritage costs.............................    31,449      16,673      16,686
 Pension expense (benefit) (including
  termination gain of $1,512,000 in 1997)...       111      (5,547)     (3,601)
 Unusual charges (credits)..................     2,000     (27,214)    (11,896)
 Doubtful accounts recoveries...............    (1,028)     (1,410)     (3,449)
 DTA impairment charge......................    12,164         --          --
                                              --------     -------     -------
                                                91,497      32,212      61,158
                                              --------     -------     -------
Operating income (loss).....................    17,072      33,620        (844)
Other income (expense):
 Gains on sales of assets (including
  $10,700,000 from Penn Virginia Corporation
  in 1996) .................................       475         969      24,238
 Interest expense...........................      (190)       (320)       (400)
 Interest income............................       --          --        1,455
 Minority interest..........................      (775)     (1,092)       (890)
 Other income...............................     1,999         713       2,036
                                              --------     -------     -------
                                                 1,509         270      26,439
                                              --------     -------     -------
Income from continuing operations before
 reorganization items and income taxes......    18,581      33,890      25,595
Reorganization items:
 Legal and consulting fees..................    (9,872)     (2,484)        --
 Interest expense...........................    (5,188)        --          --
 Interest income............................     3,594       1,552         --
                                              --------     -------     -------
Income before income taxes..................     7,115      32,958      25,595
Income tax expense..........................     3,787         --          575
                                              --------     -------     -------
Income from continuing operations...........     3,328      32,958      25,020
Discontinued operations:
 Operating loss.............................       --       (1,284)     (1,049)
 Impairment and loss on disposal............       --       (3,518)        --
                                              --------     -------     -------
 Loss from discontinued operations..........       --       (4,802)     (1,049)
Cumulative effect of changes in accounting
 principles.................................    (9,876)        --       14,372
                                              --------     -------     -------
Net income (loss)...........................    (6,548)     28,156      38,343
Less preferred stock dividends in arrears...     4,888       4,888       4,888
                                              --------     -------     -------
Net income (loss) applicable to common
 shareholders...............................  $(11,436)    $23,268     $33,455
                                              ========     =======     =======
                                                 Years Ended December 31,
                                              --------------------------------
                                                1998         1997       1996
                                              --------  -------------- -------
                                              (in thousands except per share
                                                           data)
Income (loss) per share applicable to common
 shareholders:
 Continuing operations......................  $   (.22)    $  4.03     $  2.89
 Discontinued operations....................       --        (0.69)       (.15)
 Cumulative effect of changes in accounting
  principles................................     (1.42)        --         2.06
                                              --------     -------     -------
                                              $  (1.64)    $  3.34     $  4.80
                                              ========     =======     =======
Pro forma amounts assuming the changes in
 accounting principles are applied
 retroactively:
 Net income (loss) applicable to common
  shareholders .............................  $ (1,560)                $19,083
 Income (loss) per share applicable to
  common shareholders.......................  $   (.22)                $  2.74
                                              ========     =======     =======
Weighted average number of common shares
 outstanding--basic and diluted.............     6,965       6,965       6,965

    See accompanying Summary of Significant Accounting Policies and Notes to
                       Consolidated Financial Statements.

                   WESTMORELAND COAL COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 Years Ended December 31, 1996, 1997, and 1998

                           Class A
                         Convertible                                        Total
                         Exchangeable            Other                  Shareholders'
                          Preferred   Common    Paid-In     Accumulated    Equity
                            Stock     Stock     Capital       Deficit     (Deficit)
                         ------------ ------ -------------- ----------- -------------
                                             (in thousands)
Balance at January 1,
 1996...................     $575     17,413     94,630      (150,724)     (38,106)
  Net income............      --         --         --         38,343       38,343
                             ----     ------     ------      --------      -------
Balance at December 31,
 1996...................      575     17,413     94,630      (112,381)         237
  Net income............      --         --         --         28,156       28,156
                             ----     ------     ------      --------      -------
Balance at December 31,
 1997...................      575     17,413     94,630       (84,225)      28,393
  Net loss..............      --         --         --         (6,548)      (6,548)
                             ====     ======     ======      ========      =======
Balance at December 31,
 1998...................     $575     17,413     94,630       (90,773)      21,845
                             ====     ======     ======      ========      =======


    See accompanying Summary of Significant Accounting Policies and Notes to
                       Consolidated Financial Statements.

                   WESTMORELAND COAL COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                         (in thousands)
Cash flows from operating activities:
Net income (loss)................................... $(6,548) $28,156  $38,343
 Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
 Equity in earnings of independent power projects... (64,465) (17,770) (15,335)
 Cash distributions from independent power
  projects..........................................  46,355   14,995   12,971
  Equity earnings from Dominion Terminal Associ-
   ates.............................................     (94)    (880)    (827)
  Cash generated by Dominion Terminal Associates
   facility.........................................   2,952    4,865    3,786
  Cash contributions to Dominion Terminal Associ-
   ates.............................................  (1,877)  (2,883)  (3,187)
  DTA impairment charge.............................  12,164      --       --
  Depreciation, depletion and amortization..........   2,289    1,715    2,336
  Gain on termination of pension plan...............     --    (1,512)     --
  Unusual charges (credits).........................   2,000  (27,214) (11,896)
  Gains on sales of assets..........................    (475)    (969) (24,238)
  Cash from pension termination, net................  12,540      --       --
  Distribution from pneumoconiosis trust............   2,634      --       --
  Minority interest.................................     775    1,092      890
  Deferred income tax benefit.......................     --       --      (579)
  Impairment and loss on disposition of discontin-
   ued operations...................................     --     3,518      --
  Cumulative effect of change in accounting princi-
   ple..............................................   9,876      --   (14,372)
  Other.............................................    (358)      96    2,747
Changes in assets and liabilities:
   Receivables, net of allowance for doubtful ac-
    counts..........................................     213    1,392   (1,331)
   Inventories......................................     --       660      252
   Prepaid pension cost.............................    (220)  (4,035)     --
   Excess of trust assets over pneumoconiosis bene-
    fit obligation..................................  (1,825)   1,188      127
   Accounts payable and accrued expenses............   1,690      880   (9,037)
   Income taxes payable.............................   2,185      --    (2,905)
   Accrual for workers' compensation................    (678)     --    (6,285)
   Accrual for postretirement medical costs.........  (2,502)     --     7,250
   Consent judgment payment obligation..............  39,006      --       --
   Other liabilities................................  (5,998)      15     (914)
                                                     -------  -------  -------
Net cash provided by (used in) operating activities
 before
 reorganization items...............................  49,639    3,309  (22,204)
                                                     -------  -------  -------
Changes in reorganization items:
 Trade and other liabilities subject to
  compromise........................................     --    14,977    7,255
 Reorganization expenses............................   6,255    1,645      --
                                                     -------  -------  -------
 Net change in reorganization items.................   6,255   16,622    7,255
                                                     -------  -------  -------
Net cash provided by (used in) operating activi-
 ties...............................................  55,894   19,931  (14,949)
Cash flows from investing activities:
 Additions to property, plant and equipment.........  (2,945)    (174)    (664)
 (Increase) decrease in notes receivable............     --       --      (141)
 Purchase of additional interest in WRI.............     --       --    (4,200)
 Net proceeds from sales of investments and assets..     511    2,757   19,689
 Cash held by subsidiary disposed of................      --     (490)     --
                                                     -------  -------  -------
Net cash (used in) provided by investing activi-
 ties...............................................  (2,434)   2,093   14,684
                                                     -------  -------  -------
Cash flows from financing activities:
 Repayment of long-term debt........................     (51)    (151)  (1,662)
 Dividends paid to minority shareholders of subsidi-
  ary...............................................     --       --      (993)
                                                     -------  -------  -------
Net cash used in financing activities...............     (51)    (151)  (2,655)
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents........................................  53,409   21,873   (2,920)
Cash and cash equivalents, beginning of year........  30,664    8,791   11,711
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............. $84,073  $30,664  $ 8,791
                                                     =======  =======  =======
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
 Interest........................................... $    27  $    31  $   228
 Income taxes.......................................     120      --     1,140

    See accompanying Summary of Significant Accounting Policies and Notes to
                       Consolidated Financial Statements.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CASH FLOWS -- (Continued)

   In September 1997, the Company completed the sale of the Corona Group Inc. ("Corona"). Corona was sold for $895,000 in notes receivable, the Company retained a 15% interest in Corona, and the purchaser assumed a contingent liability.

   In September 1996, the Company completed a non-cash transaction for the transfer of several of its idled Virginia Division mining operations. In exchange for these operations, the purchaser assumed responsibility for certain reclamation obligations amounting to approximately $2,200,000. The entire amount of the obligations assumed was recorded as a gain on the sale of assets.

   In May 1996, the Company completed non-cash transactions for the sale of its idled Wentz and Pine Branch Mining operations. The purchasers of those assets assumed reclamation and other liabilities totaling approximately $3,000,000 as part of those transactions. The entire amount of the obligations assumed was recorded as a gain on the sale of assets.



     See accompanying Summary of Significant Accounting Policies and Notes to
                      Consolidated Financial Statements.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation Policy

   The consolidated financial statements of Westmoreland Coal Company (the "Company") include the accounts of the Company and its majority-owned subsidiaries, after elimination of intercompany balances and transactions. The Company uses the equity method of accounting for companies where its ownership is between 20% and 50% and for partnerships and joint ventures in which less than a controlling interest is held.

 Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent liabilities in order to prepare these financial statements in conformity with generally accepted accounting principles. Actual results will likely differ from those estimates.

 Cash Equivalents

   The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. All such instruments are carried at cost. Cash equivalents consists of Eurodollar time deposits, money market funds and bank repurchase agreements.

 Property, Plant and Equipment

   Property, plant and equipment are carried at cost and include expenditures for new facilities and those expenditures that substantially increase the productive lives of existing plant and equipment. Development costs of mines are capitalized until commercial operations commence. Maintenance and repair costs are expensed as incurred. Mineral rights and development costs are depleted based upon estimated recoverable proven and probable reserves. Plant and equipment are depreciated straight-line over the assets' estimated useful lives, ranging from 3 to 40 years. The Company assesses the carrying value of its property, plant and equipment for impairment by comparing estimated undiscounted cash flows expected to be generated from such assets with their net book value. If net book value exceeds estimated cash flows, the asset is written down to fair value. When an asset is retired or sold, its cost and related accumulated depreciation and depletion are removed from the accounts. The difference between unamortized cost and proceeds on disposition is recorded as a gain or loss. Fully depreciated plant and equipment still in use are not eliminated from the accounts.

 Workers' Compensation and Pneumoconiosis Benefit Liabilities

   The Company is self-insured for workers' compensation claims incurred prior to 1996 and federal and state pneumoconiosis benefits for current and former employees. Workers compensation claims incurred after January 1, 1996 are covered by a third party insurance provider.

   The liability for workers' compensation claims is an actuarially determined estimate of the ultimate losses incurred on such claims based on the Company's experience, and includes a provision for incurred but not reported losses. Adjustments to the probable ultimate liability are made continually based on subsequent developments and experience and are included in operations as incurred.

   Effective January 1, 1996 and as discussed in Note 9, the Company changed its method of accounting for pneumoconiosis benefits to recognize actuarial gains and losses related to the pneumoconiosis benefit obligation, as actuarially determined, in the period in which they occur. Previously, the Company accrued for the projected costs of pneumoconiosis benefits, on an actuarial basis, over the period which benefits were expected to be paid. An independent trust has been established to pay these benefits.

 Post Retirement Benefits Other than Pensions

   The Company accounts for health care and life insurance benefits provided to certain retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. The Company is amortizing its transition obligation, for past service costs relating to these benefits, over twenty years. For UMWA represented union employees who retired prior to 1976, the Company provides similar medical and life insurance benefits by making payments to a multiemployer union trust fund. The Company expenses such payments when made.

 Coal Revenues

   The Company recognizes coal sales revenue at the time title passes to the customer. The Company also records as revenue amounts received from coal related activities, such as proceeds from coal contract buy-outs and coal option payments. Coal revenues include the sale of mined coal and sales of coal produced by unaffiliated mining companies where the Company is a sales agent or broker. The Company recognizes revenue for the coal sold for unaffiliated companies since the Company assumes the credit risk for the sale, performs other services such as invoicing, quality control and shipment monitoring, and in most cases takes title to the coal. The Company had no revenue pertaining to coal sold for others during 1998 or 1997. Coal revenues pertaining to coal sold for other companies amounted to $11,598,000 in 1996.

 Reclamation

   Reclamation costs at WRI are fixed and are being recognized evenly over a 15 year period. Total expected reclamation costs at idled sites were fully accrued at the time of idling. Estimates at idle sites are periodically reviewed and adjustments are made in accruals to provide for changes in expected future costs.

 Income Taxes

   The Company accounts for deferred income taxes using the asset and liability method. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Company's financial statements based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse.

 Income (Loss) Per Share Applicable to Common Shareholders

   Income (loss) per share applicable to common shareholders has been calculated based on the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standards No. 128, issued in February 1997.

 Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year presentation.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1998, 1997 and 1996

1. NATURE OF OPERATIONS

   The Company's principal activities, conducted within the United States are:
(i) the production and sale of coal from a contractor operated mine in the Powder River Basin in Eastern Montana; (ii) the ownership of interests in cogeneration and other non-regulated independent power plants; and (iii) the leasing of capacity at Dominion Terminal Associates, a coal storage and vessel loading facility.

 Chapter 11 Reorganization Proceedings

   On December 23, 1996 ("Petition Date"), Westmoreland Coal Company and four subsidiaries, Westmoreland Resources, Inc., Westmoreland Coal Sales Company, Westmoreland Energy, Inc., and Westmoreland Terminal Company (the "Debtor Corporations"), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado (the "Chapter 11 Cases"). By order of the Bankruptcy Court entered on December 23, 1998, pursuant to the request of the Debtor Corporations, the Chapter 11 Cases were dismissed. There were no objections during the ten day stay period that expired on January 4, 1999. Upon the dismissal, the Debtor Corporations were and are no longer subject to the protections afforded or restrictions imposed by the Bankruptcy Code. Prior to the dismissal, the Debtor Corporations were in possession of their respective properties and assets and were operating as debtors in possession pursuant to provisions of the Bankruptcy Code. During the Chapter 11 Cases, the Debtor Corporations engaged in litigation with the 1992 UMWA Benefit Plan (the "1992 Plan"), the UMWA Combined Benefit Fund (the "Combined Fund") and the 1974 UMWA Pension Plan (the "1974 Plan") (sometimes collectively referred to as the "Funds") as well as the UMWA regarding various matters. With respect to the 1992 Plan and the Combined Fund, the key issues in dispute were (i) whether the postpetition assessments of the 1992 Plan and the Combined Fund under the Coal Industry Retirement Health Benefits Act of 1992 (the "Coal Act") are entitled to administrative priority in the Chapter 11 Cases; (ii) if the 1992 Plan's and the Combined Fund's claims are not entitled to administrative priority but instead constitute general unsecured non-priority claims, what is the allowed amount of those claims for bankruptcy purposes; and (iii) whether the claims and assessments of the 1992 Plan and the Combined Fund violate the United States Constitution. The Debtor Corporations and the 1992 Plan also disputed whether the Company could be compelled to "reinstate" its individual employer plan (the "IEP") for those beneficiaries who were eligible and were receiving benefits under the IEP as of February 1, 1993 and who retired before October 1, 1994, and their dependents. With respect to the 1974 Plan, the key issue was the date of withdrawal and the Company's liability for its share of unfunded vested liabilities, if any, upon termination or withdrawal from the plan. With respect to the UMWA, the key issue was the effect of the expiration of the 1993 Collective Bargaining Agreement on the Company's obligation to provide health care benefits to the beneficiaries covered by that agreement.

   During the Chapter 11 Cases, pursuant to an order entered on September 5, 1997, the Bankruptcy Court ruled that the 1992 Plan's claims were not entitled to administrative priority but instead constituted general unsecured non-priority claims, and that the 1992 Plan could not compel reinstatement of the IEP. Thereafter, by order dated June 11, 1998, the Bankruptcy Court determined, among other things, that the 1992 Plan held a prepetition general unsecured claim against the Debtor Corporations in the amount of $146,103,383.

   During the Chapter 11 Cases, both the Debtor Corporations and the Funds filed plans of reorganization (the "Competing Plans"). Each Competing Plan was premised upon the treatment of

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the 1992 Plan's and Combined Fund's claims as general unsecured non-priority claims. After the Bankruptcy Court issued the above-noted ruling regarding the amount of the 1992 Plan's general unsecured claim, the Bankruptcy Court deemed the Debtor Corporations' Competing Plan withdrawn as unconfirmable absent a change in law or circumstances.

   On July 9, 1998, the United States Court of Appeals for the Tenth Circuit ("Tenth Circuit") decided UMWA 1992 Plan v. Rushton (In re Sunnyside), 146 F.3d 1273 (10th Cir. 1998) ("Sunnyside"). In Sunnyside, the Tenth Circuit held that the premium assessments for the 1992 Plan at issue in that case are taxes entitled to administrative priority in bankruptcy. Although the Debtor Corporations previously contended that the facts in Sunnyside were distinguishable from the facts in the Debtor Corporations' case, the Tenth Circuit's broad decision appeared to dictate that the postpetition assessments of the 1992 Plan (and the Combined Fund) are entitled to administrative priority in the Chapter 11 Cases to the extent allowed. As a result, on July 28, 1998, the Debtor Corporations filed a motion before the United States District Court of Colorado (the "District Court"), moving to reverse the Bankruptcy Court's September 5, 1997 order which held that the claims of the 1992 Plan were general unsecured prepetition claims. The District Court granted the Debtor Corporation's motion, thereby reversing the Bankruptcy Court's September 5, 1997 ruling with respect to the priority of the 1992 Plan's assessments but otherwise vacating and remanding back to the Bankruptcy Court the remaining aspects of the Bankruptcy Court's rulings involving the 1992 Plan including the determination that the 1992 Plan's allowed claim was $146,103,383. Thereafter, the Funds advised the Bankruptcy Court that the Funds had withdrawn their Competing Plan.

   On July 28, 1998, the Debtor Corporations filed a motion ("Dismissal Motion") before the Bankruptcy Court to dismiss these Chapter 11 Cases based upon the foregoing substantial changes in law, the improvement in their financial condition and their belief that dismissal would benefit all creditors and shareholders. As a condition to dismissal, the Debtor Corporations proposed to: (i) pay in full all undisputed claims, including the assessments of the 1992 Plan and the Combined Fund through the effective date of dismissal ("Dismissal Date"); (ii) provide such security as is required by section 9712(d)(1)(C) of the Coal Act; (iii) pay all future premiums assessed by the 1992 Plan and the Combined Fund on an ongoing basis as and when due; and (iv) not pay dividends to preferred or common shareholders based on funds on hand or earnings prior to the Dismissal Date and only to pay dividends in the future if and to the extent that the Debtor Corporations have current earnings which would permit the payment of such dividends under applicable Delaware law. Westmoreland Coal also proposed to continue to maintain its individual employee plan ("IEP") for the benefit of retirees under the 1993 collective bargaining agreement between Westmoreland Coal and the UMWA even beyond the expiration of that agreement in August of 1998, unless and until a forum of competent jurisdiction determined that it was not required to do so. The Dismissal Motion stated that the Debtor Corporations reserved their right to contest the constitutionality of the Coal Act and/or to seek to recover any payments made to the 1992 Plan or the Combined Fund in any appropriate forum. The Equity Committee (see below) and the Funds opposed this motion.

   On June 29, 1998, the Office of the United States Trustee granted certain shareholders' request to appoint an Official Committee of Equity Security Holders ("Equity Committee") pursuant to Bankruptcy Code section 1102(a)(1). The Equity Committee retained its own counsel and financial advisor, subject to the Company's obligation under the Bankruptcy Code to pay their reasonable and necessary fees and expenses. On July 28, 1998, the Equity Committee filed a motion ("Conversion Motion") before the Bankruptcy Court to convert the Debtor Corporations' cases to Chapter 7, contending that pursuant to Sunnyside, liquidation of the Company would maximize recovery for shareholders since the Funds' allowable claims would be limited to those accruing during the

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

bankruptcy and that the Funds' amended plan of reorganization was not confirmable. The Debtor Corporations opposed the Conversion Motion, as did the Funds.

   On October 15, 1998 the Company, the Funds, the UMWA, and the Equity Committee reached agreement on a settlement term sheet, which contained the principal terms of an agreement among them and provided for, among other things, the resolution of the Chapter 11 cases. The agreement was read into the record during scheduled hearings on the Dismissal Motion and the Conversion Motion, and following such announcement the hearings were recessed.

   On October 30, 1998, the Debtor Corporations, the Funds, and the Equity Committee filed a joint motion with the Bankruptcy Court, setting forth the outline of a procedure for dismissal of the Chapter 11 Cases combined with the entry of "consent judgments" in connection with certain of the pending litigation. The Bankruptcy Court approved the proposed procedure at a hearing held before the Bankruptcy Court on November 10, 1998. The procedure called for the consensual, unconditional dismissal of the chapter 11 cases in conjunction with certain consent judgments related to contested matters with the Funds and resolution of all remaining items by contractual settlement agreement among the parties.

   The parties negotiated and documented certain additional agreements, a consent judgment in the prepetition litigation in the Virginia District Court (imposing obligations that duplicate the obligations imposed under the above-referenced consent judgments) and documents to further memorialize the parties' agreement. These documents and agreements include: the Master Agreement; various pleadings filed in Micheal Buckner, et. al. v. Westmoreland Coal Co., et al., Civil Action No. 96-0187-A, in the United States District Court for the Western District of Virginia, comprised of the Joint Motion to Join the Combined Benefit Fund, the Joint Motion for Stipulated Final Order, the Memorandum in Support of Joint Motion for Stipulated Final Order and the Stipulated Final Order; the Contingent Note, the Escrow Agreement for the Contingent Note; and the Security Agreement for the Contingent Note. These agreements and documents imposed certain material obligations on the Debtor Corporations. Thereafter, the Debtor Corporations filed motions with the Bankruptcy Court requesting approval of the consent judgments, which motions were granted (and the consent judgments and dismissal order were entered) on December 23, 1998.

   The key terms of the Master Agreement are summarized as follows:

  . The Funds, the UMWA, and the Equity Committee withdrew their objections to the Company's Motion to Dismiss the Chapter 11 cases and joined in the entry of stipulated judgments and the execution of a Master Agreement which preserve the Company as an ongoing enterprise with undiluted ownership vested in its existing shareholders.

  . The Company agreed that it would not file, institute nor support any action under state or federal bankruptcy liquidation, insolvency or reorganization statutes for a period of five years.

  . The Company agreed to pay in full, with interest, all undisputed creditor claims and satisfy all other ongoing obligations. Pursuant to this commitment, the Company paid approximately $5.7 million to holders of undisputed claims in early January, 1999.

  . The Company agreed to pay in full all arrearages, with interest, under the Coal Industry Retirement Health Benefit Act of 1992 ("Coal Act"). Pursuant to this commitment, the Company paid approximately $18.1 million to the UMWA 1992 Benefit Plan ("1992 Plan") and approximately $19.4 million to the UMWA Combined Fund ("Combined Fund," and together with the 1992 Plan, the "Funds") in early January, 1999.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  . The Company agreed to pay $4 million to the Funds in full satisfaction of all other asserted claims for damages, liquidated damages, penalties, charges, fees and costs. The Company made this payment on February 1, 1999.

  . The Company agreed to reinstate its Individual Employer Plan for 1992 Plan retirees.

  . The Company agreed to pay its future obligations to the Funds as and when due.

  . The UMWA 1974 Pension Trust ("1974 Plan") had asserted a claim for withdrawal liability in the amount of approximately $13.8 million against the Company to which the Company objects. The Company and the 1974 Plan agreed to resolve this dispute through arbitration, as provided by law.

  . As required under the Coal Act, the Company agreed to secure its obligation to provide retiree health benefits under the 1992 Plan by posting a bond, letter of credit, or cash collateral in the amount of three years benefits (or $20.8 million). The Company has 60 days from January 4, 1999 to provide this security.

  . In addition, the Company agreed to secure its obligations to the Funds by providing the Funds with a Contingent Promissory Note ("Note"). The original principal amount of the Note is $12 million; the principal amount of the Note decreases to $6 million in 2002. The Note is payable only in the event the Company does not meet its Coal Act obligations, fails to meet certain ongoing financial tests specified in the Note, fails to maintain the required balance in the escrow account established under the Escrow Agreement, or fails to comply with certain covenants set forth in a security agreement. Certain notice and cure provisions are included in the Note. If no default occurs, the Note terminates on January 1, 2005. To secure its obligations to the Funds under the Note, the Company entered into a Security Agreement and an Escrow Agreement. In the Security Agreement, the Company pledged the annual cash flow to which it is entitled from the Roanoke Valley I project. Pursuant to the Escrow Agreement, the Company placed $6 million into an escrow account on February 1, 1999. In the year 2002, when the amount of the Note is reduced to $6 million, the amount in the escrow account may be adjusted so that the amount in escrow will be $8 million minus the amount of Westmorelands cash flow from the Roanoke Valley I project in the preceding year. In no event will the amount of the required balance in the escrow account be more than $6 million or less than zero. If the Company is not required to make payment under the Note, the Security Agreement and the Escrow Agreement terminate upon the termination of the Note. The Company executed and delivered the Note, the Security Agreement, and the Escrow Agreement to the Funds on January 29, 1999.

  . The Company agreed not to initiate further litigation to challenge the Coal Act or seek to initiate legislation to amend or reject the Coal Act.

  . The Company agreed to make payments for retiree health benefits as if it continued to be obligated under the 1993 UMWA Wage Agreement for eligible retirees and beneficiaries for a period of five years. At the expiration of such five year period, the Company is free to initiate litigation contesting its obligation to continue to provide such benefits, and the Company will continue to provide such benefits after the expiration of the five year period until it obtains a ruling from a Court of competent jurisdiction that it is not obligated to provide such benefits.

  . Provided that the pending sale of the Company's remaining interest in the Rensselaer project occurs and subject to the terms of the Master Agreement, a public tender for 1,052,631

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     depositary shares will be implemented, each representing one quarter of a share of the Company's outstanding Series A Convertible Exchangeable Preferred Stock, at $19 per depositary share. Assuming 1,052,631 depositary shares are tendered in the offer, the Company would be required to pay $20 million in consideration for these shares. The tender shall occur in the first quarter of 1999, or as soon thereafter as is practicable, following the date of the asset sale.

  . Unless the tender offer is initiated in time to be completed by early April, the Company will hold a meeting of shareholders by March 31, 1999, at which shareholders may nominate and elect directors and bring other matters before the shareholders. The Company presently anticipates that the shareholders' meeting will take place by May 11, 1999.

  .  The Equity Committee would dissolve on February 3, 1999.

  . Except for the payment to preferred shareholders in the tender offer, the Company may not make any other cash distribution to preferred or common shareholders for any purpose prior to June 30, 1999.

   On October 30, 1998, the Debtor Corporations, the Funds, and the Equity Committee filed a joint motion with the Bankruptcy Court, setting forth the outline of a procedure for dismissal of the Chapter 11 Cases combined with the entry of "consent judgments" in connection with certain of the pending litigation. The Bankruptcy Court approved the proposed procedure at a hearing held before the Bankruptcy Court on November 10, 1998. Thereafter, the Debtor Corporations filed motions with the Bankruptcy Court requesting approval of the consent judgments, which motions were granted (and the consent judgments and dismissal order were entered) on December 23, 1998.

   The consent judgment in respect of the 1992 Plan required the payment of:
(i) an allowed unsecured non-priority claim against the Debtor Corporations in the amount of $1,097,000, plus interest at the rate established under Internal Revenue Code ("I.R.C.") (S) 6621 on this claim from December 23, 1996 through the date of payment, less $200,000 (together with interest thereon) deposited with the 1992 Plan pursuant to certain prepetition litigation before the United States District for the Western District of Virginia (the "Virginia District Court"); and (ii) premiums payable to the 1992 Plan under Section 9712 of the Coal Act for the time periods beginning on and after December 23, 1996 and ending on such payment date, in the amount of approximately $16,500,000, plus interest at the rate established pursuant I.R.C. (S) 6621 from October 15, 1998 through the date of payment. In addition, this consent judgment requires the Debtor Corporations to post security in the amount of $20,800,000 pursuant to Section 9712(d)(1)(C) of the Coal Act, within sixty
(60) days of the effectiveness of such judgment. The consent judgment in respect of the Combined Fund required the payment of: (i) an allowed unsecured non-priority claim against the Debtor Corporations in the amount of $8,581,000, plus interest at the rate established under I.R.C.(S) 6621, on this claim from December 23, 1996 through the date of payment; and (ii) all Combined Fund premiums accrued with respect to the Debtor Corporations for the plan years beginning October 1, 1997 in the amount of $5,581,000, plus interest on such amount pursuant I.R.C. (S) 6621, for the period beginning October 1, 1997 through the date of payment. In addition, the Debtor Corporations were required to pay one-half the Combined Fund's October 1, 1998 annual premium assessment of $6,111,000, subject to certain discount/interest calculations. The total payments by the Company to the 1992 Plan and the Combined Fund made on January 4, 1999 were approximately $37,500,000. All of these charges were recognized as expenses and accrued on the balance sheet in 1998, with the exception of the 1992 Plan premiums, which were previously recognized in accordance with FAS 106.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   During 1998, the Company recognized $9,872,000 in legal and consulting fees related to the bankruptcy, including fees attributable to the activities of the Equity Committee which, under Federal Bankruptcy Law, must be funded by the Company. In February, 1999, pursuant to the Master Agreement, the Company paid to the 1992 Plan and the Combined Fund an additional $4 million (which had been accrued in 1998) in full and final satisfaction of additional claims, including claims for attorney's fees, that arose prior to that date and paid bonuses totaling $2,600,000.

 Liabilities Subject to Compromise

   As discussed above, the Company was a debtor-in-possession from December 23, 1996 through December 23, 1998, at which time the Bankruptcy Court dismissed the case. The following discussion relating to liabilities subject to compromise applies only to liabilities at December 31, 1997, while the Company was in bankruptcy. None of the Company's liabilities at December 31, 1998, are subject to compromise and have been classified accordingly.

   The filing of the Chapter 11 Cases by the Debtor Corporations (i) automatically stayed actions by creditors and other parties in interest to recover any claim that arose prior to the commencement of the cases, and (ii) served to accelerate, for purposes of allowance, all prepetition liabilities of the Company, whether or not those liabilities were liquidated or contingent as of the Petition Date. In accordance with AICPA Statement of Position 90-7 ("Financial Reporting by Entities in Reorganization under the Bankruptcy Code") liabilities subject to compromise were segregated from those that were not in the accompanying balance sheet. The following table sets forth the liabilities of the Company that were subject to compromise as of December 31, 1997:

                                                               December 31, 1997
                                                               -----------------
      Trade and other liabilities.............................   $  7,035,000
      Long-term debt..........................................      1,607,000
      1974 UMWA Pension Plan..................................     13,800,000
      Workers' compensation...................................     24,341,000
      1992 UMWA Benefit Plan..................................     40,469,000
      1993 Wage Agreement Plan................................     32,067,000
      UMWA Combined Benefit Fund..............................            --
      Salaried Plan...........................................     12,175,000
      SERP....................................................      1,173,000
                                                                 ------------
        Total.................................................   $132,667,000
                                                                 ============

2. ACQUISITIONS

 Westmoreland Resources, Inc.

   During 1996, the Company increased its ownership in Westmoreland Resources, Inc. ("WRI") from 60% to 80% through the completion of separate transactions with Morrison Knudsen ("MK") and Penn Virginia Corporation ("Penn Virginia"). As a result of these transactions, MK is now a 20% minority owner of WRI and will continue as the contract operator for WRI.

   Westmoreland purchased a 4% share of WRI from MK for $1,200,000 cash on September 30, 1996. Westmoreland also exercised a previously negotiated option with Penn Virginia Corporation for the purchase of Penn Virginia's 16% share of WRI for $3,000,000 cash on October 1, 1996, increasing Westmoreland's ownership to 80%. The transactions were accounted for as purchases and the excess

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

of the share of the book value of the assets acquired over the cost of the interests purchased is reflected as a reduction in the carrying value of land and mineral rights.

3. DISPOSITIONS

 The Corona Group

   On September 9, 1997 the Company completed the sale of the Corona Group which provides technical repair and maintenance services to the power generating industry. Revenues for the discontinued operations were $3,814,000, and $7,800,000 in 1997 and 1996, respectively. The Company recorded a loss on disposition of $418,000 during the third quarter of 1997. The Company previously recorded an impairment of $3,100,000 relating to its investment in Corona in the second quarter of 1997. Consideration received from the sale included secured promissory notes receivable of $895,000, of which $570,000 was paid in 1997. The remaining $325,000 is due no later than September 10, 1999. The Company also retained a 15% interest in the Corona Group.

 Virginia Division

   In 1998 and 1997, the Company sold various assets of the Virginia Division for aggregate net proceeds of $511,000 and $2,757,000, respectively, and recorded gains of $475,000 and $969,000, respectively. The purchasers assumed certain reclamation liabilities associated with these assets.

   During 1996, the Company realized proceeds of $19,689,000 from the sale of Virginia Division in nine separate transactions. The gain on these transactions was $24,238,000 which included $5,224,000 in reclamation obligations that were assumed by the various purchasers.

4. UNUSUAL CHARGES OR CREDITS

 1996

   In 1996, the Company recorded an unusual credit of $11,896,000 for the adjustment of accrued post-retirement medical benefits of $5,896,000 recorded when the Hampton Division was sold in 1995 and an adjustment of $6,000,000 related to an updated actuarial valuation of the UMWA pension withdrawal liability. See Notes 10 and 11.

 1997

   In 1997, the Company recorded an unusual credit of $14,199,000 for a curtailment gain relating to the 1993 Wage Agreement. See Note 10. In 1997, the Company also recorded an unusual credit of $13,015,000 due to a change in the estimated liability for pneumoconiosis benefits. See Note 9.

 1998

   On January 29, 1999, the Company executed the Master Agreement described in
Note 1 to the Consolidated Financial Statements. Under that Agreement, the Company agreed to make payments for retiree health benefits as if it continued to be obligated under the 1993 UMWA Wage Agreement for eligible retirees and beneficiaries for a period of five years. At the expiration of such five year period, the Company is free to initiate litigation contesting its obligation to continue to provide such benefits, and the Company will continue to provide such benefits after the expiration of the five year period until it obtains a ruling from a Court of competent jurisdiction that it is not obligated to provide such benefits. The estimated present value of the Company's obligation to provide these benefits for the five year period is approximately $2,000,000, and was charged to expense in 1998. The Company

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

currently expects that it will be necessary to litigate this matter at the conclusion of the five year period. On the advice of counsel, management believes that the Company should prevail in any such litigation, although, as in any litigation, there can be no assurance. Should the UMWA's position be ultimately upheld, the Company would be required to provide retiree health benefits to such beneficiaries after the expiration of the five year period. The estimated present value of this contingent liability, calculated as of December 31, 1998, is approximately $11,600,000.

5. WESTMORELAND ENERGY, INC.

   Westmoreland Energy, Inc., ("WEI"), a wholly owned subsidiary of the Company, holds general and limited partner interests in partnerships which were formed to develop and own cogeneration and other non-regulated independent power plants. Equity interests in these partnerships range from
1.25 percent to 50 percent. WEI has interests in eight operating projects as listed and described in the Project Summary below. The lenders to these partnerships have recourse only against these projects and the income and revenues therefrom. The debt agreements contain various restrictive covenants including restrictions on making cash distributions to the partners, with which the partnerships are in compliance. The type of restrictions on making cash distributions to the partners vary from one project lender to another.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                                                                                          Roanoke
Project          Ft. Drum     Altavista       Hopewell     Southampton     Ft. Lupton     Rensselaer      Valley I
---------------------------------------------------------------------------------------------------------------------
                 Watertown    Altavista       Hopewell     Southampton     Ft. Lupton     Rensselaer       Weldon
Location:        New York      Virginia       Virginia       Virginia       Colorado       New York    North Carolina
---------------------------------------------------------------------------------------------------------------------
Gross Megawatt
Capacity:         55.5 MW       70 MW          70 MW          70 MW          290 MW         81 MW          180 MW
---------------------------------------------------------------------------------------------------------------------
WEI Equity
Ownership:         1.25%        30.0%          30.0%          30.0%          4.49%          50.0%          50.0%
---------------------------------------------------------------------------------------------------------------------
Electricity       Niagara                                                Public Service    Niagara
Purchaser:        Mohawk    Virginia Power Virginia Power Virginia Power  of Colorado       Mohawk     Virginia Power
---------------------------------------------------------------------------------------------------------------------
                               The Lane    Firestone Tire                  Rocky Mtn.                   Patch Rubber
Steam Host:       US Army   Company, Inc.   & Rubber Co.  Hercules, Inc.  Produce, Ltd       BASF         Company
---------------------------------------------------------------------------------------------------------------------
Fuel Type:         Coal          Coal           Coal           Coal       Natural Gas    Natural Gas        Coal
---------------------------------------------------------------------------------------------------------------------
                Cyprus Amax  Westmoreland   United Coal    United Coal   Thermo Fuels,   Western Gas     TECO Coal/
Fuel Supplier:   Coal Co.    Coal Company     Company        Company          Inc.      Marketing, Ltd     CONSOL
---------------------------------------------------------------------------------------------------------------------
Commercial
Operations
Date:              1989          1992           1992           1992           1994           1994           1994
---------------------------------------------------------------------------------------------------------------------
                   Roanoke
Project           Valley II
---------------------------------------------------------------------------------------------------------------------
                    Weldon
Location:       North Carolina
---------------------------------------------------------------------------------------------------------------------
Gross Megawatt
Capacity:           50 MW
---------------------------------------------------------------------------------------------------------------------
WEI Equity
Ownership:          50.0%
---------------------------------------------------------------------------------------------------------------------
Electricity
Purchaser:      Virginia Power
---------------------------------------------------------------------------------------------------------------------
                 Patch Rubber
Steam Host:        Company
---------------------------------------------------------------------------------------------------------------------
Fuel Type:           Coal
---------------------------------------------------------------------------------------------------------------------
                  TECO Coal/
Fuel Supplier:      CONSOL
---------------------------------------------------------------------------------------------------------------------
Commercial
Operations
Date:                1995
---------------------------------------------------------------------------------------------------------------------

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The following is a summary of aggregated financial information for all investments owned by WEI and accounted for under the equity method:

Balance Sheets

                                                           December 31,
                                                         ------------------
                                                           1998      1997
                                                         --------  --------
                                                          (in thousands)
Assets
  Current assets........................................ $127,901  $140,510
  Property, plant and equipment, net....................  599,293   670,090
  Other assets..........................................   50,406    76,238
                                                         --------  --------
  Total assets.......................................... $777,600  $886,838
                                                         ========  ========
Liabilities and equity
  Current liabilities...................................   54,526  $ 50,107
  Long-term debt and other liabilities..................  458,787   648,000
  Equity................................................  264,287   188,731
                                                         --------  --------
  Total liabilities and equity.......................... $777,600  $886,838
                                                         ========  ========
WEI's share of equity................................... $ 63,156  $ 53,803
Capitalized start-up costs..............................      --      1,012
Other, net..............................................     (770)     (663)
                                                         --------  --------
WEI's investment in independent power operations........ $ 62,386  $ 54,152

   The Partnerships and the Company adopted Statement of Position No 98-5, Reporting the Costs of Start-Up Activities as of January 1, 1998. The statement requires companies to expense the costs of start-up activities as incurred. The statement also requires certain previously capitalized start-up costs to be charged to expense at the time of adoption and reported as the cumulative effect of a change in accounting principle. The cumulative effect on WEI's share of earnings of the Partnerships and the recognition of its start-up costs was $9,876,000 and was recorded separately in the Consolidated Statements of Operations.

   The Company's capitalized start-up costs were being amortized straight-line over the term of the power contract for the related project.

Income Statements

                                                     For years ended December
                                                               31,
                                                    ---------------------------
                                                      1998      1997     1996
                                                    --------  -------- --------
                                                          (in thousands)
Revenues........................................... $247,015  $270,887 $271,237
Operating income...................................  128,302   136,226  137,872
                                                    --------  -------- --------
Net income......................................... $252,191  $ 54,423 $ 55,382
                                                    ========  ======== ========
WEI equity in earnings............................. $ 64,465  $ 17,770 $ 15,335
Cumulative effect of change in
 accounting principle..............................   (9,876)      --       --
                                                    --------  -------- --------
WEI's share of earnings............................ $ 54,589  $ 17,770 $ 15,335
                                                    ========  ======== ========

   WEI performs project development and venture and asset management services for the partnerships and has recognized related revenues of $510,000, $531,000, and $499,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Management fees, net of related costs, are recorded as other income when the service is performed.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Southampton Project--WEI owns a 30% general partnership interest in LG&E-Westmoreland Southampton ("Southampton Partnership"), which owns the Southampton Project. The Southampton Project, which was engaged in start-up and testing operations from September 1991 through March 1992, failed to meet Federal Energy Regulatory Commission ("FERC") operating standards for a qualifying facility ("QF") in 1992. The failure was due to three factors: (i) the facility was not dispatched by its power customer, Virginia Electric and Power Company ("Virginia Power"), on a baseload schedule as anticipated, (ii) the facility was engaged in start-up and testing operations during a portion of that year, and (iii) the facility operator mistakenly delivered non-sequential steam to the host over a significant period of time. On February 23, 1994, the Southampton Partnership filed a request with the FERC for a waiver of the FERC's QF operating standard for 1992. Virginia Power intervened in the FERC proceeding, opposed the granting of a waiver, and alleged that its power contract with the Southampton Partnership had been breached due to the failure of the facility to maintain QF status in 1992.

   On July 7, 1994, the FERC issued an order (1) denying the application of the Southampton Partnership for a waiver of the FERC's QF operating standard in 1992 with respect to the Southampton Project and (2) directing the Southampton Partnership to show cause why it should not be required to file rate schedules with the FERC governing its 1992 electricity sales for resale to Virginia Power. In 1994 the Southampton Project established a reserve for the anticipated refund obligations relating to this issue. On August 9, 1994, the Southampton Partnership filed a request for rehearing of FERC's order or, alternatively, a motion for reconsideration.

   On August 1, 1996, FERC entered its decision in the Southampton case. FERC determined that the Partnership's request for reconsideration should be treated as timely filed, but that the Southampton facility was not in complete compliance with the QF requirements for 1992. FERC ordered Southampton to comply with Section 205 for the Federal Power Act ("FPA"), and file, for FERC's review, rates for calendar year 1992 for wholesale power sales to Virginia Power. Otherwise, the Southampton project remains exempt from regulation under the Public Utility Holding Company Act ("PUHCA"), utility laws of Virginia and the other provisions of the FPA. In August 1996, the Partnership filed a motion seeking clarification of the August 1, 1996 order. The Partnership also filed an additional request for rehearing. On May 13, 1998 the FERC entered an Order clarifying its August 1, 1996 decision in the Southampton case. While affirming the requirement to make a refund to Virginia Power, the FERC ruled that Virginia Power must compensate Southampton for every hour in which the unit was available for dispatch, but not actually dispatched. FERC appointed a settlement Judge to assist the parties in evaluating and negotiating a settlement.

   In October, 1998, the Southampton Partnership and Virginia Power entered into a settlement agreement which resolved these issues. The settlement provided for, among other items, payments by the Southampton Partnership to Virginia Power of $1,000,000 annually for the years 1999-2001, followed by a reduction in capacity payments from Virginia Power to the Southampton Partnership of $500,000 for the years 2002-2008. Following 2008, Virginia Power may elect to terminate its power purchases from the Southampton Partnership or continue to receive the $500,000 annual reduction in capacity payments for the remainder of the power purchase agreement. The settlement has been approved by the FERC.

   A limited partner of LG&E-Southampton, L.P. has made a demand on the Southampton Partnership and the related LG&E and Westmoreland entities for reimbursement in the amount of $1,979,000 in connection with its share of the settlement. The Westmoreland entities anticipate making a similar demand against the LG&E entities in the amount of $3,000,000.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   ROVA I Project--WEI owns a 50% partnership interest in Westmoreland-LG&E Partners (the "ROVA Partnership"). The ROVA Partnership's principal customer, Virginia Power contracted to purchase the electricity generated by ROVA I, one of two units included in the ROVA partnership, under a long-term contract. In the second quarter of 1994, that customer disputed the ROVA Partnership's interpretation of the provisions of the contract dealing with the payment of the capacity purchase price when the facility experiences a "forced outage" day. A forced outage day is a day when ROVA I is not able to generate a specified level of electrical output. The ROVA Partnership believes that the customer is required to pay the ROVA Partnership the full capacity purchase price unless forced outage days exceed a contractually stated allowed annual number. The customer asserts that it is not required to do so.

   From May, 1994, through October, 1998, Virginia Power withheld approximately $14,800,000 of these capacity payments during periods of forced outages. To date, the Company has not recognized any revenue on its 50% portion of the capacity payments being withheld by Virginia Power. In October 1994, The ROVA Partnership filed a complaint against Virginia Power seeking damages, contending that Virginia Power breached the Power Purchase Agreement in withholding such payments. In December, 1994, Virginia Power filed a motion to dismiss the complaint and in March, 1995, the court granted this motion. The ROVA Partnership filed an amended complaint in April, 1995. Virginia Power filed another motion to dismiss the complaint and in June 1995, the Circuit Court of the City of Richmond, Virginia denied Virginia Power's motion to dismiss the complaint. In November, 1995, Virginia Power filed with the court a motion for summary judgment, and a hearing on the motion was held in early December, 1995. In late January, 1996, the court denied Virginia Power's motion for summary judgment. Virginia Power filed a second summary judgment motion on March 1, 1996. On March 18, 1996, the Court granted Virginia Power's second summary judgment motion and effectively dismissed the complaint. The ROVA Partnership appealed the Court's decision granting summary judgment to the Virginia Supreme Court. On June 6, 1997 the Virginia Supreme Court reversed the trial court's decision to grant Virginia Power's summary judgment motion and remanded the matter for trial. The case was tried on October 26, 1998. The trial judge requested the parties to submit post trial briefs and on December 2, 1998 entered judgment in the ROVA Partnership's favor for the amount of $14,800,000 plus interest for a total of $19,336,214. On December 21, 1998, Virginia Power posted its appeal bond and on December 29, 1998, noted its appeal of the Court's decision to the Virginia Supreme Court. The Court has not indicated whether it will hear the appeal. Due to the uncertainty of the appeal, the financial statements do not reflect any portion of this judgment.

   Rensselaer--On June 30, 1998, LG&E--Westmoreland Rensselaer ("LWR"), completed the restructuring of the Rensselaer Project under the terms of a Master Restructuring Agreement with Niagara Mohawk. LWR received $157 million in cash as consideration for terminating its original Power Purchase Agreement. After satisfying project finance debt obligations and renegotiating project related contracts for fuel supply and transportation and steam supply, WEI's share of the remaining consideration was approximately $30 million, which it subsequently received. The LWR Partnership also entered into a ten year transition power supply agreement with Niagara Mohawk Power Corporation and retained ownership of the plant. LWR has recently been negotiating the sale of the remaining assets of the Rensselaer Project. The prospective purchaser would acquire the power plant, inventories, environmental permits, and the material operating contracts. The signing of a definitive purchase agreement could occur as early as late February, 1999, with closing of the transaction soon thereafter.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. DOMINION TERMINAL ASSOCIATES

   Westmoreland Terminal Company ("WTC"), a wholly-owned subsidiary of the Company, has a 20% interest in Dominion Terminal Associates ("DTA"), a partnership formed for the construction and operation of a coal-storage and vessel-loading facility in Newport News, Virginia. DTA's annual throughput capacity is 22 million tons, and its ground storage capacity is 1.7 million tons. Each partner is responsible for its share of throughput and expenses at the terminal. Total throughput tons for DTA were 11,511,000, 14,075,000 and 16,440,000 for 1998, 1997 and 1996, respectively. The Company currently leases the terminal's ground storage space and vessel-loading facilities to certain unaffiliated parties who are engaged in the export business and provides related support services.

   The following is a summary of financial information for DTA:

Balance Sheets

                                                               December 31,
                                                             -----------------
                                                               1998     1997
                                                             --------  -------
                                                              (in thousands)
Assets
  Current assets............................................ $  4,816  $ 5,705
  Non-current assets........................................   86,175   89,484
                                                             --------  -------
  Total assets.............................................. $ 90,991  $95,189
                                                             ========  =======
Liabilities and partners' deficit
  Current liabilities....................................... $  1,967  $ 1,760
  Long-term debt and other liabilities......................  115,660  116,109
  Partners' deficit.........................................  (26,636) (22,680)
                                                             --------  -------
  Total liabilities and partners' deficit................... $ 90,991  $95,189
                                                             ========  =======
WTC's share of partners' deficit............................ $(10,586) $(9,667)
DTA Bonds...................................................   26,560   26,560
Goodwill, net of amortization...............................    1,189    1,249
Impairment allowance........................................  (12,164)     --
Other, net..................................................      476      538
                                                             --------  -------
Investment in DTA........................................... $  5,475  $18,680
                                                             ========  =======

   The Company is amortizing the goodwill using the straight-line method over 30 years.

Income Statements

                                                       For the Years ended
                                                          December 31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                         (in thousands)
Contribution from Partners.......................... $15,393  $20,164  $21,354
Total expenses......................................  19,349   22,789   24,294
                                                     -------  -------  -------
Excess of expenses over partners' contributions..... $(3,956) $(2,625) $(2,940)
                                                     =======  =======  =======
Revenues from DTA................................... $ 2,890  $ 4,201  $ 4,640
Company share of DTA costs..........................   2,796    3,321    3,813
                                                     -------  -------  -------
Equity in earnings from DTA......................... $    94  $   880  $   827
                                                     =======  =======  =======

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   WTC and the Company have a joint and several obligation for interest and principal obligations with respect to its share of certain DTA bonds ($26,560,000 principal amount at December 31, 1998 and 1997). These obligations were supported by a letter of credit on which the Company was the ultimate obligor. In 1994, the Company was in violation of certain covenant requirements in connection with the DTA letter of credit. As a result, on June 9, 1994 the DTA letter of credit was drawn. The proceeds of the draw were used to purchase $26,560,000 (par value) of DTA bonds. The Company repaid the amounts drawn under the DTA letter of credit on December 22, 1994. The $26,560,000 of DTA bonds are now owned by WTC and have been accounted for as an increase in the investment in DTA.

   The Company actively markets its 20% share of the terminal's facilities. Accordingly, the Company's equity in earnings (share of losses) from DTA represents the revenue received net of the Company's share of the expenses incurred attributable to the terminal's coal-storage and vessel loading operations.

   The DTA partners have a Throughput and Handling Agreement whereby WTC is committed to fund its proportionate share of DTA's operating expenses and capital expenditures. WTC's total cash funding requirements, were $1,877,000, $2,883,000 and $3,187,000 for 1998, 1997 and 1996, respectively.

   In 1998, the Company recognized a $12,164,000 impairment charge relating to its investment in DTA to reduce its carrying value to its estimated fair value. DTA is dependent upon its customer's coal export business to maintain an acceptable level of throughput. The coal export business has recently experienced a significant decline due to intense competitive pressure from coal suppliers in other nations. At this time the Company does not believe that those competitive pressures will abate in the near term. The fair value assigned to DTA was based on a recently completed sale of a similar nearby terminal.

7. DEBT

   The Company's debt is summarized as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (in thousands)
WRI:
Long term debt subject to compromise........................... $   --  $ 1,607
                                                                ------- -------
Contracts for deed and mortgage notes payable with interest
 rates ranging from 4% to 7%, net of unamortized discount of
 $169,000 in 1998 and $220,000 in 1997, secured by property
 plant and equipment...........................................   1,762     458
                                                                ------- -------
Total debt.....................................................   1,762   2,065
Less current installments (including $122,000 subject to
 compromise in 1997)                                                200     173
                                                                ------- -------
Long-term debt, less current installments...................... $ 1,562 $ 1,892
                                                                ======= =======

   The secured contracts for deed and mortgage notes payable by WRI are secured by land and surface rights with a net book value of $1,444,000 at December 31, 1998.

   All long term debt subject to compromise at December 31, 1997, was brought current on January 4, 1999. On that date all arrearages, with interest, were paid.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Principal payments due on long-term debt, for the next five years and thereafter are as follows:

      Year Ending                                                     Amount
      -----------                                                 --------------
                                                                  (in thousands)
      December 31, 1999..........................................      $200
      December 31, 2000..........................................       220
      December 31, 2001..........................................       241
      December 31, 2002..........................................       265
      December 31, 2003..........................................       291
      After December 31, 2003....................................       545

8. WORKERS' COMPENSATION BENEFITS

   The Company was self-insured for workers' compensation benefits prior to and through December 31, 1995. Beginning in 1996, the Company is covered by third party insurance for new workers' compensation claims and is no longer self-insured. Based on updated actuarial and claims data, $469,000 was credited to earnings in 1998, $753,000 was charged to earnings in 1997 and $1,300,000 was credited to earnings during 1996. The cash payments for workers' compensation benefits were $3,540,000, $3,752,000, and $5,010,000 in 1998, 1997 and 1996, respectively.

   The Company was required to obtain surety bonds in connection with its self-insured workers' compensation plan. The Company's surety bond underwriter required cash collateral for such bonding. As of December 31, 1998 and 1997, $4,140,000 and $6,665,000 respectively, was held in the cash collateral account.

   In connection with its dismissal from bankruptcy, the Company has been engaged in settlement discussions with the Commonwealth of Virginia and the State of West Virginia. Under the settlement with the Commonwealth of Virginia, the Company will post a new bond in the amount of approximately $8,000,000 and resume paying benefits directly. The outcome of these discussions with the State of West Virginia is unknown at this time.

   The workers compensation benefits obligation was classified as a liability subject to compromise in 1997. During the bankruptcy proceedings, workers' compensation claims were paid out of the surety bond cash collateral account.

9. PNEUMOCONIOSIS (BLACK LUNG) BENEFITS

   The Company is self-insured for federal and state pneumoconiosis benefits for current and former employees and has established an independent trust to pay these benefits.

   The following table sets forth the funded status of the Company's obligation:

                                                                December 31,
                                                               ---------------
                                                                1998    1997
                                                               ------- -------
                                                               (in thousands)
Actuarial present value of benefit obligation:
Expected claims from terminated employees..................... $10,726 $11,900
Claimants.....................................................  17,878  17,900
                                                               ------- -------
Total present value of benefit obligation.....................  28,604  29,800
Plan assets at fair value, primarily government-backed
 securities...................................................  39,495  41,500
                                                               ------- -------
Excess of trust assets over pneumoconiosis benefit
 obligation................................................... $10,891 $11,700
                                                               ======= =======

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The discount rate used in determining the accumulated pneumoconiosis benefit as of December 31, 1998 and 1997 was 6.75% and 7.0%, respectively.

   As a result of the closing down of the Company's eastern coal operations (as discussed in Notes 3 and 4) and the termination of all employees eligible for pneumoconiosis benefits, the Company changed its method of accounting for pneumoconiosis benefits during the fourth quarter of 1996, and applied such change retroactively to January 1, 1996. Previously, the Company accrued for the projected costs of pneumoconiosis benefits, on an actuarial basis, over the period which benefits were expected to be paid. Under the newly adopted method of accounting, the Company recognizes all actuarial gains or losses related to the pneumoconiosis benefit obligation in the period in which they occur. The cumulative effect of the change at January 1, 1996, was a credit of $14,372,000. Adoption of this new accounting method decreased net income by $2,562,000 in 1996. Management believes the newly adopted accounting method is preferable since, with the shutdown of its eastern operations, new obligations for pneumoconiosis benefits will not be incurred.

   In 1997 the Company recorded a benefit of $13,015,000 due to a change in the estimated liability for pneumoconiosis benefits, which has been recorded as a component of unusual credits in 1997.

10. POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFITS

 Single-Employer Plans

   The Company and its subsidiaries provide certain health care and life insurance benefits for retired employees and their dependents. Substantially all of the Company's current employees may become eligible for these benefits if certain age and service requirements are met at the time of termination or retirement as specified in the plan agreement. These benefits are provided through self-insured programs. The Company adopted SFAS 106 effective January 1, 1993 and elected to amortize its unrecognized, unfunded accumulated postretirement benefit obligation over a 20-year period.

   The Company maintains three plans subject to FAS 106: the Salaried Plan, the 1993 Wage Agreement Plan, and the 1992 Plan. The Salaried Plan provides certain health and life insurance benefits for salaried retired employees and their dependents. The 1993 Wage Agreement Plan is the plan that resulted from the 1993 Wage Agreement between the Company and the UMWA. That agreement required the Company to establish and provide health care benefits under an individual employer plan for age- and service-eligible employees (and their dependents) who retired during the term of the 1993 Wage Agreement. The 1992 Plan was established as a result of the Coal Act. The Company is required to provide health care benefits for beneficiaries (and their dependents) who were age- and service-eligible to receive benefits under the Coal Act as of February 1, 1993, and who retired before October 1, 1994.

   Prior to 1997, the calculation of the present value of the Company's obligation under the 1993 Wage Agreement assumed that the Company would enter into successor wage agreements to the 1993 Wage Agreement and would thereby continue to provide retiree health benefits to such beneficiaries. During 1997, the Company determined that it would not need to enter into a successor wage agreement. Accordingly, the Company reduced the liability for the 1993 Wage Agreement and recorded a curtailment gain of $14,199,000 in 1997, which has been recorded as a component of unusual credits.

   The UMWA contests the Company's right to terminate benefits at the expiration of the collective bargaining agreement and further asserts that former employees will be entitled to such benefits as they reach age 55. As a condition for not opposing dismissal of the bankruptcy, the UMWA demanded and pursuant to the terms of the Master Agreement discussed in Note 1, the Company agreed to continue

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

to provide benefits to participants of the 1993 Wage Agreement for a period of five years from the dismissal of the bankruptcy. The estimated present value of the Company's obligation to provide these benefits for the five year period was charged to expense in 1998 as an unusual charge. At the expiration of such five year period, the Company is free to initiate litigation contesting its obligation to continue to provide such benefits, and the Company will continue to provide such benefits after the expiration of the five year period until it obtains a ruling from a Court of competent jurisdiction that it is not obligated to provide such benefits. The Company currently expects that it will be necessary to litigate this matter at the conclusion of the five year period. On the advice of counsel, management believes that the Company should prevail in any such litigation, although, as in any litigation, there can be no assurance. Should the UMWA's position be ultimately upheld, the Company would be required to provide retiree health benefits to such beneficiaries after the expiration of the five year period. The estimated present value of this contingent liability, calculated as of December 31, 1998, is approximately $11,600,000.

   The following table sets forth the actuarial present value of postretirement benefit obligations and amounts recognized in the Company's financial statements:

                           Salaried Plan    1993 Wage Agreement       1992 Plan
                           December 31,        December 31,         December 31,
                          ----------------  --------------------  -----------------------
                           1998     1997      1998       1997       1998           1997
                          -------  -------  ---------  ---------  --------       --------
                                             (in thousands)
Assumptions:
Discount rate...........     6.75%    7.00%      6.75%      7.00%     6.75%          7.00%
Change in benefit
 obligation:
Net benefit obligation
 at beginning of year...   10,505    8,592     33,418     48,386   114,406        100,078
Service cost............       57       48        --         --        --             --
Interest cost...........      701      737      2,461      2,250     7,721          7,893
Plan amendments.........      --       --      1 ,865        --        --             --
Actuarial (gain) loss...      148    2,166      1,688     (2,135)   19,997          6,435
Curtailments............      --       --         --     (14,199)      --             --
Gross benefits paid.....     (788)  (1,038)      (725)      (884)      --             --
                          -------  -------  ---------  ---------  --------       --------
                           10,623   10,505     38,707     33,418   142,124        114,406
Change in plan assets:
Employer contributions..      788    1,038        725        884       --             --
Gross benefits paid.....     (788)  (1,038)      (725)      (884)      --             --
                          -------  -------  ---------  ---------  --------       --------
Fair value of plan
 assets at end of year..      --       --         --         --        --             --
Funded status at end of
 year...................  (10,623) (10,505)   (38,707)   (33,418) (142,124)      (114,406)
Unrecognized net
 actuarial (gain) loss..   (3,207)  (3,526)     3,040      1,351    33,492         14,305
Unrecognized prior
 service cost...........      --       --         --         --        --             --
Unrecognized net
 transition obligation
 (asset)................    1,732    1,856        --         --     55,670         59,632
                          -------  -------  ---------  ---------  --------       --------
Net amount recognized at
 end of year (recorded
 as accrued benefit cost
 in the accompanying
 balance sheet).........  (12,098) (12,175)   (35,667)   (32,067)  (52,962)(/1/)  (40,469)
                          =======  =======  =========  =========  ========       ========

(/1/This)includes $16,518,000 classified as Consent judgment payment obligations in the accompanying balance sheet. Refer to Note 12.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES

   The components of net periodic postretirement benefit cost are as follows:

                            Salaried Plan      1993 Wage Agreement            1992 Plan
                             Year ended             Year ended               Year ended
                            December 31,           December 31,             December 31,
                          -------------------  ----------------------  -------------------------
                          1998   1997   1996    1998    1997    1996    1998     1997     1996
                          -----  -----  -----  ------  ------  ------  -------  -------  -------
                                                  (in thousands)
Assumptions:
Discount rate...........   6.75%  7.00%  7.50%   6.75%   7.00%   7.50%    6.75%    7.00%    7.50%
Components of net peri-
 odic benefit cost:
Service cost............  $  56  $  48  $  66  $  --   $  --   $  --   $   --   $   --   $   --
Interest cost...........    701    737    614   2,461   2,250   3,469    7,721    7,893    7,103
Amortization of:
Transition obligation...    124    124    124     --      --      --     3,976    3,976    3,976
Prior service cost......    --     --     --    1,865     --      --       --       --       --
Actuarial (gain) loss...   (170)  (196)  (266)    --      --      109      812      485      199
                          -----  -----  -----  ------  ------  ------  -------  -------  -------
  Total net periodic
   benefit cost.........  $ 711  $ 713  $ 538  $4,326  $2,250  $3,578  $12,509  $12,354  $11,278
                          =====  =====  =====  ======  ======  ======  =======  =======  =======
Sensitivity of retiree
 welfare results:
Effect of a one percent-
 age point
 increase in assumed
 health care cost
 trend..................
--on total service and
 interest cost compo-
 nents..................     44    --     --      444     --      --       903      --       --
--on postretirement ben-
 efit
 obligation.............    428    --     --    6,875     --      --    13,190      --       --
Effect of a one percent-
 age point decrease in
 assumed health care
 cost trend.............
--on total service and
 interest cost compo-
 nents..................    (44)   --     --     (444)    --      --      (903)     --       --
--on postretirement ben-
 efit
 obligation.............   (428)   --     --   (6,875)    --      --   (13,190)     --       --

   Postretirement benefits include medical benefits for retirees and their spouses (and Medicare Part B reimbursement for certain retirees) and retiree life insurance.

   The health care cost trend assumed on covered charges were 6.0%, 6.5%, and 7.0% for 1998, 1997 and 1996, respectively decreasing to an ultimate trend of 5.0% in 2001 and beyond.

   Cash payments for medical and life insurance benefits were $1,452,000, $1,823,000, and $8,929,000 in 1998, 1997 and 1996, respectively.

   All postretirement benefit obligations were liabilities subject to compromise on December 31, 1997.

 Multiemployer Plan

   Until December, 1996, and before the commencement of the Chapter 11 cases for the Debtor Corporations, the Company made payments to the Combined Benefit Plan, which is a multiemployer health plan neither controlled nor administered by the Company. The Combined Benefit Plan is designed to pay benefits to UMWA workers (and dependents) who retired prior to 1976. Prior to

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

February 1993, the amount paid by the Company was based on hours worked or tons processed (depending on the source of the coal) in accordance with the national contract with the UMWA. Beginning February 1993 the Company was required by the Coal Act to make monthly premium payments into the Combined Benefit Plan. These payments were based on the number of beneficiaries assigned to the Company, the Company's UMWA employees who retired prior to 1976 and the Company's pro-rata assigned share of UMWA retirees whose companies are no longer in business. The net present value of the Company's future cash payments is estimated to be $36,200,000. The Company expenses payments to the Combined Benefit Plan when they are made.

   As a result of the bankruptcy, no payments were made during 1998 or 1997. Payments of $2,805,000 were made in 1996. In January, 1999, in accordance with the Master Agreement, the Company made payments totaling $19,408,000 to the Combined Benefit Plan. This payment included $15,715,000 for delinquent premiums, $2,178,000 for interest on those premiums and $1,515,000 for premiums due for the first three months of 1999, discounted at 6%. The delinquent premiums and interest were recognized as expense in 1998. The Company will resume monthly payments to the Combined Benefit Plan beginning in April, 1999.

   All of the postretirement medical and life insurance benefit obligations discussed above were classified as liabilities subject to compromise in 1997.

11. RETIREMENT PLANS

 Defined Benefit Pension Plans

   During 1997, the Company elected to terminate its over-funded non-contributory defined benefit pension plan. Pension income for 1997 included a gain on termination of approximately $1,512,000. Upon termination of the plan, the excess fund assets reverted to the Company. The reversion to the Company was approximately $13,040,000, net of excise taxes payable of $3,135,000. The Company received $12,540,000 of the funds and paid the excise taxes in February, 1998. The remaining $500,000 is being held in escrow to pay any final termination costs related to the plan.

   Simultaneously with the termination of this plan, the Company adopted a new plan that provides for essentially the same benefits as the old plan for current employees. For the purpose of the benefit calculation under the new plan, credited service under the old plan is combined with credited service under the new plan and a benefit amount is calculated. The amount of the accrued benefit under the old plan, calculated as of the old plan termination date, is subtracted to arrive at the benefit amount payable under the new plan.

   Benefits are based on years of service and the employee's average annual compensation for the highest five continuous years of employment as specified in the plan agreement. The Company's funding policy is to contribute annually the minimum amount prescribed, as specified by applicable regulations. Prior service costs and actuarial gains are amortized over plan participants' expected future period of service using the straight-line method.

 Supplemental Executive Retirement Plan

   Effective January 1, 1992, the Company adopted the Westmoreland Coal Company Supplemental Executive Retirement Plan ("SERP"). The SERP is an unfunded non-qualified deferred compensation plan which provides benefits to certain employees that are not eligible under the Company's defined benefit pension plan beyond the maximum limits imposed by the Employee Retirement Income Security Act ("ERISA") and the Internal Revenue Code.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the periods ending December 31, 1998 and 1997 and the amounts recognized in the Company's financial statements for both the defined benefit pension and SERP Plans:

                                   Qualified
                                    Pension
                                   Benefits         SERP Benefits
                                 --------------     --------------
                                  December 31        December 31
                                 --------------     --------------
                                 1998    1997        1998    1997
                                 -----  -------     ------  ------
                                       (in thousands)
Assumptions:
Discount rate..................   6.75%    7.00%      6.75%   7.00%
Expected return on plan
 assets........................   9.00%    9.00%      9.00%   9.00%
Rate of compensation increase..   5.00%    5.00%      5.00%   5.00%
Change in benefit obligation:
Net benefit obligation at
 beginning of year.............  1,429   54,632      1,349   1,266
Service cost...................    183      185         56      59
Interest cost..................     89    3,959         86      86
Actuarial gain.................   (271)     --         (98)    (62)
Settlements....................    --     8,159 /1/    --      --
Gross benefits paid............    (12) (65,506)/2/    --      --
                                 -----  -------     ------  ------
Net benefit obligation at end
 of year.......................  1,418    1,429      1,393   1,349
Change in plan assets:
Fair value of plan assets at
 beginning of year ............  5,225   84,177        --      --
Actual return on plan assets...    273    5,220        --      --
Gross benefits paid............    (11) (84,172)/3/    --      --
                                 -----  -------     ------  ------
Fair value of plan assets at
 end of year...................  5,487    5,225        --      --
Funded status at end of year...  4,069    3,796     (1,393) (1,349)
Unrecognized net actuarial
 gain..........................   (507)    (490)      (563)   (517)
Unrecognized prior service
 cost..........................    222      264        577     693
Unrecognized net transition
 asset.........................    (36)     (42)       --      --
                                 -----  -------     ------  ------
Net amount recognized at end of
 year..........................  3,748    3,528     (1,379) (1,173)
Amounts recognized in the
 accompanying balance sheet
 consist of:
Prepaid benefit cost...........  3,748    3,528        --      --
Accrued benefit cost (included
 in other liabilities) ........    --       --      (1,379) (1,173)
                                 -----  -------     ------  ------
Net amount recognized at end of
 year..........................  3,748    3,528     (1,379) (1,173)
                                 =====  =======     ======  ======

--------
/1 /Represents additional PBO created in order to purchase annuities and pay lump sums ($62,789,000--$54,630,000).
/2 /Represents purchase of annuities, payment of lump sums, and regular monthly payments.
/3 /Represents purchase of annuities, payment of lump sums, regular monthly payments, related expenses, and reversion to Company

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The components of net periodic pension cost (benefit) are as follows:

                         Qualified Pension Benefits     SERP Benefits
                         -----------------------------  ----------------
                                                          Year ended
                           Year ended December 31        December 31
                         -----------------------------  ----------------
                          1998      1997       1996     1998  1997  1996
                         -------- ---------  ---------  ----  ----  ----
                                       (in thousands)
Assumptions:
Discount rate...........    6.75%      7.00%      7.50% 6.75% 7.00% 7.50%
Expected return on plan
 assets.................    9.00%      9.00%      9.00% 9.00% 9.00% 9.00%
Rate of compensation
 increase...............    5.00%      5.00%      5.00% 5.00% 5.00% 5.00%
Components of net
 periodic benefit cost
Service cost............ $   183  $     185  $     267  $ 56  $ 59  $ 59
Interest cost...........      88      3,958      4,103    86    86    79
Expected return on
 assets.................    (491)    (7,393)    (7,370)  --    --    --
Amortization of:
Transition asset........      (6)      (284)      (285)  --    --    --
Prior service cost......      42         42         42   116   116   116
Actuarial gain..........     (36)      (543)      (358)  (52)  (45)  (43)
                         -------  ---------  ---------  ----  ----  ----
Total net periodic
 pension cost
 (benefit).............. $  (220) $  (4,035) $  (3,601) $206  $216  $211
                         =======  =========  =========  ====  ====  ====

   The SERP obligation was a liability subject to compromise at December 31, 1997. The bankruptcy dismissal had no effect on SERP benefits.

 1974 UMWA Pension Plan

   The Company was required under the 1993 Wage Agreement to pay amounts based on hours worked or tons processed (depending on the source of the coal) in the form of contributions to the 1974 UMWA Pension Plan with respect to UMWA represented employees. The 1974 UMWA Pension Plan is neither controlled nor administered by the Company.

   Under the Multiemployer Pension Plan Act ("MPPA"), a company contributing to a multiemployer plan is liable for its share of unfunded vested liabilities upon withdrawal from the plan. In connection with the cessation of mining operations described in Note 4, the Company recorded an estimate of the liability the Company would incur upon withdrawal from the 1974 UMWA Pension plan. The actuarial estimate of this obligation decreased by $6,000,000 in 1996, which was reflected as an unusual credit to earnings in 1996. The 1974 UMWA Pension Plan has not provided the Company with an updated actuarial estimate of the withdrawal liability calculated as of June 30, 1998, the date of the asset valuation the Company believes should be used to determine the actual withdrawal liability, in accordance with the provisions of MPPA. The Company is contesting this withdrawal liability through arbitration. In accordance with MPAA, the Company must amortize this withdrawal liability, with interest, during the arbitration process by making payments of approximately $172,500 per month. These payments are recoverable to the extent the final assessed amount is less than the amounts paid.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

12. CONSENT JUDGMENT AND OTHER DISMISSAL OBLIGATIONS

   On January 4, 1999, pursuant to the consent judgments described in Note 1, the Company paid the Combined Benefit Fund and the 1992 Benefit Plan $17,230,000 and $16,518,000, respectively, plus interest of $5,258,000 for a total of $39,006,000. Included in the amount paid to the Combined Benefit Fund was a prepayment of approximately $1,515,000 for the first quarter of 1999. The Master Agreement also required certain other payments to general pre-petition creditors, the reimbursement of bankruptcy related costs incurred by the Funds and an annual installment to the 1974 UMWA Pension. These amounts were $5,686,000 (including interest), $4,000,000, and $1,606,000 (including interest), respectively. The total amount paid on January 4, 1999, for all obligations was $50,288,000. Of this amount $26,306,000 was charged to expense in 1998. Other than the consent judgment obligations, all remaining dismissal related liabilities are classified at December 31, 1998, as accounts payable and accrued liabilities.

13. INCOME TAXES (BENEFIT)

   As discussed in Note 2, on October 1, 1996, the Company increased its ownership in WRI to 80%, the threshold for including WRI in the Company's consolidated income tax return. WRI filed a separate tax return for the nine months ended September 30, 1996 and the Company was not able to offset the Company's net operating loss carryforwards against WRI's taxable income for that period.

   Income tax expense attributable to income (loss) before income taxes consists of:

                                                              1998  1997  1996
                                                             ------ ---- ------
                                                               (in thousands)
      Federal:
        Current............................................. $3,687 $--  $1,150
        Deferred............................................    --   --    (579)
                                                             ------ ---- ------
                                                              3,687  --     571
      State:
        Current.............................................    100  --       4
        Deferred............................................    --   --     --
                                                             ------ ---- ------
                                                                --   --       4
                                                             ------ ---- ------
      Income tax expense.................................... $3,787 $--  $  575
                                                             ====== ==== ======

   Income tax expense attributable to income (loss) before income taxes differed from the amounts computed by applying the statutory Federal income tax rate of 34% to pretax income (loss) from continuing operations as a result of the following:

                                                       1998    1997    1996
                                                      ------  ------  -------
                                                         (in thousands)
      Computed tax expense (benefit) at statutory
       rate.......................................... $ (939) $9,573  $13,232
      Increase (decrease) in tax expense resulting
       from:
        Percentage depletion.........................   (807)   (402)    (206)
        State income taxes, net......................    --      --       --
      Change in valuation allowance for net deferred
       tax assets ...................................  5,676  (8,657) (12,255)
      Other..........................................   (143)   (514)    (196)
                                                      ------  ------  -------
      Income tax expense (benefit)................... $3,787  $  --   $   575
                                                      ======  ======  =======

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                         1998      1997
                                                       --------  --------
                                                           (in thousands)
Deferred tax assets:
Net operating loss carryforwards...................... $ 38,750  $ 76,484
Alternative minimum tax credit carryforwards..........    3,702       --
Investment tax credit carryforwards...................    2,594     4,500
Capital loss carryforwards............................    1,933       --
DTA impairment........................................    4,136       --
Independent power projects transactions recorded for
 tax purposes.........................................   18,316       --
Deferred income.......................................      117       117
Accruals for the following:
Workers' compensation.................................    7,186     8,028
Postretirement benefit obligation.....................   40,011    28,979
Pneumoconiosis benefits...............................    5,273     4,926
Reorganization expenses...............................    1,776       --
Reclamation costs.....................................    1,506     1,436
Other accruals........................................     (642)   (2,346)
                                                       --------  --------
Total gross deferred assets...........................  124,658   122,124
Less valuation allowance.............................. (111,638) (105,962)
                                                       --------  --------
Net deferred tax assets............................... $ 13,020  $ 16,162
                                                       --------  --------
Deferred tax liabilities:
Plant and equipment, differences due to depreciation
 and amortization..................................... $(12,807) $(13,983)
Prepaid pension cost..................................      --     (1,966)
Advanced royalties, capitalized for financial
 purposes.............................................     (110)     (110)
Unamortized discount on long-term debt for financial
 purposes.............................................     (103)     (103)
                                                       --------  --------
Total gross deferred tax liabilities..................  (13,020)  (16,162)
                                                       --------  --------
Net deferred tax liability............................ $    --   $    --
                                                       ========  ========

   The Company and subsidiaries have available net operating loss carryforwards to reduce future taxable income and investment tax credit carryforwards to offset future taxes payable. Following are the expiration date and amounts of the net operating loss carryforwards for both regular and alternative minimum tax purposes:

                                                                Regular  Minimum
      Expiration Date                                             Tax      Tax
      ---------------                                           -------- -------
                                                                 (in thousands)
      2007..................................................... $  7,409  $--
      2008.....................................................   13,014   --
      2009.....................................................    4,754   --
      2010.....................................................   51,986   --
      after 2011...............................................   36,807
                                                                --------  ----
      Total.................................................... $113,970  $--
                                                                ========  ====

   The Company has investment tax credit carryforwards of $2,594,000 which expire by the year 2000.

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

14. CAPITAL STOCK

   Preferred stock dividends at a rate of 8.5% per annum were paid quarterly from the third quarter of 1992 through the first quarter of 1994. The declaration and payment of preferred stock dividends was suspended in the second quarter of 1994 in connection with extension agreements with the Company's principal lenders. Upon the expiration of these extension agreements, the Company paid a quarterly dividend on April 1, 1995 and July 1, 1995. Pursuant to the requirements of Delaware law, described below, the preferred stock dividend was suspended in the third quarter of 1995 as a result of recognition of losses and the subsequent shareholders' deficit. The seventeen quarterly dividends which are in arrears (dividend payment dates July 1, 1994, October 1, 1994, January 1, 1995, October 1, 1995, January 1, 1996, April 1, 1996, July 1, 1996, October 1, 1996, January 1, 1997, April 1,
1997, July 1, 1997, October 1, 1997, January 1, 1998, April 1, 1998, July 1,
1998, October 1, 1998, and January 1, 1999) amount to $20,772,000 in the aggregate ($36.13 per preferred share or $9.03 per depositary share). Common stock dividends may not be declared until the preferred stock dividends that are in arrears are made current.

   There are statutory restrictions limiting the payment of preferred stock dividends under Delaware law, the state in which the Company is incorporated. Under Delaware law, the Company is permitted to pay preferred stock dividends only: (1) out of surplus, surplus being the amount of shareholders' equity in excess of the par value of the Company's two classes of stock; or (2) in the event there is no surplus, out of net profits for the fiscal year in which a preferred stock dividend is declared (and/or out of net profits from the preceding fiscal year), but only to the extent that shareholders' equity exceeds the par value of the preferred stock ($575,000). The Company had shareholders' equity at September 30, 1998, of $21,845,000.

   As a result of the filing of voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, the Company was prohibited from paying dividends, either common or preferred. The terms of the Master Agreement, including various financial covenants over the next six years, discussed in Note 1 to the Consolidated Financial Statements, further prohibit the payment of dividends, either common or preferred, until after June 30, 1999, in any event.

15. INCENTIVE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLANS

   As of December 31, 1998, the Company had options, stock appreciation rights and restricted stock outstanding from three Incentive Stock Option and Stock Appreciation Rights Plans for employees.

   The plans provide for three types of incentive awards: incentive stock options ("ISOs"), stock appreciation rights ("SARs") and restricted stock. The 1982 and 1985 Plans provide for the granting of ISOs and SARs and the 1995 Plan provides for the granting of ISOs and restricted stock. The 1985 and 1995 Plans also provide for the grant of non-qualified options, if so designated, and contains the terms specified for non-qualified options. A SAR gives the holder the right to receive, without payment to the Company, its "value" in cash. The "value" of an SAR for this purpose will be the excess, if any, of the fair market value of one share of common stock of the Company on the date the right is exercised over the exercise price of the SAR. Restricted stock is an award payable in shares of common stock subject to forfeiture under certain conditions. ISOs granted under the Plans may not have an option price that is less than the fair market value of the stock on the date of grant. ISOs and SARs under the 1982 and 1985 Plans may not be exercised until two years from the date of grant as to 50% of the total number granted and as to the remaining 50% not until three years from the date of grant; the right to exercise ISOs and SARs terminates after eight years from the date of grant. The maximum number of shares of the

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
Company's common stock and SARs that may be issued or granted under the Plans is as follows:

                                                   1982 Plan 1985 Plan 1995 Plan
                                                   --------- --------- ---------
      Shares of common stock......................  200,000   400,000   350,000
                                                    -------   -------   -------
      Stock appreciation rights...................  470,000   940,000       N/A
                                                    -------   -------   -------

   The 1982 Plan expired on January 4, 1992, and the 1985 Plan expired on January 7, 1995. Therefore, no further ISOs or SARs may now be granted from either of those plans. Information for 1998, 1997 and 1996 with respect to the Plans is as follows:

                                                                        Weighted
                                                  Stock       Stock     Average
                         Issue Price  Restricted  Option   Appreciation Exercise
                            Range       Stock     Shares      Rights     Price
                         ------------ ---------- --------  ------------ --------
Outstanding at December
 31, 1995............... $2.63--18.50   5,000     545,899      2,766     $6.89
Expired or forfeited in
 1996................... $2.63--18.50     --      (56,342)       --      $6.93
                         ------------   -----    --------     ------     -----
Outstanding at December
 31, 1996............... $2.63--18.50   5,000     489,557      2,766     $6.88
Expired or forfeited in
 1997................... $2.63--14.50     --     (140,471)    (2,766)    $6.10
                         ------------   -----    --------     ------     -----
Outstanding at December
 31, 1997 and 1998...... $2.63--18.50   5,000     349,086        --      $7.20
                         ============   =====    ========     ======     =====

   On January 26, 1999, 95,000 shares of restricted stock and 95,000 shares of stock options were granted to officers and employees. The options were granted at an exercise price of $4.00 per share and are exercisable upon grant.

   In 1996, the shareholders adopted a stock option plan for directors. The plan provides for the grant of non-qualified stock options to directors. These options give the directors the right to purchase from the Company a specified number of shares of the Company's common stock for a specified price during a specified period. The maximum number of shares of the Company's common stock that may be issued or granted under the plan is 350,000 and the options expire ten years after the date of grant. Options granted pursuant to this plan vest 25% per year over a four year period, so that 25% vest after the first year, another 25% after the second year, another 25% after the third year and the final 25% after the fourth year. Options granted during a director's period of active service continue to vest pursuant to this schedule if a director leaves the board due to reaching retirement age. In the event of a change of control of the Company, any option that was not previously exercisable and vested will become fully exercisable and vested. Information for 1998, 1997 and 1996 with respect to the plan is as follows:

                                                                        Weighted
                                                                 Stock  average
                                                    Issue Price Option  Exercise
                                                       Range    Shares   Price
                                                    ----------- ------- --------
Outstanding at December 31, 1995...................         --      --     --
Granted in 1996.................................... $3.00--3.88 140,000  $3.75
                                                    ----------- -------  -----
Outstanding at December 31, 1996................... $3.00--3.88 140,000  $3.75
Granted in 1997.................................... $      1.00  70,000  $1.00
                                                    ----------- -------  -----
Outstanding at December 31, 1997................... $1.00--3.88 210,000  $2.83
Granted in 1998.................................... $      1.69  70,000  $1.69
                                                    ----------- -------  -----
Outstanding at December 31, 1998................... $1.00--3.88 280,000  $2.55
                                                    =========== =======  =====

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's three stock-based compensation plans been determined on the fair value at the grant dates for awards under those plans consistent with the FASB Statement 123, the Company's net income (loss) and income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                            1998          1997        1996
                                        ------------  ------------ ------------
                                        (in thousands, except per share data)
      Net Income (loss):
        As reported.................... $    (11,436) $     23,268 $    33,455
      Pro forma........................ $    (11,788) $     22,986 $    33,291
      Basic and diluted income (loss)
       per share:
        As reported.................... $      (1.64) $       3.34 $      4.80
        Pro forma...................... $      (1.69) $       3.30 $      4.78

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted:

                               Dividend  Expected  Risk-Free Interest Expected Life
                                Yield   Volatility     Rate Range      (in years)
                               -------- ---------- ------------------ -------------
      Options granted in
       1995...................     0       124%              5.59%           8
      Options granted in
       1996...................     0       138%       6.63%--6.77%           5
      Options granted in
       1997...................     0       681%              6.54%           5
      Options granted in
       1998...................     0       718%              5.64%           5

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


16. BUSINESS SEGMENT INFORMATION

   The Company's operations have been classified into three segments: coal, independent power operations and terminal operations. The coal segment includes the production and sale of coal from the Powder River Basin in eastern Montana. It also includes coal mining operations in the eastern United States which were idled in the third quarter of 1995. The independent power operations includes the ownership of interests in cogeneration and other non-regulated independent power plants. The terminal operation segment consists of the leasing of capacity at Dominion Terminal Associates, a coal storage and vessel loading facility. Summarized financial information by segment for 1998, 1997 and 1996 is as follows:

                                   Independent Terminal            Discontinued
                           Coal       Power    Operation Corporate  Operations   Total
                         --------  ----------- --------- --------- ------------ --------
1998
Revenues................ $ 44,010   $ 64,465    $   94    $   --      $  --     $108,569
Earnings of equity
 investees..............      --      64,465        94        --         --       64,559
Operating income
 (loss).................    1,918     61,805      (985)   (45,666)       --       17,072
Depreciation, depletion
 and
 amortization...........    1,472         39       648        130        --        2,289
DTA impairment charge...      --         --     12,164        --         --       12,164
Interest expense........      270         70         9      5,029        --        5,378
Interest income.........      674      1,917        87        916        --        3,594
Investment in equity
 investees..............      --      62,386     5,475        --         --       67,861
  Total assets..........   61,555    124,617     7,040     22,394        --      215,606
Capital expenditures....    2,935          8       --           2        --        2,945
1997
Revenues................   47,182     17,770       880        --         --       65,832
Earnings of equity
 investees..............      --      17,770       880        --         --       18,650
Operating income
 (loss).................    2,593     15,126      (615)    16,516        --       33,620
Depreciation, depletion
 and
 amortization...........    1,499         96        60         60        139       1,854
Interest expense........      180        113       --          27        --          320
Interest income.........      381        551        68        552        --        1,552
Investment in equity
 investees..............      --      54,152    18,680        --         --       72,832
  Total assets..........   53,420     70,546    20,683     37,348        --      181,997
Capital expenditures....      151          8       --          15        --          174
1996
Revenues................   44,152     15,335       827        --         --       60,314
Earnings of equity
 investees..............      --      15,335       827        --         --       16,162
Operating income
 (loss).................   (1,305)    13,569      (611)   (12,497)       --         (844)
Depreciation, depletion
 and
 amortization...........    1,687        100        73        129        347       2,336
Interest expense........      196         91       --         113        --          400
Interest income.........      168        438        61        788        --        1,455
Investment in equity
 investees..............      --      51,386    19,841        --         --       71,227
  Total assets..........   46,495     53,276    20,636     25,786      7,778     153,971
Capital expenditures....      338         28       --          85        213         664
                         ========   ========    ======    =======     ======    ========

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Reconciliation of operating income to income from continuing operations before income taxes:

                                       Independent Terminal
                               Coal       Power    Operation Corporate   Total
                             --------  ----------- --------- ---------  -------
1998
Operating income............ $  1,918   $ 61,805    $ (985)  $(45,666)  $17,072
Gains on sale of assets.....      --         --        --         475       475
Interest expense............     (270)       (70)       (9)    (5,029)   (5,378)
Interest income.............      674      1,917        87        916     3,594
Minority interest...........     (775)       --        --         --       (775)
Other income................       35        --        --       1,964     1,999
Reorganization costs........      --         --        --      (9,872)   (9,872)
                             --------   --------    ------   --------   -------
Income from continuing
 operations before income
 taxes...................... $  1,582   $ 63,652    $ (907)  $(57,212)  $ 7,115
                             ========   ========    ======   ========   =======
1997
Operating income............ $  2,593   $ 15,126    $ (615)  $ 16,516   $33,620
Gains on sale of assets.....      --         --        --         969       969
Interest expense............     (180)      (113)      --         (27)     (320)
Interest income.............      381        551        68        552     1,552
Minority interest...........   (1,092)       --        --         --     (1,092)
Other income................      128        --        --         585       713
Reorganization costs........      --         --        --      (2,484)   (2,484)
                             --------   --------    ------   --------   -------
Income from continuing
 operations before income
 taxes...................... $  1,830   $ 15,564    $ (547)  $ 16,111   $32,958
                             ========   ========    ======   ========   =======
1996
Operating income............ $ (1,305)  $ 13,569    $ (611)  $(12,497)  $  (844)
Gains on sale of assets.....      --         --        --      24,238    24,238
Interest expense............     (196)       (91)      --        (113)     (400)
Interest income.............      168        438        61        788     1,455
Minority interest...........     (890)       --        --         --       (890)
Other income................       51         14       --       1,971     2,036
Reorganization costs........      --         --        --         --        --
                             --------   --------    ------   --------   -------
Income from continuing
 operations before income
 taxes...................... $ (2,172)  $ 13,930    $ (550)  $ 14,387   $25,595
                             ========   ========    ======   ========   =======

17. COMMITMENTS AND CONTINGENCIES

 Protection of the Environment

   The Company believes its mining operations are in compliance with applicable federal, state and local environmental laws and regulations, including those relating to surface mining and reclamation, and it is the policy of the Company to operate in compliance with such standards. The Company maintains compliance primarily through maintenance and monitoring activities. WRI has an agreement with its mining contractor, Morrison Knudsen Company, Inc. (which owns 20% of the stock of WRI), which determined the Company's maximum liability for reclamation costs associated with final mine

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

closure. It calls for the Company to pay approximately $1,700,000 over a 15 year period which began in December 1990. All remaining liability is that of customers who are obligated to pay final reclamation costs under provisions of their respective coal sales contracts or Morrison Knudsen. In addition, per ton reclamation fees imposed by the Federal Surface Mining Control and Reclamation Act of 1977 (the "Surface Mining Act") amounted to approximately $2,241,000, $2,455,000 and $1,707,000 in 1998, 1997 and 1996, respectively.

   The Company estimates the total cost for the reclamation of its remaining Virginia Division properties is $2,736,000, all of which has been accrued as of December 31, 1998. No assurance can be given that the amount accrued accurately reflects the actual cost of reclamation activities that may be required. Costs incurred to perform reclamation in 1998, 1997, and 1996 amounted to $153,000, $257,000, and $148,000 respectively.

   In the event final reclamation is not performed in accordance with state and federal regulations, the Company has $10,600,000 and $5,434,000 of reclamation bonds in place in Montana and Virginia, respectively, to assure compliance with all applicable regulations.

 Adventure Resources, Inc.

   The Company has both secured and unsecured claims against Adventure Resources, Inc. ("Adventure") in the United States Bankruptcy Court for the Southern District of West Virginia. The secured claims approximate $3,776,000 and are collateralized by first and subordinated liens on certain assets of Adventure. Cash payments of $1,028,000 were received during 1998 and the Company is seeking to recover remaining amounts. As of December 31, 1998, all remaining claims against Adventure have been fully reserved due to the uncertainty of collection.

 Lease Obligations

   The Company leases coal lands from third-parties. Under the terms of these agreements, the Company is subject to minimum annual royalties aggregating $198,000 plus real estate taxes, until the reserves are exhausted.

   WRI has an agreement to lease coal reserves from the Crow Tribe of Indians which is in effect until exhaustion of the underlying reserves. This lease requires annual rentals, recoupable minimum royalty and production royalty payments. The royalty rate varies from 6% of the F.O.B. mine price to a 12.5% rate net of all production-based taxes.

   Royalties and rentals charged to expense under all lease agreements, including those in effect for WRI, amounted to $3,591,000, $3,742,000, and 3,438,000 in 1998, 1997 and 1996, respectively.

   The Company has operating lease commitments expiring at various dates, primarily for real property and equipment. Minimum rental obligations existing under these leases at December 31, 1998 are as follows:

                                                                 (in thousands)
        1999.................................................... $    344
        2000....................................................      251
        2001....................................................      129
        2002....................................................       12

                  WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Long-Term Sales Commitments

   The following table presents total sales tonnage the Company expects to ship under existing long-term contracts for the next five years from the Company's mining operations (all from WRI):

                     Projected Sales Tonnage Under
                  Existing Long-Term Contracts (000s)
                  -----------------------------------
        1999............................................. 6,200
        2000............................................. 3,700
        2001............................................. 3,700
        2002............................................. 3,700
        2003............................................. 3,700

   WRI has also entered into an option agreement with Northern States Power whereby it has agreed to sell up to an additional 200,000,000 tons of coal. As compensation for granting the option, WRI receives 1 1/4 cents, payable quarterly (with applicable price adjustments) for each optioned ton. The option may be exercised at any time in whole or in part through December 31, 2005. If exercised, the sales price will be based on the market price at the time the option is exercised. WRI recorded income totaling $3,171,000, $3,128,000, and $3,067,000 during 1998, 1997 and 1996, respectively, relative to the option agreement. No coal has been delivered under the option agreement.

18. TRANSACTIONS WITH AFFILIATED COMPANIES

   The Company leases coal lands from Penn Virginia Coal Company whose parent company, Penn Virginia Corporation ("Penn Virginia") held a 10.85% voting interest in the Company at December 31, 1996. In January, 1997, Penn Virginia reduced its ownership interest in the Company to an insignificant level and is no longer considered an affiliate. The Company paid no royalties to Penn Virginia for coal sold during 1998 or 1997. Amounts paid to Penn Virginia for royalties on coal was $1,301,000 for the year ended December 31, 1996. In 1996 and 1995 the Company sold certain mineral leases back to Penn Virginia. Refer to Note 3 to the Consolidated Financial Statements for additional information regarding the sale of these leases.

   Westmoreland Resources, Inc., a 80% owned subsidiary, has a coal mining contract with Morrison Knudsen Company, Inc., one of its stockholders. Mining costs incurred under the contract were $22,654,000, $24,295,000, and $16,552,000 in 1998, 1997 and 1996, respectively.

                   WESTMORELAND COAL COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


19. QUARTERLY FINANCIAL DATA (UNAUDITED)

   Summarized quarterly financial data for 1998 and 1997 are as follows:

                                                Three Months Ended
                                        --------------------------------------
                                        March 31  June 30   Sept. 30  Dec. 31
                                        --------  --------  --------  --------
                                          (in thousands except per share
                                                       data)
1998
Revenues..............................  $ 16,962  $ 61,845  $ 15,485  $ 14,277
Costs and expenses....................   (16,198)  (15,342)  (15,226)  (44,731)
                                        --------  --------  --------  --------
Operating income......................       764    46,503       259   (30,454)
Gain (loss) on sale of assets.........       136        51       204        84
Income from continuing operations
 before reorganization items and
 income taxes.........................     2,084    46,221       715   (30,439)
Reorganization items:
 Legal and consulting fees............      (659)     (776)   (1,321)   (7,116)
 Interest expense.....................       --        --        --     (5,188)
 Interest income......................       637       691     1,102     1,164
Income from continuing operations
 before income taxes..................     2,062    46,136       496   (41,579)
Income tax expense....................       --        --       (197)   (3,590)
Cumulative effect of change in
 accounting principle                        --    (9,876)       --        --
Net income (loss).....................     2,062    36,260       299   (45,169)
Less preferred stock dividends in
 arrears..............................    (1,222)   (1,222)   (1,222)   (1,222)
                                        --------  --------  --------  --------
Income (loss) applicable to
 commonshareholders...................  $    840  $ 35,038  $   (923) $(46,391)
                                        ========  ========  ========  ========
Income (loss) per share applicable to
 common shareholders:
 Continuing operations................  $    .12  $   6.45  $   (.13) $  (6.66)
 Cumulative effect of change in
  accounting principle ...............       --      (1.42)      --        --
                                        --------  --------  --------  --------
                                        $    .12  $   5.03  $   (.13) $  (6.66)
                                        ========  ========  ========  ========
Number of common and common equivalent
 shares outstanding (weighted
 average).............................     6,965     6,965     6,965     6,965
                                        ========  ========  ========  ========
1997
Revenues..............................  $ 16,534  $ 16,688  $ 18,994  $ 13,616
Costs and expenses....................   (14,216)  (14,226)  (14,172)   10,402
                                        --------  --------  --------  --------
Operating income......................     2,318     2,462     4,822    24,018
Gain (loss) on sale of assets.........      (905)      732        99     1,043
Income from continuing operations
 before reorganization items and
 income taxes ........................     2,478     3,542     4,978    22,892
Reorganization items:
 Legal and consulting fees............      (750)   (1,034)     (900)      200
 Interest income......................       324       327       403       498
Income from continuing operations
 before income taxes .................     1,880     2,766     4,320    23,992
Loss from discontinued operations.....      (521)   (3,320)     (813)     (148)
Net income (loss).....................     1,359      (554)    3,507    23,844
Less preferred stock dividends in
 arrears..............................    (1,222)   (1,222)   (1,222)   (1,222)
                                        --------  --------  --------  --------
Income (loss) applicable to
 commonshareholders...................  $    137  $ (1,776) $  2,285  $ 22,622
                                        ========  ========  ========  ========
Income (loss) per share applicable to
 common shareholders:
 Continuing operations................       .09       .22       .45      3.27
 Discontinued operations..............      (.07)     (.48)     (.12)     (.02)
                                        --------  --------  --------  --------
                                        $    .02  $   (.26) $    .33  $   3.25
                                        ========  ========  ========  ========
Number of common and common equivalent
 shares outstanding (weighted
 average).............................     6,965     6,965     6,965     6,965
                                        ========  ========  ========  ========

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
Westmoreland Coal Company:

   We have audited the accompanying consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westmoreland Coal Company and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

   As discussed in Notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for start-up costs in 1998 and its method of accounting for pneumoconiosis benefits in 1996.

                                          KPMG LLP

Denver, Colorado
February 18, 1999

   The Letter of Transmittal, depositary receipts for Depositary Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, or trust company to the Depositary at one of its addresses set forth below. Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted from Eligible Institutions only.

                       The Depositary for the Offer is:

                          FIRST CHICAGO TRUST COMPANY
                                  OF NEW YORK

          By Facsimile Transmission (for Eligible Institutions only):
                       (201) 222-4720 or (201) 222-4721

                     Confirm by Telephone: (201) 222-4707

  By Overnight Courier:           By Mail:                    By Hand:
   First Chicago Trust        First Chicago Trust        First Chicago Trust
   Company of New York        Company of New York        Company of New York
   Tenders & Exchanges        Tenders & Exchanges        Tenders & Exchanges
   Suite 4680 14 Wall      Suite 4660 P.O. Box 2569    c/o Securities Transfer
  Street, 8th Floor New     Jersey City, NJ 07303-     and Reporting Services
     York, NY 10005                  2569                 100 William St.,
                                                        Galleria New York, NY
                                                                10038

   Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                           Toll Free (800) 566-9061
                          Call Collect (212) 754-8000

                    Banks and Brokerage Firms Please Call:
                                (800) 662-5200